Exhibit T3C-1

LUCKIN COFFEE INC.

and

THE ENTITIES LISTED ON SCHEDULE I HERETO

as Subsidiary Guarantors

and

THE BANK OF NEW YORK MELLON

as Trustee, Common Security Agent, Paying Agent, Registrar and Transfer Agent

_______________

Senior Secured Indenture

Dated as of [ ], 2022

_______________

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
§ 310(a)	7.11
(b)	7.03(a) and 7.07
§ 311	7.03(a)
§ 312(a)	4.19(e)
(b)	7.09
(c)	7.09
§ 313(a)	4.19(c)
(b)	4.19(c)
(c)	4.19(c)
(d)	4.19(c)
§ 314(a)	4.19(d) and 6.08(a)
(c)	13.03(a)
(e)	13.04
§ 315(a)(1)	7.01(a)(i)
(a)(2)	7.01(a)(ii)
(b)	7.05
(c)	7.01(b)
(d)	7.01(c)
(e)	6.13
§ 316(a) (last sentence)	1.01 (definition of “outstanding”)
(a)(1)	6.05
(b)	6.06
(c)	2.07(c)
§ 317(a)	6.10
(b)	4.01(e)
§318	13.19

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of the Indenture.

TABLE OF CONTENTS

Section 12.06 . Relative Priorities	108
Section 12.07 . Release of Security	109
Section 12.08 . Exculpatory Provisions	110

Article 13
Miscellaneous

EXHIBITS

SCHEDULE I	List of Initial Subsidiary Guarantors
SCHEDULE II	List of Subsidiary Guarantor Pledgors
EXHIBIT A-1	Form of Company Authorization Certificate
EXHIBIT A-2	Form of Subsidiary Guarantor Authorization Certificate
EXHIBIT B	Supplemental Indenture
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Directors’ Letter of Resignation
EXHIBIT E	Form of Appointment Resolution

SENIOR SECURED INDENTURE, dated as of [ ], 2022, among Luckin Coffee Inc., an exempted company incorporated under the laws of Cayman Islands (the “Company” or the “Issuer”), the entities listed in Schedule I hereto collectively as the initial Subsidiary Guarantors, and The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York, as trustee (the “Trustee” as more fully set forth in Section 1.01), the common security agent (the “Common Security Agent”), the paying agent (the “Paying Agent”), the registrar (the “Registrar”) and the transfer agent (the “Transfer Agent”).

RECITALS

WHEREAS, on July 10, 2020, a creditor of the Company filed a winding up petition against the Company in the Grand Court of the Cayman Islands (the “Cayman Court”.

WHEREAS, on July 15, 2020, the Cayman Court ordered Alexander Lawson of Alvarez & Marsal and Wing Sze Tiffany Wong of Alvarez & Marsal be appointed as the joint provisional liquidators (the “Joint Provisional Liquidators”) of the Company to develop and propose a restructuring of the Company’s indebtedness in a manner designed to allow the Company to continue as a going concern (the “Restructuring”).

WHEREAS, on March 16, 2021, the Company entered into a restructuring support agreement (the “RSA”) with holders of a majority (the “Majority Ad Hoc Group”) of Luckin Coffee’s $460 million 0.75% Convertible Senior Notes due 2025 (the “Existing Notes”) and implemented the Restructuring and the RSA through the Noteholder Scheme of Arrangement, which was approved by the requisite majority of creditors on November 30, 2021, and sanctioned by the Cayman Court on December 13, 2021.

WHEREAS, the Company has duly authorized the issue of its senior secured notes in three series (Series A, Series B and Series C) as contemplated by the Restructuring, the RSA and the Noteholder Scheme of Arrangement in accordance with the terms of this Indenture (together, the “Notes”). All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make each series of Notes, when duly issued, executed and delivered by the Company and authenticated by or on behalf of the Trustee, the valid obligations of the Company as hereinafter provided.

WHEREAS, each initial Subsidiary Guarantor has duly authorized the execution and delivery of this Indenture as Subsidiary Guarantor of each series of Notes under this Indenture. All things necessary to make this Indenture a valid agreement of each initial Subsidiary Guarantor, in accordance with its terms, have been done, and each initial Subsidiary Guarantor has done all things necessary to make the Subsidiary Guarantees, when the Notes are executed by the Company and authenticated and delivered by or on behalf of the Trustee and duly issued by the Company, the valid obligations of such initial Subsidiary Guarantor as hereinafter provided.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

Article 1
Definitions and Incorporation by Reference

Section 1.01. Definitions.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary whether or not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Additional Interest” means all amounts, if any, payable pursuant to Section 6.03.

“Affiliate” means, with respect to any Person, any other Person (1) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, whether now or in the future; (2) who is a director or officer of such Person or any Subsidiary of such Person or of any Person referred to in clause (1) of this definition; or (3) who is a spouse or any person cohabiting as a spouse, child, parent, brother, sister, parent-in-law, grandchild, grandparent, uncle, aunt, nephew or niece of a Person described in clause (1) or (2). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” has the meaning assigned to such term in Section 4.14.

“After-Acquired Property” has the meaning assigned to such term in Section 12.01(c).

“Agents” means any Common Security Agent, Registrar, Paying Agent, Transfer Agent or Authenticating Agent, and each of the foregoing is referred to herein as an “Agent”.

“AICPA non-GAAP Standards” means the accounting principles set forth in the Financial Reporting Framework for Small and Medium-Sized Entities developed by the American Institute of Certified Public Accountants, which is a self-contained financial reporting framework not based on GAAP.

“Applicable Accounting Standards” means the accounting standard adopted by the Company, either in accordance with GAAP or AICPA non-GAAP Standards. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with the Applicable Accounting Standards applied on a consistent basis.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any Restricted Subsidiary; or (2) an acquisition by the Company or any Restricted Subsidiary of the property and assets of any Person other than the Company or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary), of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any Restricted Subsidiary.

“Applicable Procedures” means, with respect to any matter at any time relating to a Global Note, the rules, policies and procedures of the Depositary applicable to such matter.

“Appointment Resolution” has the meaning assigned to such term in Section 4.23.

“Asset Sale” means any sale, transfer, conveyance or other disposition (including by way of merger, consolidation or Sale and Leaseback Transaction) of any of its property or assets (including any sale of Capital Stock of a Subsidiary or issuance of Capital Stock of a Restricted Subsidiary) in one transaction or a series of related transactions by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary of any of its property or assets (including any sale of Capital Stock of a Subsidiary or issuance of Capital Stock of a Restricted Subsidiary and any sale, assignment or transfer of the VIE Contracts or any sale, assignment, transfer or dilution of the Company’s or a Restricted Subsidiary’s economic interest in a Variable Interest Entity); provided that “Asset Sale” shall not include:

(1)       sales, transfers or other dispositions of inventory, receivables and other current assets in the ordinary course of business;

(2)       sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 4.06;

(3)       sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof) in any transaction or series of related transactions;

(4)       any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or the Restricted Subsidiaries;

(5)       any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien;

(6)       a transaction covered under Section 5.01;

(7)       a sale, transfer or other disposition to the Company or a Restricted Subsidiary, including, without limitation, an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(8)       sales, transfers or other dispositions of cash or Temporary Cash Investments;

(9)       any transfer, termination, unwinding or other disposition of Hedging Obligations;

(10)       transfers resulting from any casualty or condemnation of property;

(11)        sales, transfers or other dispositions of any Capital Stock or other asset of any Unrestricted Subsidiary;

(12)       sales, transfers or other disposition of Investments in joint ventures to the extent required by or made pursuant to buy/sell arrangements between the joint venture parties; provided that any cash, Temporary Cash Investment or other consideration received, to the extent such disposition is not in connection with any Excluded Transaction, must be applied in compliance with Section 4.13;

(13)       any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business; and

(14)       sales, transfers or other dispositions of any of its property or assets (including any sale of Capital Stock of the Company or a Subsidiary) in connection with any Excluded Transaction.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction, including any period for which such lease has been extended; provided, however, that if such Sale and Leaseback Transaction results in Capitalized Lease Obligations, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Authenticating Agent” refers to a Person engaged to authenticate one or more series of Notes instead of the Trustee.

“Authorization Certificate” has the meaning assigned to such term in Section 2.02(a).

“Authorized Officer” means, with respect to the Company or a Subsidiary Guarantor, as applicable, any one person, officer or director, who, in each case, is authorized to represent the Company or a Subsidiary Guarantor, as the case may be, as designated in the Authorization Certificate furnished to the Trustee.

“Bankruptcy Default” has the meaning assigned to such term in Section 4.05(b)(iii).

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act.

“Board of Directors” means the board of directors elected or appointed by the stockholders of the Company to manage the business of the Company or any committee of such board duly authorized to take the action purported to be taken by such committee.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by the requisite members of the Board of Directors.

“Business Day” means any day which is not a Saturday, Sunday, legal holiday or other day on which banking institutions in the City of New York, Cayman Island, Beijing or Hong Kong (or the place of business of the Paying Agent or in any other place in which payments on the Notes are to be made) are authorized or required by law or governmental regulation to close.

“BVI Security Agreement” means the BVI Security Agreement (as amended, waived, restated, replaced and/or supplemented from time to time) entered into on or prior to the Original Issue Date between the Company and the Common Security Agent.

“Capitalized Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with the Applicable Accounting Standards, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Original Issue Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock, but excluding debt securities convertible into such equity.

“Cayman Court” has the meaning assigned to such term in the Recitals of this Indenture.

“Cayman Security Agreement” means one or more Cayman Security Agreements (as amended, waived, restated, replaced and/or supplemented from time to time) entered into on or prior to the Original Issue Date between the Company and the Common Security Agent.

“Certificated Notes” means any series of Notes, in certificated, registered form, executed and delivered by the Company (and each Subsidiary Guarantor) and authenticated by or on behalf of the Trustee in exchange for the corresponding Global Notes of such series, upon the occurrence of the events set forth in Section 2.04(e).

“Change of Control” means the occurrence of one or more of the following events:

(1)       the merger, amalgamation, consolidation or other business combination of the Company with or into another Person (other than one or more Permitted Holders or one or more of the Company’s wholly-owned Restricted Subsidiaries) or the merger or amalgamation of another Person (other than one or more Permitted Holders or one or more of the Company’s wholly-owned Restricted Subsidiaries) with or into the Company, or the direct or indirect sale, lease, transfer, conveyance, or other disposition, in one or a series of related transactions, of all or substantially all the consolidated assets of the Company and its Subsidiaries, taken as a whole, to another Person (other than one or more Permitted Holders);

(2)       except in connection with transactions described in clause (1) above, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its direct or indirect Wholly Owned Subsidiaries, any Permitted Holders and the employee benefit plans of the Company and its Wholly Owned Subsidiaries, (a) has become the direct or indirect beneficial owner of the shares of the Common Stock representing more than 50% of the voting power of the Common Stock and (b) solely in the event that the Company is then subject to any reporting requirement of Section 13 or 15(d) of the Exchange (otherwise this clause (b) shall be inapplicable), files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such person or group has become, the direct or indirect beneficial owner of the shares of the Common Stock representing more than 50% of the voting power of the Common Stock, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act regardless of whether such a filing has actually been made; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer; or

(3)       individuals who on the Original Issue Date constituted the Board of Directors, together with any new directors whose election or nomination to the Board of Directors was approved by a vote of at least a majority of the directors then still in office who were either directors on the Original Issue Date or whose election or nomination was previously so approved, cease for any reason to constitute a majority of the Board of Directors then in office, provided that any change of the composition of the Board of Directors in connection with or as a result of a Deposit Default or a Repayment Default shall not constitute a Change of Control;

provided that it shall not be a Change of Control if such event has occurred as a result of, or pursuant to, the Restructuring, the Noteholder Scheme of Arrangement, any requirement by the Joint Provisional Liquidators or the terms of any series of Notes. For the avoidance of doubt, any acquisition by any Person of the Voting Stock of the Company pursuant to any Scheme Consideration Equity Financing shall (i) be treated as an event that has occurred as a result of, or pursuant to, the Restructuring, the Noteholder Scheme of Arrangement, any requirement by the Joint Provisional Liquidators or the terms of the Notes and (ii) shall not be treated as an event that would trigger a Change of Control.

“Change of Control Offer” has the meaning assigned to such term in Section 4.12(a).

“Collateral” means all collateral securing, or purported to be securing, directly or indirectly, all the series of Notes, and shall (x) on the date of this Indenture consist of (1) all of the Capital Stock of the Subsidiary Guarantors owned by either the Company or any Subsidiary Guarantor; (2) asset security (fixed charge) over the Pledged Account; (3) asset security (fixed and floating charges, albeit fixed charge shall be effective only upon the occurrence and continuation of an Event of Default) over account no. 676124 1219 held at EFG Bank AG, Cayman Branch, (D) asset security (fixed and floating charges where applicable and as set out below) over account no. 676124 1200 held at EFG Bank AG, Cayman Branch (“EFG JPL Account”); (4) asset security (fixed and floating charges, albeit fixed charge shall be effective only upon the occurrence and continuation of an Event of Default) over account no. 012-875-2-029321-1 held at Bank of China (Hong Kong) Limited; and (5) asset security (fixed and floating charges, albeit fixed charge shall be effective only upon the occurrence and continuation of an event of default) over any Offshore Intercompany Claims and (y) from time to time after the date hereof consist of (1) all of the Capital Stock of any future Subsidiary Guarantors owned by either the Company or any Subsidiary Guarantor, (2) any future Offshore Account and (3) any future Offshore Intercompany Claims; provided that, Collateral shall not include any Excluded Assets.

“Commodity Hedging Agreement” means any commodities swap agreement, commodities cap agreement, commodities floor agreement, commodities futures agreement, commodities option agreement or any other similar agreement or arrangement which may consist of one or more of the foregoing agreements, designed to manage commodities prices and commodities price risk.

“Common Security Agent” means the common security agent with respect to the Notes and Collateral appointed pursuant to Section 12.02 of this Indenture, and its successors and assigns.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding at the date of this Indenture, and includes, without limitation, all series and classes of such common stock or ordinary shares.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor under this Indenture and the Notes pursuant to this Indenture.

“Consolidated Assets” means, with respect to any Restricted Subsidiary at any date of determination, the Company and its Restricted Subsidiaries’ proportionate interest in the total consolidated assets of such Restricted Subsidiary and its Restricted Subsidiaries measured in accordance with the Applicable Accounting Standards as of the last day of the most recent two semi-annual period for which consolidated financial statements of the Company and its Restricted Subsidiaries (which the Company shall use its reasonable best efforts to compile on a timely basis and which may be internal consolidated financial statements) are available.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Person for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(1)       Consolidated Interest Expense;

(2)       income taxes (other than income taxes attributable to extraordinary and non-recurring gains (or losses) or incomes (or expenses)); and

(3)       depreciation expense, amortization expense and all other non-cash items reducing Consolidated Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income (other than accrual of revenue in the ordinary course of business);

all as determined on a consolidated basis for such Person and its Subsidiaries (excluding Unrestricted Subsidiaries) in conformity with the Applicable Accounting Standards; provided that (i) if any Restricted Subsidiary (other than a Variable Interest Entity) is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with the Applicable Accounting Standards by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of the Restricted Subsidiaries; and (ii) if any Restricted Subsidiary is a Variable Interest Entity, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with the Applicable Accounting Standard) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage interest in all service fees or related payments made by such Restricted Subsidiary under its VIE Contract to Persons other than the Company or a Restricted Subsidiary.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum (without duplication) of (1) Consolidated Interest Expense for such period and (2) all cash and non-cash dividends paid, declared, accrued or accumulated during such period on any Disqualified Stock or Preferred Stock of such Person or any of its Restricted Subsidiaries held by Persons other than the Company or any Wholly Owned Restricted Subsidiary, except for dividends payable in the Company’s Capital Stock (other than Disqualified Stock) or paid to the Company or to a Wholly-Owned Restricted Subsidiary.

“Consolidated Interest Expense” means, with respect to any Person for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with the Applicable Accounting Standards for such period of such Person and its Restricted Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent incurred, accrued or payable during such period by such Person and its Restricted Subsidiaries, without duplication, (1) interest expense attributable to Capitalized Lease Obligations, (2) amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (3) the interest portion of any deferred payment obligation, (4) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (5) the net costs associated with Hedging Obligations (including the amortization of fees), (6) interest accruing on Indebtedness of any other Person that is Guaranteed by, or secured by a Lien on any asset of, such Person or any of its Restricted Subsidiaries, only to the extent that such interest has become payable by such Person or its Restricted Subsidiaries, (7) any capitalized interest, (8) non-cash interest payments, and (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust; provided that interest expense attributable to interest on any Indebtedness bearing a floating interest rate will be computed on a pro forma basis as if the rate in effect on the date of determination had been the applicable rate for the entire relevant period.

“Consolidated Liquidity” has the meaning assigned to such term in Section 4.20.

“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with the Applicable Accounting Standards; provided that it shall be adjusted to add back any net after-tax extraordinary and non-recurring losses or expenses (to the extent such losses or expenses are deducted in computing the net income (or loss), provided further that the following items shall be excluded in computing Consolidated Net Income (without duplication):

(1)       the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting except that:

(a)       subject to the exclusion contained in clause (5) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or as service fee or related payments under a VIE Contract (subject, in the case of a dividend or other distribution or service fee or related payments paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(b)       the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent funded with cash or other assets of the Company or Restricted Subsidiaries;

(2)       the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of the Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of the Restricted Subsidiaries;

(3)       the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or service fee or related payments under a VIE Contract made by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter, articles of association or other constitutive document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4)       the cumulative effect of a change in accounting principles;

(5)       any net after tax gains realized on (x) the sale or other disposition of (a) any property or asset of the Company or any Restricted Subsidiary (including dispositions pursuant to any Sale and Leaseback Transaction) that is not sold in the ordinary course of its business or (b) any Capital Stock of any Person (including any gains by the Company or a Restricted Subsidiary realized on sales of Capital Stock of the Company or of any Restricted Subsidiary) or (y) discontinuation of operations;

(6)       any translation gains and losses due solely to fluctuations in currency values and related tax effects; and

(7)       any net after-tax extraordinary or non-recurring gains or incomes.

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly, semiannual or annual consolidated balance sheet of the Company and the Restricted Subsidiaries (which shall not take into account Unrestricted Subsidiaries), plus, to the extent not included, any Preferred Stock of the Company, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of the Restricted Subsidiaries, each item to be determined in conformity with the Applicable Accounting Standards.

“Controlling Noteholders” means Holders of more than 50% of the aggregate principal amount of all the series of the Notes then outstanding.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee is principally administered, which at the date of this Indenture is located at 240 Greenwich Street, New York, NY 10286, USA Attn: Trustee Administration Manager – Luckin Coffee, facsimile number: + 1 212 815 5915, and shall also include a reference to The Bank of New York Mellon, Hong Kong Branch, located at Level 26, Three Pacific Place, 1 Queen’s Road East, Hong Kong, Attn: Global Corporate Trust, facsimile number: +852 2295 3283.

“Credit Facilities” means one or more of the facilities or arrangements with one or more banks, finance companies or other institutional lenders providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables or assets to such institutions or to special purpose entities formed to borrow from such institutions or to issue securities arranged by such institutions against such receivables or assets or the creation of any Liens in respect of such receivables or assets in favor of such institutions or in connection with securitization or similar transactions involving such assets), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder (provided that such increase is permitted under the covenant described under Section 4.05 or (4) otherwise altering the terms and conditions thereof.

“Currency Hedging Agreement” means any currency swap agreement, currency cap agreement, currency floor agreement, currency futures agreement, commodity option agreement or any other similar agreement or arrangement which may consist of one or more of the foregoing agreements, designed to manage currencies and currency risk.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Deficiency” has the meaning assigned to such term in Section 4.18(b).

“Deficiency Funds” has the meaning assigned to such term in Section 4.18(b).

“Deposit Default” has the meaning assigned to such term in the supplemental indenture of a series of Notes.

“Depositary” or “DTC” means, with respect to the Notes of any series issuable or issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depositary by the Company.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to 100 days after the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to 100 days after the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to 100 days after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 100 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.12 and Section 4.13 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to 100 days after the Company’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.12 and Section 4.13.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for U.S. dollars in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the date of determination.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee and the Agents, or another method or system specified by the Trustee and the Agents as available for use in connection with its services hereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Amount”, which shall be used in connection with an Event of Default in accordance with Section 4.18(c), means US$25.0 million minus:

(1)       the aggregate amount of Restructuring Fees that have been paid in the 90 day period prior to the date of such Event of Default;

(2)       the aggregate amount of cash held by the Company and on the date of the Event of Default in any bank accounts located outside PRC over which security has not been granted to the Holders; and

(3)       the aggregate amount or value of any payments, transfers or other transactions made at any time which payment, transfer or other transaction was not permitted by the terms of the Notes; provided that the Controlling Noteholders may agree in writing that all or any portion of this deduction under this clause (3) will not apply.

“Excluded Amount Notice” has the meaning assigned to such term in Section 4.18(c).

“Excluded Assets” means (a) any asset the grant or perfection of a security interest in which would (and only for so long as it would) (i) constitute a violation of a restriction in favor of a third party (other than the Company or any Subsidiary Guarantor Pledgor) or result in the abandonment, invalidation or unenforceability of any right or assets of the Company and/or the relevant Subsidiary Guarantor Pledgor, (ii) result in a breach, termination (or a right of termination) or default under any such contract, instrument, lease, license, permit, agreement or other document (including pursuant to any “change of control” or similar provision) (there being no requirement pursuant to this Indenture or any Security Documentation to obtain any consent in respect thereof from any Person that is not the Company or any Subsidiary Guarantor Pledgor) or (iii) permit any Person (other than the Company or any Subsidiary Guarantor Pledgor) to amend any rights, benefits and/or obligations of the Company and/or the relevant Subsidiary Guarantor Pledgor in respect of such relevant asset or permit such Person to require the Company and/or any Subsidiary Guarantor Pledgor to take any action materially adverse to the interests of the Company and/or such Subsidiary Guarantor Pledgor; provided that, any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default or right to amend or require other actions no longer exists and to the extent severable, the security interest granted under the applicable Security Documentation shall attach immediately to any portion of such general intangible or other right that does not result in any of the consequences specified in clauses (i) through (iii) above, (b) any asset, the grant or perfection of a security interest in which would (and only for so long as it would) (A) require any governmental or regulatory consent, approval, license or authorization (there being no requirement under this Indenture or any Security Documentation to obtain any required governmental or regulatory approval or registration, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute in any applicable jurisdiction), unless such consent, approval, license or authorization has been obtained, (B) be prohibited or restricted by applicable Requirements of Law (including enforceable anti-assignment provisions of applicable Requirements of Law), except, in the case of the foregoing clause (A) and this clause (B), to the extent such prohibition would be rendered ineffective under applicable anti-assignment provisions of the relevant Uniform Commercial Code or other law of any relevant jurisdiction notwithstanding such prohibition, (C) trigger termination of any contract pursuant to a “change of control” or similar provision and is binding on such asset on the Original Issue Date or at the time of its acquisition and not incurred in contemplation thereof or (D) result in material adverse tax consequences to the Company or any Subsidiary Guarantor Pledgor as determined by the Company or such Subsidiary Guarantor Pledgor in good faith and (c) all assets and property other than the Collateral and the proceeds thereof. The Excluded Assets shall not include any proceeds (as defined in the Uniform Commercial Code), substitutions or replacements of Excluded Assets in clause (a) or (b) (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Transactions” means any transaction or series of transactions (x) in connection with the dissolution of the Luckin Coffee Roasting (Xiamen) Ltd., and (y) in connection with the formation of the Luckin Coffee Roasting (Pingnan) Co., Ltd. (瑞幸咖啡烘焙（屏南）有限公司).

“Exclusions” has the meaning assigned to such terms in Section 4.18(c).

“Exempted Subsidiary” means any Restricted Subsidiary organized in any jurisdiction other than the PRC that is prohibited by applicable law or regulation or rule to provide a Subsidiary Guarantee, provided that (x) the Company shall have failed, upon using commercially reasonable efforts, to obtain any required governmental or regulatory approval or registration with respect to such Subsidiary Guarantee, to the extent that such approval or registration is available under any applicable law or regulation and (y) such Restricted Subsidiary shall cease to be an Exempted Subsidiary immediately upon such prohibition ceasing to be in force or apply to such Restricted Subsidiary or upon the Company having obtained such applicable approval or registration.

“Existing Notes” has the meaning assigned to such term in the Recitals of this Indenture.

“Entrusted Loans” means borrowings by a PRC Restricted Subsidiary from a bank that are secured by a pledge of deposits made by another PRC Restricted Subsidiary to the lending bank as security for such borrowings; provided that such borrowings are not reflected on the consolidated balance sheet of the Company.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing unaffiliated buyer under no compulsion to buy, not involving distress or necessity of either party, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Final Maturity Date” means, with respect to any series of Notes, the final maturity date as specified in the supplemental indenture under which such series of Notes is issued.

“First Priority Lien” has the meaning assigned to such term in Section 12.01(b).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Fixed Charge Coverage Ratio” means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner) are available (which may be internal consolidated financial statements) (the “Four Quarter Period”) to (2) the aggregate Consolidated Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A)            pro forma effect shall be given to any Indebtedness Incurred, repaid or redeemed during the period (the “Reference Period”) commencing on and including the first day of the Four Quarter Period and ending on and including the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period), in each case as if such Indebtedness had been Incurred, repaid or redeemed on the first day of such Reference Period; provided that, in the event of any such repayment or redemption, Consolidated EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay or redeem such Indebtedness;

(B)            Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Hedging Agreement applicable to such Indebtedness if such Interest Rate Hedging Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C)            pro forma effect will be given to the creation, designation or redesignation of Restricted Subsidiaries and Unrestricted Subsidiaries as if such creation, designation or redesignation had occurred on the first day of such Reference Period;

(D)            pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(E)            pro forma effect will be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (D) or (E) of this definition requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Future Subsidiary Guarantor” has the meaning assigned to such term in Section 11.09.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

“Global Notes” has the meaning assigned to such term in Section 2.04(b) .

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Indebtedness” has the meaning assigned to such term in Section 4.10.

“Hedging Obligation” of any Person means the obligations of such Person pursuant to any Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement.

“Holder” means the Person in whose name a Note is registered in the Note register.

“Hong Kong Security Agreements” means (1) the Share Charge (as amended, waived, restated, replaced and/or supplemented from time to time) entered into on or prior to the Original Issue Date among the Luckin Coffee Investment Inc., Luckin Coffee International Holdings Inc. and the Common Security Agent; and (2) the Account Charge (as amended, waived, restated, replaced and/or supplemented from time to time) entered into on or prior to the Original Issue Date among the Company and the Common Security Agent.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness and Disqualified Stock of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) the accretion of original issue discount, the accrual of interest or dividend, the payment of interest in the form of additional indebtedness or the payment of dividend in the form of additional shares or Preferred Stock or Disqualified Stock shall not be considered an Incurrence of Indebtedness. The terms “Incurrence”, “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)       all indebtedness of such Person for borrowed money;

(2)       all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)       all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)       all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

(5)       all Capitalized Lease Obligations and Attributable Indebtedness;

(6)       all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(7)       all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)       to the extent not otherwise included in this definition, Hedging Obligations; and

(9)       all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends.

Notwithstanding the foregoing, Indebtedness shall not include any capital commitments, deferred payment obligation, pre-sale receipts, deposits or advances from customers or any similar contingent obligations to refund payments (including any type of deposits received by such Person) to customers (or guarantee thereof) Incurred in the ordinary course of a Permitted Business or any Entrusted Loan; provided that such Indebtedness is not reflected as borrowings on the consolidated balance sheet of the Company and the Restricted Subsidiaries (contingent obligations and commitments referred to in a footnote to financial statements and not otherwise reflected on the balance sheet as borrowings will not be deemed to be reflected on such balance sheet).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided

(1)       that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(2)       that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(3)       that the amount of Indebtedness with respect to any Hedging Obligation shall be (i) zero if Incurred pursuant to Section 4.05(b)(v) or (ii) equal to the net amount payable by such Person if the Commodity Hedging Agreement, Currency Hedging Agreement or Interest Rate Hedging Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person if not Incurred pursuant to Section 4.05(b)(v).

“Indenture ” means this senior secured indenture (including all Exhibits hereto) as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof and shall include the terms of a particular series of Notes established as contemplated by Section 2.04.

“Independent Third Party” means any Person that is not an Affiliate of the Company.

“Instructions” has the meaning assigned to such term in Section 7.02(p).

“Instructing Officers” has the meaning assigned to such term in Section 7.02(p).

“Intercompany Claim” means (i) a claim by the Company against an Offshore Subsidiary in connection with the Indebtedness of such Offshore Subsidiary or (ii) a claim by a Subsidiary of the Company against the Company or an Offshore Subsidiary in connection with the Indebtedness of the Company or such Offshore Subsidiary.

“Interest Payment Date” means, with respect to any series of Notes on which interest will be paid, the Stated Maturity of an installment of interest on such series of Notes.

“Interest Rate Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate future contract, interest rate option agreement or any other similar agreement or arrangement which may consist of one or more of any of the foregoing agreements, designed to manage interest rates and interest rate risk.

“Interest Record Date” means, for the interest payable on any Interest Payment Date on the series of Notes with respect to which interest is payable, the date specified as the interest record date in the supplemental indenture under which such series of Notes is issued.

“Investment” means:

(1)       any direct or indirect advance, loan or other extension of credit to another Person;

(2)       any capital contribution to another Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others);

(3)       any purchase or acquisition of Capital Stock (or options, warrants or other rights to acquire such Capital Stock), Indebtedness, bonds, notes, debentures or other similar instruments or securities issued by another Person; or

(4)       any Guarantee of any obligation of another Person.

For the purposes of the provisions of Sections 4.06 and 4.17, (1) the Company will be deemed to have made an Investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value of the Company’s proportionate interest in the assets (net of the liabilities owed to any Person other than the Company or a Restricted Subsidiary and that are not Guaranteed by the Company or a Restricted Subsidiary) of a Restricted Subsidiary that is designated an Unrestricted Subsidiary calculated as of the time of such designation, (2) the acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person; and (3) any property transferred to or from any Person shall be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors.

“Joint Provisional Liquidators” has the meaning assigned to such term in the preamble.

“Jointly Controlled Entity” means any corporation, association or other business entity primarily engaged in a Permitted Business, of which at least 20% of the voting power of the Voting Stock is owned, directly or indirectly, by the Company or any Restricted Subsidiary and which is treated as a “jointly controlled entity” in accordance with the Applicable Accounting Standards, and such Jointly Controlled Entity’s Subsidiaries.

“Letters of Resignation” has the meaning assigned to such term in Section 4.23.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to create any mortgage, pledge, security interest, lien, charge, easement or encumbrance of any kind).

“Majority Ad Hoc Group” has the meaning assigned to such term in the Recitals of this Indenture.

“Majority Owned” means, with respect to a Person, that another Person has beneficial ownership of more than 50% of the voting power of such Peron’s Voting Stock.

“Material Adverse Effect” has the meaning assigned to such term in Section 4.03.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(1)       with respect to any Asset Sale (other than the issuance or sale of Capital Stock), the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof), as and when received in the form of cash or cash equivalents, and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(a)       brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment banks) related to such Asset Sale;

(b)       taxes paid or estimated in good faith to be payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(c)       payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale (other than as required by Section 4.13);

(d)       appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with the Applicable Accounting Standards and reflected in an Officers’ Certificate delivered to the Trustee; and

(e)       all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or the distribution of proceeds from such Asset Sale; and

(2)       with respect to any Asset Sale consisting of the issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“New Offshore Bank Account” has the meaning assigned to such term in Section 4.18(a).

“New York Pledge Agreement” means the New York Pledge Agreement (as amended, waived, restated, replaced and/or supplemented from time to time) entered into on or prior to the Original Issue Date between Luckin Coffee USA Holdings Inc. and the Common Security Agent.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Noteholder Scheme of Arrangement” means the scheme of arrangement in respect of the Company presented pursuant to Section 86 of the Cayman Islands Companies Law (2021 Revision) to restructure the Existing Notes.

“Notes” has the meaning assigned to such term in the Recitals of this Indenture.

“Offer to Purchase” has the meaning assigned to such term in Section 3.01(a).

“Offer to Purchase Payment Date” has the meaning assigned to such term in Section 3.01(a).

“Officer” means one of the executive officers of the Company or, in the case of a Restricted Subsidiary, one of the directors or officers of such Restricted Subsidiary.

“Officers’ Certificate” means a certificate signed by (1) two Officers of the Company or (2) one Officer of the Company and one of any Assistant Treasurer, any Assistant Secretary, the General Counsel or the Controller of the Company; provided, however, with respect to the Officers’ Certificate required to be delivered by any Subsidiary Guarantor under this Indenture, Officers’ Certificate means a certificate signed by two Officers, unless there is only one Officer in such Subsidiary Guarantor at the time such certificate is required to be delivered, in which case an Officers’ Certificate means a certificate signed by one Officer.

“Offshore Account” means any deposit account maintained by the Company or any Subsidiary Guarantor with any bank or other financial institutions, to the extent such deposit account is not subject to the laws of the PRC.

“Offshore Expense Debt” has the meaning assigned to such term in Section 4.05(b)(xiii).

“Offshore Intercompany Claims” means all present and future loans, claims, book debts and any other indebtedness or monetary claims, whether documented or undocumented, due or owing by (i) the Company to any Offshore Subsidiary and/or (ii) any Offshore Subsidiary or Offshore Subsidiaries to the Company or another Offshore Subsidiary, and all contractual rights, security, guarantees and any other rights of any nature enjoyed or held by the Company or any Offshore Subsidiary in relation to any of them (including, in each case, the right to demand and receive all monies payable to or for its benefit arising therefrom, all other remedies provided for or in respect of any of them or available at law or in equity in relation to any of them, and all other rights, interests and benefits whatever accruing to or for its benefit arising from any of them, including all proceeds therefrom).

“Offshore Intercompany Claims Security Agreement” means the security agreement (as amended, waived, restated, replaced and/or supplemented from time to time) entered into on or prior to the Original Issue Date among the Company, the subsidiary chargors listed thereto and the Common Security Agent.

“Offshore Subsidiary” means a Restricted Subsidiary that is not an Onshore Subsidiary.

“Onshore Subsidiary” means a Restricted Subsidiary organized under the laws of the PRC.

“Opinion of Counsel” means a written opinion addressed to the Trustee from legal counsel, which written opinion is reasonably acceptable to the Trustee.

“Original Issue Date” means the date on which the Notes are originally issued under this Indenture, after all conditions precedent to the effectiveness of the Noteholder Scheme of Arrangement have been satisfied.

“outstanding” when used with respect to the Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1)       Notes theretofore cancelled by the Paying Agent or accepted by the Paying Agent for cancellation;

(2)       Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee (in trust) or any Paying Agent for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor has been made; and

(3)       Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be outstanding because the Company or any Affiliate of the Company holds the Note; provided that in determining whether the Holders of the requisite amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, including with respect to the definition of Controlling Noteholders, Notes owned by the Company or any Affiliate of the Company or beneficially held for the Company or an Affiliate of the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes for which the Trustee has received an Officers’ Certificate from the Company or an Affiliate of the Company evidencing such ownership or beneficial holding shall be so disregarded. Notes so owned or beneficially held that have been pledged in good faith may be regarded as outstanding if the pledgee establishes its right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company or under the direction of the Company or any Affiliate of the Company. Upon any request of the Trustee, the Company shall furnish promptly to the Trustee such Officers’ Certificate from the Company or an Affiliate of the Company evidencing all such ownership or beneficial holding of the Notes by any of the Company or any Affiliate of the Company.

“Paying Agent” means any paying agent with respect to the Notes appointed pursuant to Section 7.10 or Section 4.01(e).

“Payment Date” has the meaning assigned to such term in Section 4.01(a).

“Payment Default” has the meaning assigned to such term in Section 6.01(b).

“Participants” has the meaning assigned to such term in Section 2.04(d).

“Permitted Businesses” means any business which is the same as or ancillary or complementary to or reasonably expected to be related to any of the businesses of the Company and the Restricted Subsidiaries on the Original Issue Date.

“Permitted Guarantee” means, subject to Section 4.10, a Guarantee by the Company or any Restricted Subsidiaries of a Permitted Indebtedness Incurred by the Company or any Restricted Subsidiary, as the case may be; provided that (1) the Company and such Restricted Subsidiary were permitted to Incur such Indebtedness under Section 4.05; (2) (w) any Guarantee by an Offshore Subsidiary of the Indebtedness Incurred pursuant to Section 4.05(b)(iii) or Section 4.05(b)(xvii) shall rank junior to the Subsidiary Guarantees; (x) any Guarantee by any Offshore Subsidiary of the Offshore Expense Debt shall rank junior to or pari passu with the Subsidiary Guarantees; (y) any Guarantee by an Offshore Subsidiary of Permitted Refinancing Indebtedness shall rank junior to the Subsidiary Guarantees if the Indebtedness being refinanced has a Guarantee junior to the Subsidiary Guarantees; and (z) no Guarantee by an Offshore Subsidiary shall be created in connection with the Permitted Refinancing Indebtedness if the Indebtedness being refinanced does not have a Guarantee.

“Permitted Holders” means any or all of the following:

(1)            Centurium Capital Management Ltd. and Joy Capital;

(2)            any Affiliate (other than an Affiliate as defined in clause (2) or clause (3) of the definition of Affiliate) of the Person specified in clauses (1); and

(3)            any Person Majority Owned and controlled, directly or indirectly, by one or more of the Persons specified in clauses (1)and (2).

“Permitted Indebtedness” has the meaning assigned to such term in Section 4.05(b).

“Permitted Investment” means:

(1)            any Investment in the Company or a Restricted Subsidiary that is, directly or indirectly, primarily engaged in a Permitted Business (including the purchase or acquisition of Capital Stock of such Restricted Subsidiary) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary that is primarily engaged in a Permitted Business or will be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary that is, directly or indirectly, primarily engaged in a Permitted Business, provided that the surviving Person in any such merger or consolidation will be the Company or a Restricted Subsidiary or will become a Restricted Subsidiary upon the consummation of any such merger or consolidation ;

(2)            cash or Temporary Cash Investments;

(3)            payroll, travel and similar advances made by an Onshore Subsidiary in the ordinary course of business to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with the Applicable Accounting Standards;

(4)            stock, obligations or securities received in satisfaction of judgments;

(5)            an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6)            any Investment pursuant to a Hedging Obligation designed to reduce or manage the exposure of the Company or any Restricted Subsidiary against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

(7)            receivables, trade credits or other current assets owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(8)            deposits made in order to secure the performance of the Company or any of its Restricted Subsidiaries and prepayments made in connection with the acquisition of real property or land use rights or personal property (including without limitation, Capital Stock) by the Company or any of its Restricted Subsidiaries (including, without limitation, by way of acquisition of Capital Stock of a Person), in each case in the ordinary course of business;

(9)            pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens”;

(10)            loans or advances by any Onshore Subsidiary to vendors, contractors, suppliers or distributors, including advance payments for equipment and machinery made to the manufacturer thereof, of any Onshore Subsidiary in the ordinary course of business and dischargeable in accordance with customary trade terms;

(11)            Investments (including binding commitments to make Investments) in existence on the Original Issue Date;

(12)            deposits made in order to comply with statutory or regulatory obligations to maintain deposits for workers’ compensation claims, welfares and social benefits and other purposes specified by statute or regulation from time to time in the ordinary course of business of the Company or any Restricted Subsidiary;

(13)            Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contracts;

(14)            Investments in securities of trade creditors or trade debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or trade debtor;

(15)            Investments in any joint venture that is Majority Owned by the Company or any Restricted Subsidiary;

(16)            Guarantees permitted under Section 4.05;

(17)            repurchases or redemption of any series of Notes hereof; and

(18)            Investments made by the Company or any Restricted Subsidiary to the extent that the portion of such Investment consists solely of the Capital Stock of the Company in connection with acquisition of assets, Capital Stock or other securities by the Company or such Restricted Subsidiary.

“Permitted Liens” means:

(1)            Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with the Applicable Accounting Standards shall have been made;

(2)            statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other similar Liens (including retention of title) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with the Applicable Accounting Standards shall have been made;

(3)            Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds, warranty, product liability and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(4)            leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and the Restricted Subsidiaries, taken as a whole;

(5)            Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person (i) becomes a Restricted Subsidiary or (ii) is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets of such Person (if such Person becomes a Restricted Subsidiary) or the property or assets acquired by the Company or such Restricted Subsidiary (if such Person is merged with or into or consolidated with the Company or such Restricted Subsidiary); provided further that such Liens were not created in contemplation of or in connection with the transactions or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(6)            Liens in favor of the Company or any Restricted Subsidiary, provided that any such Lien shall not result in a violation by the Company or any Restricted Subsidiary of the Subordination Provisions;

(7)            Liens arising from attachment or the rendering of a final judgment or order against the Company or any Restricted Subsidiary that do not give rise to an Event of Default;

(8)            Liens securing reimbursement obligations with respect to letters of credit, trade guarantees, performance and surety bonds and completion guarantees and similar instruments that encumber documents and other property relating to such instruments and the products and proceeds thereof or liens in favor of any bank or financial institution having a right of setoff, revocation, refund or chargeback or similar rights or remedies with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank or financial institution;

(9)            Liens existing on the Original Issue Date;

(10)            Liens securing Hedging Obligations permitted to be Incurred under Section 4.05(b)(v), provided that (i) Indebtedness relating to any such Hedging Obligation is, and is permitted under the covenant described under Section 4.07 to be, secured by a Lien on the same property securing such Hedging Obligation or (ii) such Liens are encumbering customary initial deposits or margin deposits or are otherwise within the general parameters customary in the industry and incurred in the ordinary course of business or (iii) such Liens secure obligations set forth under Interest Rate Hedging Agreements designed to reduce or manage interest expenses;

(11)            Liens securing Attributable Indebtedness that is permitted to be Incurred under this Indenture;

(12)            Liens securing the Capitalized Lease Obligation or purchase money obligation permitted to be Incurred under this Indenture; provided, however, that the Liens do not extend to any property or assets other than those acquired, improved, constructed, leased or financed pursuant to such Capitalized Lease Obligation or purchase money obligation (including the improvements, accessions, proceeds, products, dividends and distributions in respect thereof);

(13)            easements, rights-of-way, municipal and zoning ordinances or other restrictions as to the use of properties in favor of governmental agencies or utility companies that do not, individually or in the aggregate, materially adversely affect the value of such properties or materially interfere with or impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

(14)            any interest or title of a lessor in the property subject to any operating lease;

(15)            Liens on deposits made in order to comply with statutory obligations to maintain deposits for workers’ compensation claims and other purposes specified by statute made in the ordinary course of business and not securing Indebtedness of the Company or any Restricted Subsidiary;

(16)            Liens on deposits securing trade letters of credit (and reimbursement obligations relating thereto) incurred in the ordinary course;

(17)            Liens on the Capital Stock of the Person that is to be acquired under the relevant Staged Acquisition Agreement securing Indebtedness permitted to be Incurred under Section 4.05(b)(xv);

(18)            Liens arising solely by virtue of any statutory or common law provisions relating to banks’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(19)            Liens under or contemplated by the any Security Documentation;

(20)            Liens on the Capital Stock of any (x) Person that is not a Restricted Subsidiary solely to secure Indebtedness of such Person; or (y) non-Wholly Owned Subsidiary or joint venture in the form of a transfer restriction, purchase option, call or similar right of a third party joint venture partner; and

(21)            Liens Incurred or deposits made to secure Entrusted Loans;

(22)            Liens securing any other Indebtedness permitted to be Incurred under Section 4.05(b), provided that:

(A)       Liens securing Indebtedness which is Incurred to refinance Indebtedness which is permitted to be Incurred under Section 4.05(b)(iv) shall be junior to any Lien securing the Notes if the Indebtedness being refinanced was secured by a Lien junior to the Lien securing the Notes;

(B)       no such Lien shall be Incurred in connection with refinancing of any unsecured Indebtedness;

(C)       no such Lien shall result in a violation by the Company or any Restricted Subsidiary of the Subordination Provisions;

(D)       no Lien shall be created on any Collateral with respect to any Permitted Indebtedness of the Company or an Offshore Subsidiary;

(E)       any Lien created with respect to any Indebtedness Incurred under Section 4.05(b)(xvii) that is junior to the Notes or any Subsidiary Guarantee, as applicable, shall be subject to the intercreditor provisions with substantially similar effect to the following: (i) no holders of such Indebtedness shall exercise remedies such holders are entitled to under the applicable laws and relevant agreements (including but not limited to taking the steps to enforce, or require enforcement of the relevant Liens) if Holders of the Notes have exercised remedies in accordance with the Security Documentation; (ii) if the Holders of Notes have not exercised remedies and 180 days have passed after the later of (x)] the occurrence of an Event of Default, in which the Holders of Notes have not provided a waiver or forbearance and (y) the date of notice by holders of such Indebtedness to the Holders of the Notes requesting the exercise of remedies, then holders of such Indebtedness may exercise remedies if no bankruptcy proceeding is pending with respect to the Company; (iii) no holders of such Indebtedness shall object to any foreclosure or enforcement proceeding or action brought by the Holders of the Notes; (iv) no holders of such Indebtedness shall challenge or contest the validity, perfection, priority, or enforceability of any Liens securing the Notes; (v) if the Company and/or any of its Restricted Subsidiaries shall become subject to a case under the Title 11 of the United States Bankruptcy Code, no holders of such Indebtedness shall (x) provide or propose financing (“DIP Financing”) under Section 364 of the Title 11 of the United States Bankruptcy Code or any equivalent provision of any other Bankruptcy Law unless the Holders (or an agent on behalf of the Holders) have not offered to provide commercially reasonable DIP Financing and the DIP Financing is not secured by Liens on the Collateral that are senior or pari passu to the Liens securing the Notes or (y) credit bid in respect of such Indebtedness for the Collateral unless the net cash proceeds of such bid are sufficient to cause the discharge of all of the obligations under the Notes and such discharge of all of the obligations under the Notes occurs immediately upon the consummation of such transaction; and (vi) no holders of such Indebtedness shall object to the use by the Company or any of its Restricted Subsidiaries of DIP Financing or similar financing from the Holders (or an agent on behalf of the Holders) or to credit bidding by the Holders (or an agent on behalf of the Holders) under the Notes;

(23)            Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with importation or exportation of goods in the ordinary course of business;

(24)            retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller, in each case in the ordinary course of business; and

(25)            Liens with respect to licenses or leases or subleases as licensor, lessor or sublessor of any of the Company’s or its Restricted Subsidiaries property, including intellectual property, in the ordinary course of business, provided that with respect to the Collateral, “Permitted Liens” shall refer only to Liens described in clauses (1), (2) and (19) of this definition of “Permitted Liens”.

“Permitted Refinancing Indebtedness” has the meaning assigned to such term in Section 4.05(b)(iv).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledged Account” has the meaning assigned to such term in the supplemental indenture of a series of Notes.

“PRC” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau and Taiwan.

“PRC Non-Guarantor Subsidiaries” has the meaning assigned to such term in Section 11.09(a).

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principal Office” means the office of the Paying Agent and Transfer Agent at which the business of the Paying Agent and Transfer Agent is principally administered, which at the date of this Indenture is located at 240 Greenwich Street, New York, NY 10286, USA Attn: Trustee Administration Manager – Luckin Coffee, facsimile number: + 1 212 815 5915, and shall also include a reference to The Bank of New York Mellon, Hong Kong Branch, located at Level 26, Three Pacific Place, 1 Queen’s Road East, Hong Kong, Attn: Global Corporate Trust, facsimile number: +852 2295 3283, and under all circumstances shall be located in the United States of America or the Cayman Islands.

“principal” of any Indebtedness means the principal amount of such Indebtedness (or if such Indebtedness was issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness), together with, unless the context otherwise indicates, any premium then payable on such Indebtedness.

“Proceeds” has the meaning assigned to such term in Section 12.06.

“Register” has the meaning assigned to such term in Section 2.05.

“Registrar” has the meaning assigned to such term in Section 2.05.

“Related Persons” has the meaning assigned to such term in Section 12.02(a).

“Remaining Equity Amount” has the meaning assigned to such term in Section 4.09(c).

“Repayment Default” has the meaning assigned to such term in the supplemental indenture of a series of Notes.

“Replacement Assets” means properties and assets (other than current assets), including any shares of Capital Stock in a Person holding such properties or assets that is primarily engaged in a Permitted Business which becomes a Restricted Subsidiary after such acquisition, that will be used in the Permitted Businesses.

“Responsible Officer” means, when used with respect to the Trustee, any managing director, vice president, trust associate, relationship manager, transaction manager, client service manager, any trust officer or any other officer located at the Corporate Trust Office who customarily performs functions similar to those performed by any persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and in each such case, who shall have direct responsibility for the day to day administration of this Indenture.

“Requirements of Law” means as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Applicable Law (as defined in Section 4.01(f) hereof) applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Restricted Payments” has the meaning assigned to such term in Section 4.06.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Restructuring” has the meaning assigned to such term in the Recitals of this Indenture.

“Restructuring Fees” means fees and expenses relating to (i) the Company’s suppliers, service providers and any other related payments in the ordinary course of business; (ii) salaries to the independent non-executive directors and officers of the Company and any other related payments in the ordinary course of business; and (iii) any and all fees and expenses incurred by the Company, including the payment by the Company of the professional fees and expenses of the holders of the Existing Notes and the Holders of the Notes, the Trustee and the Common Security Agent, in connection with or in preparation for any legal proceeding or other procedure or step in relation to a provisional liquidation, liquidation, reorganization, bankruptcy or other restructuring, liquidation or similar process or proceeding of or in relation to the Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement (whether in a single transaction or series of related transactions) relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Company or any Restricted Subsidiary transfers such property to another Person and any of the Company or any Restricted Subsidiary leases it from such Person.

“SAFE” means the State Administration of Foreign Exchange in the PRC and its local counterparts.

“Scheme Consideration Equity Financing” means an issuance of Voting Stock by the Company, some or all of the Net Proceeds of which shall be used to satisfy the Cash Consideration (as defined under the Noteholder Scheme of Arrangement).

“Scheme Supervisors” means the Scheme Supervisors appointed pursuant to the Noteholder Scheme of Arrangement, the Second Scheme (if applicable) and/or the Scheme Supervisor Protocol.

“Scheme Supervisor Protocol” means the Scheme Supervisor Protocol (Cause No.: FSD 276 2021 (ASCJ)) dated as of December 23, 2021 by and among the Company, Joint Provisional Liquidators and the Majority Consenting Noteholders (as defined in the RSA).

“Second Scheme” means any scheme of arrangement presented pursuant to Section 86 of the Cayman Islands Companies Law (2021 Revision) to restructure, compromise, or settle any Shareholder Claims.

“Secured Parties” means the Holders, the Common Security Agent and the Trustee.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreements” means the collectively, the Cayman Security Agreements, the BVI Security Agreement, the Hong Kong Security Agreements, the New York Pledge Agreement and the Offshore Intercompany Claims Security Agreement.

“Security Documentation” means collectively, the Security Agreements and any other agreements or instruments that may evidence or create any security interest in favor of the Secured Parties in any or all of the Collateral.

“Shareholder Litigation Settlement” means (a) that certain settlement with the lead plaintiffs in the provisionally certified class action In re Luckin Coffee Inc. Securities Litigation, Case No.1:20-cv-01293-JPC-JLC (SDNY) (the “Class Action”), consistent with Stipulation and Agreement of Settlement entered in on October 20, 2021 (the “Shareholder Class Settlement”), to fully resolve all claims that have been or could be filed on behalf of a class of purchasers of the Company’s ADS between May 17, 2019 through July 15, 2020 and/or (b) any other settlement of claims that have been or could have been filed by or on behalf of purchasers of the Company’s ADS arising out of or related to any of the facts and circumstances asserted in the Class Action (the “Shareholder Claims”), that is approved by the Joint Provisional Liquidators or the Scheme Supervisors (if applicable).

“Significant Restricted Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” using the definition specified in Article 1, Rule 1-02(w) of the Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date; provided that each of the Variable Interest Entities and VIE Subsidiaries will be deemed to be a “Subsidiary” for purposes of the definition thereof; provided, further, that, in the case of a Subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a “significant subsidiary” unless the subsidiary’s income (or loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any noncontrolling interests for the last completed fiscal year prior to the date of such determination exceeds $10.0 million.

“Specified Notes” has the meaning assigned to such term in the supplemental indenture under which a series of Notes is issued.

“Staged Acquisition Agreement” means an agreement between the Company or a Restricted Subsidiary and an Independent Third Party (x) pursuant to which the Company or such Restricted Subsidiary agrees to acquire 50% or more of the Capital Stock of a Person for a consideration that is not more than the Fair Market Value of such Capital Stock of such Person at the time the Company or such Restricted Subsidiary enters into such agreement and (y) which provides that the payment of the purchase price for such Capital Stock is made in more than one installment over a period of time; provided that such Person is either a Restricted Subsidiary or will become a Restricted Subsidiary upon completion of the transactions under such Staged Acquisition Agreement.

“Stated Maturity” means, (1) with respect to any Indebtedness, the date specified in such debt security as the fixed date on which the final installment of principal of such Indebtedness is due and payable as set forth in the documentation governing such Indebtedness and (2) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated or junior in right of payment to the Notes or to any Subsidiary Guarantee, as applicable, pursuant to a written agreement to such effect.

“Subordination Provisions” has the meaning assigned to such terms in Section 4.05(b)(iii).

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity (i) of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or (ii) of which 50% or less of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and in each case which is “controlled” and consolidated by such Person in accordance with the Applicable Accounting Standard; provided, however, that with respect to clause (ii), the occurrence of any event (other than the issuance or sale of Capital Stock) as a result of which such corporation, association or other business entity ceases to be “controlled” by such Person under the applicable Accounting Standard and to constitute a Subsidiary of such Person shall be deemed to be a designation of such corporation, association or other business entity as an Unrestricted Subsidiary by such Person and be subject to the requirements under Section 4.17(a). Each Variable Interest Entity and each VIE Subsidiary will be considered a Subsidiary of the Company.

“Subsidiary Guarantee” means any Guarantee of the obligations of the Company under this Indenture and the Notes by any Subsidiary Guarantor.

“Subsidiary Guarantor” means the initial Subsidiary Guarantors named in Schedule I hereto and any future Restricted Subsidiary that will Guarantee the obligations of the Company under this Indenture and the Notes pursuant to Section 11.09; for the avoidance of double, all of the existing and future direct and indirect Restricted Subsidiaries of the Company, other than (i) any Onshore Subsidiary and (ii) any Exempted Subsidiary so long as it is an Exempted Subsidiary, shall be “Subsidiary Guarantors”; provided that “Subsidiary Guarantor” does not include any Person whose Subsidiary Guarantee has been released in accordance with this Indenture and the Notes.

“Subsidiary Guarantor Pledgors” means the initial Subsidiary Guarantors named in Schedule II hereto, which lists each Subsidiary of the Company that owns any Capital Stock in any Subsidiary Guarantor as of the date hereof, and any future Restricted Subsidiary that will own Capital Stock in any Subsidiary Guarantor.

“Surviving Person” has the meaning assigned to such term in Section 5.01(a).

“Temporary Cash Investment” means any of the following:

(1)            direct obligations of the United States of America, any state of the European Economic Area, the United Kingdom, Hong Kong, the PRC or any agency of any of the foregoing or obligations fully and unconditionally Guaranteed by the United States of America, any state of the European Economic Area, the United Kingdom, Hong Kong, the PRC or any agency of any of the foregoing, in each case maturing within one year;

(2)            demand or time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, any state of the European Economic Area, the United Kingdom, Cayman Islands, Hong Kong or the PRC and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$250.0 million (or the Dollar Equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act);

(3)            repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4)            commercial paper, maturing not more than 180 days after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P or Fitch;

(5)            securities maturing within one year of the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P, Moody’s or Fitch;

(6)            any money market fund that has at least 95.0% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(7)            demand or time deposit accounts, certificates of deposit, overnight or call deposits and money market deposits with (i) any bank, trust company or other financial institution organized under the laws of the PRC, Hong Kong, Cayman Islands or anywhere the Company or any Restricted Subsidiary conducts business operation; and

(8)            structured deposit products with any bank or financial institution organized under the laws of the PRC, Hong Kong, Cayman Islands or anywhere the Company or any Restricted Subsidiary conducts business operations if held to maturity (which shall not be more than one year) and can be withdrawn at any time with no more than six months’ notice.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Transfer Agent” means the transfer agent with respect to the Notes appointed pursuant to Section 7.10.

“Trustee” means the party named as such in the first paragraph of this Indenture or any successor trustee under this Indenture pursuant to Article 7.

“Trustee Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company with respect to which the Company owns directly or indirectly equal to or less than 50% of its Voting Stock and does not have the power to control or consolidate in accordance with the Applicable Accounting Standards (2) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided in Section 4.17, (3) Luckin Coffee Roasting (Pingnan) Co., Ltd. (瑞幸咖啡烘焙（屏南）有限公司) (which shall be established by the Company pursuant to a new joint venture) and (4) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Variable Interest Entity” means any variable interest entity that the Company is required to consolidate at any time pursuant to the GAAP. Such term shall not include any VIE Subsidiary.

“VIE Contract” means, with respect to any Variable Interest Entity, contractual arrangements that requires the Company to consolidate such Variable Interest Entity for financial reporting purposes pursuant to the GAAP by virtue of enabling the Company to (1) have power to direct the activities that most significantly affect the economic performance of the Variable Interest Entity, and (2) receive the economic benefits of the Variable Interest Entity that could be significant to the Variable Interest Entity.

“VIE Subsidiary” means any Subsidiary of a Variable Interest Entity.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Restricted Subsidiary, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by the Company or one or more Wholly Owned Subsidiaries of the Company.

“Xiamen Headquarter Transaction” means one or a series of financing or refinancing transactions in connection with the Company’s headquarter in Xiamen, China.

Section 1.02. Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided,

(a)            an accounting term not otherwise defined has the meaning assigned to it in accordance with the Applicable Accounting Standard;

(b)            “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(c)            all references to any Person include the successors and permitted assigns of that Person;

(d)            all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated;

(e)            references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended, modified or supplemented from time to time (or to successor statutes and regulations;

(f)            Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.03. Unless the context otherwise requires, any express mention of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made;

(g)            “including” means including without limitation; and

(h)            “will” shall be interpreted to express a command.

Article 2
Issue, Execution, Form and Registration of Notes

Section 2.01. Authentication and Delivery of Notes and Subsidiary Guarantees. Upon the execution and delivery of this Indenture, or from time to time thereafter upon the execution and delivery of a supplemental indenture, Notes may be executed and delivered by the Company, with the Subsidiary Guarantees endorsed thereon by the Subsidiary Guarantors, in such aggregate principal amount outstanding of not more than the aggregate principal amount as specified in the supplemental indenture of such series of Notes, to the Trustee or an Authenticating Agent for authentication, accompanied by an Officers’ Certificate of the Company directing such authentication and specifying the amount of Notes (with the Subsidiary Guarantees endorsed thereon) to be authenticated, the applicable rate at which interest (if any) will accrue on such Notes, the date on which the original issuance of such series of Notes (with the Subsidiary Guarantees endorsed thereon) is to be authenticated, the date from which interest (if any) will begin to accrue, the date or dates on which interest (if any) on such Notes will be payable and the date on which the principal of such Notes will be payable and other terms relating to such Notes and the Subsidiary Guarantees. The Trustee or an Authenticating Agent shall thereupon authenticate and deliver such Notes (with the Subsidiary Guarantees endorsed thereon) to or upon the written order of the Company (as set forth in such Officers’ Certificate) signed by two Authorized Officers.

The Trustee and the Authenticating Agent shall have the right to decline to authenticate and deliver any Notes under this Section 2.01 (a) unless and until it receives from the Company an Officers’ Certificate instructing it to so authenticate and deliver such Notes and, if requested by the Trustee, an Officers’ Certificate and an Opinion of Counsel in accordance with Sections 13.03 and 13.04 hereof, and, in such Opinion of Counsel, including a statement that the Notes, when authenticated and delivered by the Trustee, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to customary exceptions; (b) if the Trustee reasonably determines that such action may not lawfully be taken; or (c) if the Trustee reasonably determines that such action would expose the Trustee or the Authenticating Agent to personal liability, unless indemnity and/or security and/or pre-funding satisfactory to the Trustee or the Authenticating Agent, as applicable, against such liability is provided to the Trustee and the Authenticating Agent.

Section 2.02. Execution of Notes and Subsidiary Guarantees(a). (a) The Notes shall be executed by or on behalf of the Company by the signature of an Authorized Officer of the Company. Each of the Subsidiary Guarantors shall execute the Subsidiary Guarantees by the signature of an Authorized Officer of such Subsidiary Guarantor. Such signatures may be the manual or electronic signature or signature in scanned format delivered through e-mail of the present or any future Authorized Officers. With the delivery of this Indenture, the Company and each initial Subsidiary Guarantor is furnishing, and from time to time thereafter, the Company and each Subsidiary Guarantor may furnish to both the Trustee and the Authenticating Agent, a certificate substantially in the form of Exhibits A-1 and A-2 (an “Authorization Certificate”) identifying and certifying the incumbency and specimen (or facsimile) signatures of the Authorized Officers. Until the Trustee and the Authenticating Agent receive a subsequent Authorization Certificate, the Trustee and the Authenticating Agent shall be entitled to conclusively rely on the last Authorization Certificate delivered to them for purposes of determining the Authorized Officers. Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any Note which has been duly authenticated and delivered by or on behalf of the Trustee or the Authenticating Agent.

(b)            In case the Authorized Officers who shall have signed any of the Notes or any of the Subsidiary Guarantees thereon, as applicable, shall cease to be such Authorized Officers before the Note (with the Subsidiary Guarantees endorsed thereon) shall be authenticated and delivered by or on behalf of the Trustee or disposed of by or on behalf of the Company, such Note (with the Subsidiary Guarantees endorsed thereon) nevertheless may be authenticated and delivered or disposed of as though the Persons who signed such Note and the Subsidiary Guarantees had not ceased to be such Authorized Officers; and any Note may be signed on behalf of the Company and any Subsidiary Guarantee may be signed on behalf of the Subsidiary Guarantors by such Persons as, at the actual date of the execution of such Note and Subsidiary Guarantee, shall be Authorized Officers, although at the date of the execution and delivery of this Indenture any such Persons were not Authorized Officers.

Section 2.03. Certificate of Authentication. Only such Notes (with the Subsidiary Guarantees endorsed thereon) as shall bear thereon a certification of authentication substantially as set forth in the forms of the Notes appended to the relevant supplemental indenture, executed by the Trustee or an Authenticating Agent by manual or electronic signature or signature in scanned format delivered through e-mail of one of its authorized signatories, shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certification by the Trustee or an Authenticating Agent upon any Note executed by or on behalf of the Company (with the Subsidiary Guarantees endorsed thereon) shall be conclusive evidence that the Note (with the Subsidiary Guarantees endorsed thereon) so authenticated has been duly authenticated and delivered hereunder and that the Holder thereof is entitled to the benefits of this Indenture.

Section 2.04. Form, Amount Unlimited, Issuable in Series, Denomination and Date of Notes; Payments. (a) The Subsidiary Guarantees and the certificates of authentication shall be substantially in the form appended to the relevant supplemental indenture. The definitive Notes of each series shall be in substantially the form or forms thereof established in the indenture supplemental hereto establishing such series with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or the authorizations, orders or regulations of any state regulatory agency having jurisdiction over the Company or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes.

(b)            The Notes may be issued in one or more series. Prior to the authentication and delivery of Notes of any series, there shall be established by specification in a supplemental indenture:

(i)            the title of the Notes and the series in which such Notes shall be included;

(ii)            the limit, if any, upon the aggregate principal amount of the Notes of such title and the Notes of such series that may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 2.05 or Section 2.08);

(iii)            whether Notes of the series may be issued in whole or in part in global form and, if so, the identity of the Depositary for such Notes in global form, and the terms and conditions, if any, upon which interests in such Notes in global form may be exchanged, in whole or in part, for the individual Notes represented thereby;

(iv)            the date or dates on which the principal of such Notes is payable;

(v)            the rate or rates at which such Notes shall bear interest, if any, or method by which such rate or rates are determined, the date or dates from which such interest shall accrue, the Interest Payment Dates on which such interest shall be payable and the Interest Record Date for the interest payable on such Notes on any Interest Payment Date, , and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(vi)            that the denominations of such Notes shall be issuable in denominations of US$1,000 or any amount in excess thereof which is an integral multiple of US$1,000;

(vii)            if other than the principal amount thereof, the portion of the principal amount of such Notes that shall be payable upon acceleration of the Maturity thereof pursuant to Section 6.02;

(viii)            if the amount of payments of principal of (and premium, if any) or interest on, if any, in respect of such Notes may be determined with reference to an index, formula or other method other than that in which the Notes are stated to be payable, the manner in which such amounts shall be determined;

(ix)            if the Notes of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and terms of such certificates, documents or conditions;

(x)            any Events of Default with respect to such Notes, if not otherwise set forth herein; and

(xi)            any other terms of such Notes and any other deletions from or modifications or additions to this Indenture in respect of such Notes.

So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to Section 2.04(e), all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. All Notes of any one series shall be substantially identical except as to be provided in any such indenture supplemental hereto. All Notes of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened for issuances of additional Notes of such series.

(c)            Unless otherwise provided by Section 2.04 with respect to any series of Notes, on the Original Issue Date of any series of Notes, an appropriate Authorized Officer will execute and deliver to the Trustee or the Authenticating Agent for the Notes, with the Subsidiary Guarantees endorsed thereon, Global Note(s) in a denomination of US$1,000 or any amount in excess thereof which is an integral multiple of US$1,000, substantially in the form appended to the relevant supplemental indenture. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Registrar.

(d)            Each Global Note for any series of Notes shall be delivered by or on behalf of the Trustee to, and registered in the name of, the Depositary or its nominee, as the case may be, for credit to an account of DTC or members of, or participants and account holders in DTC (“Participants”), and each Global Note and Certificated Note shall bear a legend substantially to the following effect:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(e)            If (1) the Depositary notifies the Company that it is unwilling or unable to continue as the Depositary for such Global Note, or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days of such notice or (2) any series of the Notes has become immediately due and payable in accordance with Section 6.01 and Section 6.02 and the Company has received a written request from a Holder, the Company will issue Certificated Notes in registered form in exchange for the Global Note. Upon receipt of such notice from the Depositary or the Trustee, as the case may be, the Company will use its best efforts to make arrangements with the Depositary for the exchange of interests in the Global Note for Certificated Notes and cause the requested Certificated Notes to be executed and delivered to the Registrar in sufficient quantities and authenticated by the Registrar for delivery to Holders. Persons exchanging interests in a Global Note for Certificated Notes will be required to provide to the Registrar, through the relevant clearing system, written instructions and other information required by the Company and the Registrar to complete, execute and deliver such Certificated Notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by the relevant clearing system.

(f)            Global Notes shall in all respects be entitled to the same benefits under this Indenture as Certificated Notes authenticated and delivered hereunder. None of the Company, the Trustee, the Paying Agent, any agent of the Company or any agent of the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(g)            The Person in whose name any Note is registered at the close of business on any Interest Record Date with respect to any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Interest Record Date and prior to such Interest Payment Date. The rights of beneficial owners in any Global Note shall be exercised only through the Depositary, subject to the customary procedures of the Depositary.

Section 2.05. Registration, Transfer and Exchange. The Company will keep at the office or agency to be maintained for the purpose as provided in Section 4.02 (the “Registrar”), a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfers of, the Notes as provided in this Article 2. The name and address of the registered holder of each Note and the amount of each Note will be recorded in the Register. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable time. Such Register shall be open for inspection by or on behalf of the Trustee during normal business hours upon prior written request.

The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Certificated Note shall be effected through the Depositary in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor. Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among direct or indirect participants in any Global Note) other than to require delivery of such certificates as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Upon due presentation for registration of transfer of any Certificated Note, the Company shall execute and the Trustee or an Authenticating Agent shall authenticate and deliver in the name of the transferee or transferees one or more new Certificated Notes of the same series in authorized denominations for a like aggregate principal amount and containing identical terms and provisions.

A Holder may register the transfer of a Note of certain series only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture. No such registration of transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Register. Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee and any agent of any of them shall treat the Person in whose name the Note is registered as the owner and Holder thereof for all purposes (whether or not the Note shall be overdue), and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Depositary and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

When Notes are presented to the Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of the same series of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if the requirements for such transactions set forth herein are met. To permit registrations of transfers and exchanges, the Company and each Subsidiary Guarantor shall execute and the Trustee or an Authenticating Agent shall authenticate Notes at the Company’s request described herein.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder thereof or his attorney duly authorized in writing in a form satisfactory to the Company and the Registrar.

The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes (other than any such transfer taxes or other similar governmental charge payable upon exchanges). No service charge to any Holder shall be made for any such transaction.

The Company shall not be required (i) to issue, register the transfer of or exchange any Note for a period of 15 days preceding the first giving of notice of redemption of Notes to be redeemed or, pursuant to an Offer to Purchase, purchased, (ii) to register the transfer of or exchange any Note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any Note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after an Interest Record Date but on or before the corresponding Interest Payment Date, to register the transfer of or exchange any Note on or after the Interest Record Date and before the date of redemption or purchase.

All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Section 2.06. Book-Entry Provisions for Global Notes. Ownership of beneficial interests in the Global Notes (the “book-entry interests”) will be limited to persons that have accounts with DTC or persons that may hold interests through the Participants. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its Participants.

Except as provided in Section 2.04(e), the book-entry interests will not be held in definitive form. Instead, DTC will credit on their respective book-entry registration and transfer systems a Participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests.

Section 2.07. Concerning the Holders.

(a)            Subject to the provisions of Section 7.01 and Section 7.02, proof of the execution of any instrument by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or the Common Security Agent, or in such manner as shall be reasonably satisfactory to the Trustee or the Common Security Agent. The holding of Notes shall be proved by the Register or by a certificate of the Registrar.

(b)            The Company, the Trustee, any Paying Agent, the Common Security Agent and the Registrar shall deem the Person in whose name a Note shall be registered upon the Register to be, and shall treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Registrar) for the purpose of receiving payment of or on account of the principal of and accrued and unpaid interest on such Note and for all other purposes; Company, the Trustee, any Paying Agent, the Common Security Agent and the Registrar shall disregard any notice to the contrary.

(c)            If the Company shall solicit from the Holders of Notes any action, the Company may, at its option, fix in advance a record date for the determination of Holders of Notes entitled to take such action, but the Company shall have no obligation to do so. Any such record date shall be fixed at the Company’s discretion; provided that such record date shall not be more than 30 calendar days prior to the first solicitation of any consent or waiver or more than 30 calendar days prior to the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 312 of the Trust Indenture Act.

Section 2.08. Mutilated, Defaced, Destroyed, Stolen and Lost Notes(a). (a) The Company shall execute and deliver to the Trustee Certificated Notes in such amounts and at such times as to enable the Trustee to fulfill its responsibilities under this Indenture and the Notes.

(b)            In case any Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, upon the request of the registered holder thereof, the Company in its discretion may execute, and, upon the written request of Authorized Officers of the Company, the Trustee or an Authenticating Agent shall authenticate and deliver, a new Note (with each Subsidiary Guarantee endorsed thereon), of the same series containing identical terms and bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note, or in lieu of and substitution for the Note so apparently destroyed, lost or stolen. In every case the applicant for a substitute Note shall furnish to the Company, the Subsidiary Guarantors and the Trustee, and any agent of the Company, the Subsidiary Guarantors or the Trustee such security and/or indemnity as may be required by each of them to indemnify and defend and to save each of them harmless and, in every case of destruction, loss or theft, evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, such Holder, if so requested by the Company, the Subsidiary Guarantors or the Trustee, or any agent thereof, will pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee or its agent(s)) connected with the preparation and issuance of the substitute Note. The Trustee is hereby authorized, in accordance with and subject to the foregoing conditions in this clause (b), to authenticate and deliver, or cause the authentication and delivery of, from time to time, Notes (with each Subsidiary Guarantee endorsed thereon) of the same series containing identical terms and of like principal amount and bearing a number not contemporaneously outstanding in exchange for or in lieu of Notes (with each Subsidiary Guarantee endorsed thereon), respectively, which become mutilated, defaced, destroyed, stolen or lost. Each Note delivered in exchange for or in lieu of any Note shall carry all the rights to principal, premium (if any), interest (if any, including rights to accrued and unpaid interest) which were carried by such Note.

(c)            Mutilated or defaced Certificated Notes must be surrendered before replacements will be issued. In the event any such mutilated, defaced, destroyed, lost or stolen certificate has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new certificate, pay such Notes.

Section 2.09. [Reserved].

Section 2.10. Cancellation of Notes; Disposition Thereof. All Notes surrendered for payment, redemption, registration of transfer or exchange, if surrendered to the Company or any agent of the Company or the Trustee, shall be delivered to the Paying Agent and Transfer Agent for cancellation or, if surrendered to the Paying Agent and Transfer Agent, shall be canceled by it; and no Notes shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Paying Agent and Transfer Agent shall dispose of canceled Notes held by it in accordance with its customary procedures, and (upon the written request of the Company) deliver a certificate of disposition to the Company. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are delivered to the Paying Agent and Transfer Agent for cancellation.

Section 2.11. CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in all notices issued to Holders as a convenience to such Holders; provided that the Trustee shall have no liability for any defect in “CUSIP” numbers as they appear on any Note or notice and any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

Article 3
Repurchase and Redemption

Section 3.01. Offer to Purchase(a). (a) The Company may offer to purchase the Notes from the Holders (such offer, “Offer to Purchase”) by delivering a notice to the Trustee and each Holder stating:

(i)            the provision in this Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(ii)            the purchase price and the date of purchase (which shall be a Business Day no earlier than 10 days nor later than 60 days from the date such notice is sent) (the “Offer to Purchase Payment Date”);

(iii)            that any Note not tendered will continue to accrue interest (if any) pursuant to its terms;

(iv)            that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest (if any) on and after the Offer to Purchase Payment Date;

(v)            that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to comply with the Applicable Procedures as described in such offer or, in the case of Certificated Notes surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Offer to Purchase Payment Date;

(vi)            that Holders will be entitled to withdraw their election if the Company or its agent receives, not later than the close of business on the second Business Day immediately preceding the Offer to Purchase Payment Date, a letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(vii)            in the case of Certificated Notes, that Holders whose Notes are being purchased only in part will be issued new Notes of the same series equal in principal amount to, the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of US$1,000 or any amount in excess thereof which is an integral multiple of US$1,000.

(b)            Unless otherwise specified in this Indenture, an “Offer to Purchase” under this Indenture shall also be subject to the following conditions:

(i)            At least one Business Day prior to the Offer to Purchase Payment Date, the Company shall deposit with the applicable Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof to be accepted by the Company for payment on the Offer to Purchase Payment Date. On the Offer to Purchase Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; and (b) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and, as applicable in the case of Certificated Notes, upon receipt of written order of the Company signed by an Officer, the Trustee shall promptly authenticate and deliver to Holders a new Note of the same series equal in principal amount to, any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of US$1,000 or any amount in excess thereof which is an integral multiple of US$1,000. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Offer to Purchase Payment Date. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

(ii)            To the extent that the provisions of any securities laws or regulations of any jurisdiction conflict with the provisions of this Indenture governing any Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of such compliance. The Company will not be required to make an Offer to Purchase if a third party makes the Offer to Purchase in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes properly tendered and not withdrawn under the Offer to Purchase.

(iii)            The materials used in connection with an Offer to Purchase are required to contain or incorporate by reference information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will assist such Holders to make an informed decision with respect to the Offer to Purchase, including a brief description of the events requiring the Company to make the Offer to Purchase, and any other information required by applicable law to be included therein. The Offer to Purchase is required to contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

(iv)            The Trustee shall not be responsible for determining or verifying whether a Note is to be accepted for purchase and will not be responsible to the Holders for any loss arising from any failure to do so. The Trustee shall not be under any duty to determine, calculate or verify the purchase price payable hereunder and will not be responsible to the Holders for any loss arising from any failure to do so.

Section 3.02. Optional Redemption.

(a)            The Company may at its option redeem all or any series of the Notes, in whole but not in part, at any time prior to the Final Maturity Date of the Notes of such series, at a redemption price equal to 100% of the principal amount of the series of Notes redeemed plus accrued and unpaid interest, if any, to (but not including) the redemption date.

(b)            [Reserved].

(c)            The Company will give not less than 10 days’ nor more than 60 days’ notice of any redemption to the Holders and the Trustee in accordance with this Indenture. If the Company plans to redeem Notes of a series but less than all of the Notes of such series are to be redeemed and (i) if the Notes are Global Notes, the particular Notes of such series to be redeemed shall be selected in accordance with Applicable Procedures, or (ii) if the Notes are Certificated Notes, the particular Notes of such series to be redeemed shall be selected by the Trustee from the outstanding Notes of such series not previously called for redemption, on a pro rata basis or by such method as the Trustee shall deem appropriate.

(d)            The notice of redemption relating to such series of Note will state the portion of the principal amount to be redeemed. With respect to any certificated Note, a new Note of the same series in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. On and after the redemption date, interest (if any) will cease to accrue on the Notes or portions of them called for redemption.

(e)            If the Company elects to redeem the Notes pursuant to the optional redemption provisions of Section 3.02 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(i)            the clause of this Indenture pursuant to which the redemption shall occur;

(ii)            the redemption date, which date shall be a Business Day;

(iii)            the series of and principal amount of such series of Notes to be redeemed; and

(iv)            the redemption price.

(f)            The Company shall, at least 10 Business Days (or such shorter period as agreed between the Company and the Trustee) prior to the date when the notice of redemption is sent to the Holders, notify the Trustee of such proposed redemption date and of the principal amount of the Notes to be redeemed; provided, however, that (1) such notification will be in writing and may be sent to the Trustee via Electronic Means; (2) such notification shall not be irrevocable; and (3) the proposed redemption date and the principal amount of the Notes to be redeemed are subject to further amendment by the Company before notice of redemption is sent to the Holders in accordance with this Indenture.

(g)            The Trustee shall not be responsible for determining or verifying whether a Note is to be accepted for redemption and will not be responsible to the Holders for any loss arising from any failure to do so. The Trustee shall not be under any duty to determine, calculate or verify the redemption amount payable hereunder and will not be responsible to the Holders for any loss arising from any failure to do so.

Section 3.03. Method and Effect of Redemption. (a) The notice of redemption will identify the Notes to be redeemed and will include or state the following:

(i)            the clause of this Indenture pursuant to which the redemption shall occur;

(ii)            the redemption date;

(iii)            the redemption price, including the portion thereof representing any accrued interest;

(iv)            the place or places where Notes are to be surrendered for redemption;

(v)            Notes called for redemption must be so surrendered in order to collect the redemption price;

(vi)            on the redemption date the redemption price will become due and payable on Notes called for redemption, and interest (if any) on Notes called for redemption will cease to accrue on and after the redemption date; and

(vii)            if any Note contains a CUSIP number, no representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.

(b)            Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Notes called for redemption, the Company shall redeem such Notes at the redemption price. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Article 4
Covenants

Section 4.01. Payment of Notes. (a) The Company will pay the principal of, any premium on (if any) and interest (if any) on the Notes of each series on the dates and in the manner provided in the Notes and this Indenture. Not later than 10:00 a.m. (New York City time) one Business Day prior to the Interest Payment Date (if applicable), the due date of any principal on any Notes or the redemption date pursuant to Section 3.02(a) (each a “Payment Date”), the Company will pay or cause to be paid to the account of the Paying Agent at the Principal Office, which account shall be located either in the United States of America or the Cayman Islands, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, in immediately available funds, an amount which shall be sufficient to pay the aggregate amount of principal, interest (if any) or premium (if any) or all of such amounts, as the case may be, becoming due in respect of the Notes on such Payment Date; provided that if the Company or any Affiliate of the Company is acting as Paying Agent, it shall, on or before each due date, segregate and hold in a separate trust fund, which trust fund shall be located in the United States of America or the Cayman Islands, for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture. In each case the Company shall promptly notify the Trustee and the Paying Agent of its compliance with this Section 4.01. The Company shall procure that, before 9:00 a.m. (New York City time) on the third Business Day before each Payment Date, the bank effecting payment for it has confirmed by electronic mail and PDF instructions attached to the Paying Agent the payment instructions relating to such payment. The Trustee (or the Paying Agent) shall not be liable to account for interest on money paid to it by the Company. Monies held by the Trustee or the Paying Agent need not be segregated from other funds held by them, except as required by law.

(b)            An installment of principal, premium (if any) or interest (if any) will be considered paid on the date due if the Paying Agent, other than the Company or any Affiliate of the Company, holds on that date money designated for and sufficient to pay the installment. If the Company or any Affiliate of the Company acts as Paying Agent, an installment of principal or interest (if any) will be considered paid on the due date only if paid to the Holders.

(c)            The Paying Agent, which will include the Company or any Affiliate of the Company if it is acting as Paying Agent will make payments in respect of the Notes represented by the Global Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. With respect to Certificated Notes, the Paying Agent will make all payments by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing (at the expense of the Company) a check to each Holder’s registered address; provided that if the Company or any Affiliate of the Company is acting as Paying Agent, it shall make such payment to the Holders as specified above.

(d)            [Reserved].

(e)            Whenever the Company appoints a Paying Agent other than the Trustee for the purpose of paying amounts due in respect of any series of Notes, it will cause such Paying Agent to execute and deliver to the Trustee a written instrument in which such agent shall agree with the Company, among other things, to be bound by and observe the provisions of this Indenture (including the Notes) and in which such Paying Agent shall agree with the Trustee:

(i)            that it will hold all sums received by it as such Paying Agent for the payment of the principal of, or premium (if any) or interest (if any) on, the Notes (whether such sums have been paid to it by or on behalf of the Company or by any other obligor on the Notes or the Subsidiary Guarantee) for the benefit of the Holders or of the Trustee;

(ii)            that it will as soon as possible give a Responsible Officer of the Trustee written notice of any failure by the Company (or by any other obligor on the Notes or the Subsidiary Guarantee) to make any payment of the principal of or premium (if any) or interest (if any) on, the Notes and any other payments to be made by or on behalf of the Company under this Indenture, when the same shall be due and payable; and

(iii)            that it will pay any such sums so held by it to the Trustee upon the Trustee’s written request at any time during the continuance of a failure referred to in clause (ii) above.

Anything in this Section 4.01 to the contrary notwithstanding, the Company may at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture or for any other reason, pay or cause to be paid to the Trustee all sums held by the Company or any Paying Agent hereunder, as required by this Section 4.01 and such sums shall be held by the Trustee upon the trusts herein contained. If the Paying Agent shall pay all sums held to the Trustee as required under this Section 4.01, the Paying Agent shall have no further liability for the money so paid over to the Trustee.

Anything in this Section 4.01 to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section 4.01 are subject to the provisions of Section 8.04.

(f)            Definitions. For purposes of Sections 4.01(g) to (h) below:

(i)            “Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any Party.

(ii)            “Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

(iii)            “Party” means a party to this Indenture or the Paying Agent, Transfer Agent.

(iv)            “Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

The Company shall, within ten Business Days of a written request by the Trustee and/or the Agent, supply to the Trustee and/or the Agent such forms, documentation and other information relating to it, its operations or the Notes as the Trustee and/or the Agent reasonably requests for the purposes of the Trustee and/or the Agent’s compliance with Applicable Law and shall notify the Trustee and/or the Agent reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by the Company is (or becomes) inaccurate in any material respect; provided, however, that the Company shall not be required to provide any forms, documentation or other information pursuant to this subsection (b) to the extent that: (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to the Company and cannot be obtained by the Company using reasonable efforts; or (ii) doing so would or might in the reasonable opinion of the Company constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

(g)            Notwithstanding any other provision of this Indenture, each Agent shall be entitled to make a deduction or withholding from any payment which it makes under any series of Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Agent shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Company the amount so deducted or withheld, in which case, the Company shall so account to the relevant Authority for such amount; provided that, any such amounts withheld or deducted under this Section 4.01(g) shall be treated as paid to the applicable Holder for all purposes under this Indenture .

(h)            In the event that the Company determines in its sole discretion that withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any series of Notes, then the Company will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made through a Paying Agent without such deductions or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this Indenture and the Paying Agent, Registrar and Transfer Agent Appointment Letter. The Company will promptly notify the Agents and the Trustee of any such redirection or reorganization.

Section 4.02. Maintenance of Office or Agency. (a) The Company will maintain an office or agency within the United States of America or the Cayman Islands where Notes of any series may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company hereby initially designates the Principal Office as such office of the Company. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee.

(b)            The Company may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each place where principal of, and interest (if any) or premium (if any) on, any Notes are payable. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)            The Company has initially appointed The Bank of New York Mellon as Paying Agent, Registrar and Transfer Agent.

(d)            So long as any of the Notes of any series remain outstanding, each of the Subsidiary Guarantors will maintain an office or agency in the United States of America or the Cayman Islands where notices and demands to or upon each of the Subsidiary Guarantors in respect of the Notes and the Subsidiary Guarantee or this Indenture may be served. Each of the Subsidiary Guarantors hereby initially designates the Principal Office as the office or agency for each such purpose. In case any of the Subsidiary Guarantors shall fail to maintain any such office or agency or shall fail to give notice of the location or of any change in the location thereof, presentations and demands may be made and notices may be served at the Trustee’s office.

Section 4.03. Governmental Approvals and Licenses; Compliance with Law. The Company will, and will cause each Restricted Subsidiary to, (a) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Businesses; (b) preserve and maintain good and valid title to its properties and assets (including land-use rights) free and clear of any Liens other than Permitted Liens; and (c) comply with all laws, regulations, orders, judgments and decrees of any governmental or judicial body; except to the extent that failure so to obtain, maintain, preserve and comply with would not reasonably be expected to have a material adverse effect on (A) the Permitted Business then engaged by the Company and its Restricted Subsidiaries, taken as a whole, or (B) the ability of the Company or any Subsidiary Guarantor to perform its obligations under the Notes, this Indenture or the relevant Subsidiary Guarantee (a “Material Adverse Effect”).

Section 4.04. Payment of Taxes and Other Claims. The Company will pay or discharge, and cause each of its Subsidiaries to pay or discharge before the same become delinquent (a) all taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or its income or profits or property, and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Subsidiary, other than (x) any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the financial statements of the Company and the Subsidiaries in accordance with the applicable Accounting Standard or (y) such tax, assessment, charge or claim the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect.

Section 4.05. Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness).

(b)            Notwithstanding the foregoing, the Company and any Restricted Subsidiary may Incur, to the extent provided below, each and all of the following (“Permitted Indebtedness”), provided that, on the date of the Incurrence of any Indebtedness Incurred pursuant to clauses (ix), (xi), (xii), (xiii), (xviii) and (xx), and after giving effect thereto, the sum of the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to clauses (ix), (xi), (xii), (xiii), (xviii) and (xx) (together with any refinancings thereof, but excluding any Guarantee Incurred under such clauses, to the extent the amount of such Guarantee is otherwise reflected in such aggregate principal amount) does not exceed US$70.0 million (or the Dollar Equivalent thereof):

(i)            Indebtedness under the Notes of any series thereof and each Subsidiary Guarantee;

(ii)            Indebtedness of the Company or any Restricted Subsidiary outstanding on the Original Issue Date excluding Indebtedness permitted under Section 4.05(b)(iii);

(iii)            Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary; provided that, (1) any event which results in any such Restricted Subsidiary to which such Indebtedness is owed ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this Section 4.05(b)(iii) and (2) to the extent that any of such Indebtedness constitutes an Intercompany Claim, such Indebtedness shall be subject to the Subordination Provisions as described below.

For purpose of this Section 4.05(b)(iii), the “Subordination Provisions” means:

(1)       to the extent that any of such Indebtedness constitutes an Intercompany Claim, (x) if the Company is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly be subordinated in right of payment to the Notes, and (y) if an Offshore Subsidiary is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(2)       upon any Event of Default under Section 6.01(g) or Section 6.01(h) of this Indenture (a “Bankruptcy Default”), the Company and its Subsidiaries, for the benefit of the Holders of the Notes, will not accept any amounts, in cash or in kind, in payment of or satisfaction of or in exchange for the Intercompany Claims in excess of the Excluded Amount until the Notes have been paid in full in cash. In the event that, while a Bankruptcy Default has occurred and is continuing, any payment in cash or kind is made on account of the Intercompany Claims in excess of the Excluded Amount pursuant to a plan, liquidation, in connection with a sale, or otherwise, the Company or any of its Subsidiaries who receive any such payment shall, subject to applicable law, including 11 U.S.C. § 510(a), and any necessary court approvals, hold such payment in trust for the Holders of the Notes and pay it over to the Common Security Agent as promptly as reasonably practicable;

provided that the rights of the Common Security Agent (on behalf of the Holders of the Notes) to enforce the Subordination Provisions of the Intercompany Claims shall not be impaired by any act or failure to act by the Company or any of its Subsidiaries or by any failure to comply with these Subordination Provisions. The Company and the Offshore Subsidiaries will not enter into any other subordination, payover, or similar provisions with respect to any Intercompany Claims for the benefit of any other parties; provided further that, nothing in the above restrictions shall prevent the Company or any of its Restricted Subsidiaries from (i) transferring the Remaining Equity Amount to another Restricted Subsidiary or a third party, whether or not through payment of or satisfaction of or in exchange for Intercompany Claims, (ii) using such Remaining Equity Amount in its business operation, or (iii) transferring funds between Company and any making payment of the principal of, and any accrued and unpaid interest on any of the Notes (and simultaneously upon the repayment of the Notes, other (if any) Indebtedness of the Company and other Restricted Subsidiaries) or satisfying the Deficiency, whether or not through payment of or satisfaction of or in exchange for Intercompany Claims, in each case, regardless of whether an Event of Default has occurred; provided that under all circumstances any payment of the Deficiency shall be solely from funds held in an account located in the PRC by an Offshore Subsidiary immediately prior to such repayment.

(iv)            Indebtedness (“Permitted Refinancing Indebtedness”) of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness (or Indebtedness that is no longer outstanding but that is refinanced substantially concurrently with the Incurrence of such Permitted Refinancing Indebtedness) Incurred under this Section 4.05(b)(iv) (other than any intercompany Indebtedness owed by the Company and any of its direct or indirect Subsidiaries to the Company or another direct or indirect Subsidiary of the Company), provided that (1) neither the Company nor any Offshore Subsidiary shall Incur any Indebtedness pursuant to this Section 4.05(b)(iv) to refinance any Permitted Indebtedness of an Onshore Subsidiary; (2) any refinancings thereof shall be in an amount not to exceed the amount so refinanced plus any premium, accrued and unpaid interest (including any pay-in-kind interest); and (3) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior the Stated Maturity of the Indebtedness being refinanced;

(v)            Indebtedness Incurred by any Onshore Subsidiary pursuant to Hedging Obligations designed to reduce or manage the exposure of the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities and not for speculation;

(vi)            any Permitted Guarantee;

(vii)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business of an Onshore Subsidiary;

(viii)            Indebtedness of the Onshore Subsidiary in respect of workers’ compensation claims and claims arising under similar legislation, regulation or rule, or in connection with self-insurance or similar requirements, in each case in the ordinary course of business;

(ix)            Indebtedness arising from agreements of an Onshore Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case Incurred or assumed in connection with the disposition of any business, assets of the Onshore Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of any of the Offshore Subsidiary’s business or assets for the purpose of financing an acquisition; provided, that, the maximum assumable liability in respect of all this Indebtedness shall at no time exceed the gross proceeds actually received by the Onshore Subsidiary in connection with the disposition;

(x)            obligations with respect to trade letters of credit, performance and surety bonds and completion guarantees provided by any Onshore Subsidiary securing obligations, entered into in the ordinary course of business, to the extent the letters of credit, bonds or guarantees are not drawn upon or, if and to the extent drawn upon is honored in accordance with its terms and, if to be reimbursed, is reimbursed no later than 30 days following receipt of a demand for reimbursement following payment on the letter of credit, bond or guarantee;

(xi)            Indebtedness of any Onshore Subsidiary incurred:

(A)             representing Capitalized Lease Obligations; or

(B)            constituting purchase money Indebtedness incurred to finance all or any part of the purchase price of equipment, property or assets of the Company or any Restricted Subsidiary (including the purchase of Capital Stock of any Person directly or indirectly holding such equipment, property or assets that is, or will upon such purchase become, a Restricted Subsidiary) or the cost of development, construction or improvement of equipment, property or assets to be used in the ordinary course of a Permitted Business by the Company or a Restricted Subsidiary;

provided that, (1) such purchase money Indebtedness shall not exceed the purchase price or cost of such equipment, property or assets so acquired, developed, constructed or improved, and (2) such purchase money Indebtedness shall be Incurred no later than 180 days after the acquisition of such equipment, property or assets or the completion of such development, construction or improvement;

(xii)            Indebtedness of any Onshore Subsidiary for capital expenditures;

(xiii)           Indebtedness of the Company or any Restricted Subsidiary; provided that neither the Company nor any Offshore Subsidiary shall Incur any Indebtedness pursuant to this Section 4.05(b)(xiii) except for the purpose of paying fees and expenses of the Company and/or Offshore Subsidiaries (such Indebtedness, the “Offshore Expense Debt”), provided further that such Offshore Expense Debt shall rank pari passu with or junior to the Notes or any Subsidiary Guarantee, as applicable;

(xiv)           Indebtedness Incurred by the Company or any Restricted Subsidiary of which 100% of the net proceeds will be used to repay the Notes;

(xv)            Indebtedness of the Company or any Restricted Subsidiary constituting an obligation to pay the deferred purchase price of Capital Stock of a Person pursuant to a Staged Acquisition Agreement, to the extent that such deferred purchase price is paid within 12 months after the date the Company or such Restricted Subsidiary enters into and becomes obligated to pay such deferred purchase price pursuant to, such Staged Acquisition Agreement; provided that such Person is either a Restricted Subsidiary or will become a Restricted Subsidiary upon completion of the transactions under such Staged Acquisition Agreement;

(xvi)           Acquired Indebtedness of any Restricted Subsidiary Incurred and outstanding on the date when such Restricted Subsidiary became a Restricted Subsidiary;

(xvii)           Indebtedness of the Company of any of its Restricted Subsidiaries ranking junior in right of payment to the Notes or any Subsidiary Guarantee, as applicable, in an aggregate principal amount (together with any refinancing thereof) not exceeding US$50.0 million (or the Dollar Equivalent thereof), provided that no Indebtedness incurred pursuant to this Section 4.05(b)(xvii) shall (1) have a maturity date or a mandatory prepayment date earlier than 100 days after the Final Maturity Date; (2) have an interest rate of any cash interest exceeding 9.00% per annum (for the avoidance of doubt, the foregoing will not restrict the Company or any Restricted Subsidiary from paying any pay-in-kind interest on such Indebtedness), and (3) rank senior to or pari passu with the Notes or any Subsidiary Guarantee, as applicable (foregoing restrictions set forth in (1) through (3);

(xviii)         Indebtedness Incurred by any Onshore Subsidiary under Credit Facilities;

(xix)            Indebtedness Incurred by the Company or any Restricted Subsidiary for purpose of financing the interest payments of the Notes or any other Permitted Indebtedness; and

(xx)            Indebtedness Incurred by any Onshore Subsidiary relating to the Xiamen Headquarter Transaction.

(c)            For purposes of determining compliance with this Section 4.05, in the event that an item of Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness, the Company, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Indebtedness in one or more types of Indebtedness described above.

(d)            Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies, provided that such Indebtedness was permitted to be Incurred at the time of such Incurrence.

Section 4.06. Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments or any other actions described in clauses (i) through (iv) below being collectively referred to as “Restricted Payments”):

(i)            declare or pay any dividend or make any distribution on or with respect to the Company’s or any Restricted Subsidiary’s Capital Stock (other than dividends or distributions payable or paid solely in shares of the Company’s Capital Stock or any Restricted Subsidiary’s Capital Stock or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons (other than the Company or any Restricted Subsidiary) or make any service fee or related payments under a VIE Contract to a Person other than the Company or any Restricted Subsidiary;

(ii)            purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Persons other than the Company or any Restricted Subsidiary;

(iii)            make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness (excluding any intercompany Indebtedness owed by any Restricted Subsidiary to the Company or another Restricted Subsidiary); or

(iv)            make any Investment, other than a Permitted Investment;

(b)            The foregoing provision shall not be violated by reason of:

(i)            the redemption, repurchase, defeasance or other acquisition or retirement for value of the Notes;

(ii)            the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary with the Net Cash Proceeds of, or in exchange for, a substantially concurrent Incurrence of Permitted Refinancing Indebtedness, so long as Section 4.05 is not violated;

(iii)            the redemption, repurchase or other acquisition of Capital Stock of the Company or any Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of, shares of Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock);

(iv)            the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of, shares of the Capital Stock (other than Disqualified Stock) of the Company or any Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock);

(v)            (A) the repurchase, redemption or other acquisition or retirement for value of the Capital Stock of the Company or any Restricted Subsidiary (directly or indirectly, including through any trustee, agent or nominee) in connection with an employee benefit plan or share option scheme, and any corresponding Investment by the Company or any Restricted Subsidiary in any trust or similar arrangements to the extent of such repurchased, redeemed, acquired or retired Capital Stock, or (B) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary held by an employee benefit plan or share option scheme of the Company or any Restricted Subsidiary, any current or former officer, director, consultant, or employee of the Company or any Restricted Subsidiary (or permitted transferees, estates or heirs of any of the foregoing), provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed US$10.0 million (or the Dollar Equivalent thereof);

(vi)            other Restricted Payments in an aggregate amount not to exceed US$15.0 million (or the Dollar Equivalent thereof) since the Original Issue Date; or

(vii)            any payment to comply with all laws, regulations, orders, judgments and decrees of any governmental or judicial body; or

(viii)            the purchase of Capital Stock of a Person pursuant to a Staged Acquisition Agreement to acquire the Capital Stock of such Person;

provided that, in the case of Section 4.06(b)(ii), Section 4.06(b)(iii), Section 4.06(b)(iv), Section 4.06(b)(v), Section 4.06(b)(vi) and Section 4.06(b)(viii), no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this Section 4.06 will be the Fair Market Value.

For purposes of determining compliance with this Section 4.06, in the event that an item of Investment meets the criteria of more than one clause of the definition of “Permitted Investment”, at any time, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Investment in any or all of them.

Section 4.07. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or permit to exist any Lien of any nature whatsoever except Permitted Liens, on any of its assets or properties of any kind, whether owned at the Original Issue Date or thereafter acquired, other than the Lien existing on the Collateral.

Section 4.08. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided below, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Wholly Owned Restricted Subsidiary to:

(i)            pay dividends or make any other distribution on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary or make any service fee or related payments under a VIE Contract to the Company or any other Restricted Subsidiary;

(ii)            pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary;

(iii)            make loans or advances to the Company or any other Restricted Subsidiary; or

(iv)            sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary;

provided that it being understood that (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock; (ii) the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary; (iii) the provisions contained in documentation governing Indebtedness requiring transactions between or among the Company and any Restricted Subsidiary or between or among any Restricted Subsidiary to be on fair and reasonable terms or on an arm’s length basis; and (iv) the Subordination Restriction on any Intercompany Claim existing after the Original Issue Date, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b)            The provisions of Section 4.08(a) do not apply to any encumbrances or restrictions:

(i)            existing in agreements as in effect on the Original Issue Date, or in the Notes, the Subsidiary Guarantees, this Indenture, the Security Documentation, or Permitted Guarantee of the Company or any Subsidiary Guarantor, or any extensions, refinancings, renewals or replacements of any of the foregoing agreements; provided that, the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive or disadvantageous in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii)            existing under or by reason of applicable law, rule, regulation or license, concession, approval decree or order issued by any government or any agency thereof;

(iii)            with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive or disadvantageous in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(iv)            that otherwise would be prohibited under Section 4.08(a)(iv) if they arise, or are agreed to, in the ordinary course of business, and (A) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (B) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(v)            with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by Section 4.05, Section 4.09 and Section 4.13;

(vi)            with respect to any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the Incurrence of Indebtedness of the type under Section 4.05, if, as determined by the Board of Directors in good faith, the encumbrances or restrictions are (A) customary for such type of agreement for companies similarly situated and (B) would not, at the time agreed to, be expected to materially and adversely affect the ability of the Company or any Subsidiary Guarantor to make required payment on the Notes or its Subsidiary Guarantee, as the case may be, and any extensions, refinancing, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced, provided further that, the Board of Directors is empowered to determine, in good faith, as to whether of the conditions set forth in clauses (A) and (B) are met, which determination shall be conclusive if evidenced by a Board Resolution;

(vii)            existing in customary provisions in leases, shareholders’ agreements, joint venture agreements and other similar agreements permitted under this Indenture, to the extent such encumbrance or restriction relates to the activities or assets of a Restricted Subsidiary that is a party to such joint venture and if (as determined in good faith by the Board of Directors) (A) the encumbrances or restrictions are customary for a lease, shareholders’ agreement, joint venture or similar agreement of that type and (B) the encumbrances or restrictions would not, at the time agreed to, be expected to materially and adversely affect (x) the ability of the Company to make the required payments on the Notes, or (y) any Subsidiary Guarantor to make required payments under its Subsidiary Guarantee, provided further that, the Board of Directors is empowered to determine, in good faith, as to whether of the conditions set forth in clauses (A) and (B) are met, which determination shall be conclusive if evidenced by a Board Resolution; or

(viii)            existing with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Indenture at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Unrestricted Subsidiary or its subsidiaries or the property or assets of such Unrestricted Subsidiary or its subsidiaries, and any extensions, refinancing, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive or disadvantageous in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced.

Section 4.09. Limitation on Sales and Issuances of Capital Stock in Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including in each case options, warrants or other rights to purchase shares of such Capital Stock) or to sell, assign or transfer any VIE Contract or sell, assign, transfer or dilute the Company’s or a Restricted Subsidiary’s economic interest in a Variable Interest Entity except:

(a)            to the Company or a Wholly Owned Restricted Subsidiary;

(b)            to the extent such Capital Stock represents director’s qualifying shares or is required by applicable law to be held by a Person other than the Company or a Wholly Owned Restricted Subsidiary;

(c)            the issuance or sale of Capital Stock of a Restricted Subsidiary, or the sale, assignment or transfer of a VIE Contract or the sale, assignment, transfer or dilution of the Company’s or a Restricted Subsidiary’s economic interest in a Variable Interest Entity; provided that the Company or such Restricted Subsidiary applies at least 75% of the Net Cash Proceeds of such issuance, sale, assignment, transfer or dilution (the remaining 25% of such Net Cash Proceeds, the “Remaining Equity Amount”), in accordance with Section 4.13;

(d)            in connection with the formation of Majority Owned joint ventures;

(e)            to the shareholder litigants covered by any Shareholder Litigation Settlement and other creditors as approved or required by the Joint Provisional Liquidators (if applicable);

(f)            in connection with any transaction for the purpose of financing the Noteholder Scheme of Arrangement, including any Scheme Consideration Equity Financing; and

(g)            to finance the payment of the principal of, or any premium on and any accrued interest on any Permitted Indebtedness.

For the avoidance of doubt, nothing contained herein shall prevent the Company or any Restricted Subsidiaries from using the Remaining Equity Amount in a manner not expressly prohibited by this Indenture.

Section 4.10. Limitation on Issuances of Guarantees by Restricted Subsidiaries. (a) The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any Restricted Subsidiary, unless (1)(x) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Subsidiary Guarantee of payment of the Notes by such Restricted Subsidiary and (y) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full, or (2) such Guarantee and such Guaranteed Indebtedness are permitted by Section 4.05(b)(ii), Section 4.05(b)(iii) or Section 4.05(b)(vi).

(a)            If the Guaranteed Indebtedness (i) ranks pari passu in right of payment with the Notes or any Subsidiary Guarantee, as applicable, then the Guarantee of such Guaranteed Indebtedness will rank pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (ii) is subordinated in right of payment to the Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Subsidiary Guarantee.

Section 4.11. Limitation on Sale and Leaseback Transactions. (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(b)            the Company or such Restricted Subsidiary, as the case may be, could have (i) Incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under Section 4.05 and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.07, in which case, the corresponding Indebtedness shall be deemed Incurred and the corresponding Lien will be deemed incurred pursuant to those provisions;

(c)            the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(d)            the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company or such Restricted Subsidiary, as the case may be, applies the proceeds of such transaction in compliance with Section 4.13.

Section 4.12. Repurchase of Notes Upon a Change of Control. (a) Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase all series of Notes then outstanding (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to (but not including) the Offer to Purchase Payment Date.

(b)            The Company will timely repay all Indebtedness or obtain consents as necessary under, or terminate, agreements or instruments that would otherwise prohibit a Change of Control Offer required to be made pursuant to this Section 4.12.

(c)            Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the same manner, at the same time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)            The Trustee shall not be required to take any steps to ascertain whether a Change of Control or any event which could lead to the occurrence of a Change of Control has occurred and shall not be liable to any person for any failure to do so. Further, the Trustee shall be entitled to assume that no such event has occurred until it has received written notice to the contrary from the Company. The Trustee shall not be required to take any steps to ascertain whether the condition for the exercise of the rights herein has occurred.

Section 4.13. Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(i)            no Default shall have occurred and be continuing or would occur as a result of such Asset Sale;

(ii)            the consideration received by the Company or such Restricted Subsidiary, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of; and

(iii)            at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets (as defined below). For purposes of this provision, each of the following will be deemed to be cash:

(A)             any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that releases the Company or such Restricted Subsidiary, as the case may be, from further liability; and

(B)            any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are promptly, but in any event within 30 days of closing, converted by the Company or such Restricted Subsidiary, as the case may be, into cash, to the extent of the cash received in that conversion; and

(iv)            within 90 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company or any Restricted Subsidiary shall apply 100% of such Net Cash Proceeds to make an Offer to Purchase one or more series of Notes selected by the Company in its sole discretion, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the Offer to Purchase Payment Date, provided that any such Offer to Purchase shall be subject to the conditions as specified under Section 3.01(b).

Section 4.14. Limitation on Transactions with Shareholders and Affiliates.

(a)            The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease or exchange of property or assets, loan or the rendering of any service) with (x) any holder (or any Affiliate of such holder) of 10.0% or more of any class of Capital Stock of the Company or (y) any Affiliate of the Company (each an “Affiliate Transaction”), unless:

(i)            the Affiliate Transaction is on fair and reasonable terms that are no less favorable to the Company or the relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable arm’s length transaction by the Company or the relevant Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(ii)            the Company delivers to the Trustee:

(A)             with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million (or the Dollar Equivalent thereof), in addition to the Board Resolution required in clause (ii)(A) above, an opinion as to the fairness to the Company or such Restricted Subsidiary, as the case may be, of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of recognized international standing.

(b)            The limitation set forth in Section 4.14(a) above, does not limit, and shall not apply to:

(i)            the payment of reasonable and customary regular fees and other compensation to directors of the Company or any Restricted Subsidiary who are not employees of the Company or such Restricted Subsidiary;

(ii)            transactions between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(iii)            any Restricted Payment of the type described in Section 4.06(a)(i), (ii) or (iii) if permitted by Section 4.06;

(iv)            any sale of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock);

(v)            the payment of compensation to officers and directors of the Company or any Restricted Subsidiary pursuant to an employee benefit plan or share option scheme;

(vi)            any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with directors, officers, employees and consultants in the ordinary course of business and the payment of compensation pursuant thereto; and

(vii)            the entry into, amendment and performance of any new VIE Contracts.

In addition, the requirements of Section 4.14(a)(ii) above shall not apply to (A) Investments not prohibited by Section 4.06, (B) transactions pursuant to agreements in effect on the Original Issue Date, or any amendment or modification or replacement thereof, so long as such amendment, modification or replacement is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement in effect on the Original Issue Date or does not extend the termination date of such agreement, and (C) any transaction between or among (1) the Company, any Wholly Owned Restricted Subsidiary and any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary or (2) the Company or a Restricted Subsidiary on the one hand and any Jointly Controlled Entity or Unrestricted Subsidiaries on the other hand; provided that in the case of clause (C), (a) such transaction is entered into in the ordinary course of business and (b) none of the other shareholders or other partners of or in such Restricted Subsidiary or Jointly Controlled Entity, as the case may be, is a Person described in clauses (x) or (y) of the first paragraph of Section 4.14(a) (other than by reason of such other shareholder or other partner being an officer or director of such Restricted Subsidiary, Jointly Controlled Entity or Unrestricted Subsidiaries, as the case may be, or by reason of being a Restricted Subsidiary, a Jointly Controlled Entity or an Unrestricted Subsidiary, as the case may be).

Section 4.15. Limitation on Business Activities. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than Permitted Businesses; provided that, the Company or any Restricted Subsidiary may own Capital Stock of an Unrestricted Subsidiary or joint venture or other entity that is engaged in a business other than Permitted Businesses as long as any Investment therein was not prohibited under Section 4.06.

Section 4.16. Subsidiary Guarantors and Subsidiary Guarantor Pledgors.

(a)            On the Issue Date, the Company shall deliver to the Trustee an Officers’ Certificate certifying that Schedule I hereto accurately lists all of the Restricted Subsidiaries, other than Onshore Subsidiaries and Exempted Subsidiaries and that all Subsidiaries required to be Subsidiary Guarantors under this Indenture have been listed on Schedule I hereto. The Company shall deliver to the Trustee an updated Schedule I each time a Subsidiary of the Company ceases to be a Subsidiary Guarantor or becomes a Subsidiary Guarantor in compliance with this Indenture. Any failure to update Schedule I shall not affect any Subsidiary’s status as a Subsidiary Guarantor or ceasing to be Subsidiary Guarantor.

(b)            On the Issue Date, the Company shall deliver to the Trustee an Officers’ Certificate certifying that Schedule II hereto accurately lists each Person that owns any Capital Stock in any Subsidiary Guarantor and that all of Capital Stock of all of the Subsidiary Guarantors have been validly pledged to the Common Security Agent on behalf of the Holders. The Company shall deliver to the Trustee an updated Schedule II each time a Subsidiary of the Company ceases to be a Subsidiary Guarantor Pledgor or becomes a Subsidiary Guarantor Pledgor in compliance with this Indenture. Any failure to update Schedule II shall not affect any Subsidiary’s status as a Subsidiary Guarantor Pledgor or ceasing to be Subsidiary Guarantor Pledgor.

Section 4.17. Designation of Restricted and Unrestricted Subsidiaries.

(a)            The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(i)            no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(ii)            such Restricted Subsidiary does not own any Disqualified Stock of the Company or any Subsidiary Guarantor or Disqualified or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor or hold any Indebtedness of, or any Lien on any property of, the Company or any Restricted Subsidiary, if such Disqualified or Preferred Stock or Indebtedness could not be Incurred under Section 4.05 or such Lien would violate Section 4.07;

(iii)            such Restricted Subsidiary does not own any Voting Stock of another Restricted Subsidiary or have any economic interest in a Variable Interest Entity, and all of its Subsidiaries are Unrestricted Subsidiaries or are being concurrently designated to be Unrestricted Subsidiaries in accordance with this Section 4.17(a);

(iv)            none of the Company or any Restricted Subsidiary Guarantees or provides credit support for the Indebtedness of such Restricted Subsidiary, nor will such Restricted Subsidiary thereafter create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which any lender has recourse to any of the assets of the Company or any Restricted Subsidiary;

(v)            the Investment deemed to have been made thereby in such newly designated Unrestricted Subsidiary and each other newly designated Unrestricted Subsidiary being concurrently redesignated would be permitted to be made under Section 4.06;

(vi)            such Restricted Subsidiary has a net asset value (as reasonably determined by the Board of Directors in good faith) of less than US$1.0 million (or the Dollar Equivalent thereof); and

(vii)            any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

(b)            The Board of Directors may (but is not obligated to) designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)            no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(ii)            any Indebtedness of such Unrestricted Subsidiary outstanding at the time of such designation which shall be deemed to have been Incurred by such newly designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred under Section 4.05;

(iii)            any Lien on the property of such Unrestricted Subsidiary at the time of such designation which shall be deemed to have been incurred by such newly designated Restricted Subsidiary as a result of such designation would be permitted to be incurred under Section 4.07;

(iv)            such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary); and

(v)            subject to Section 11.09, if such Restricted Subsidiary is not a Non-Guarantor Subsidiary, such Restricted Subsidiary shall upon such designation execute and deliver to the Trustee a supplemental indenture to this Indenture by which such Restricted Subsidiary shall become a Subsidiary Guarantor.

Notwithstanding the foregoing, the Company will not be obligated to cause any Restricted Subsidiary to guarantee the Notes to the extent such guarantee could reasonably be expected to give rise to or result in any conflict with or violation of applicable law (or risk of personal or criminal liability for the officers, directors, managers or shareholders of such Restricted Subsidiary).

Section 4.18. Offshore Bank Accounts.

(a)            So long as any of the Notes remain outstanding, other than the bank accounts existing as of the Original Issue Date, the Company shall not, and shall cause each Offshore Subsidiary not to open any new bank account outside of the PRC (the “New Offshore Bank Account”), unless a floating charge security interest has been granted over such New Offshore Bank Account in favor of the Common Security Agent for the benefit of the Secured Parties.  Except as permitted under this Section 4.18, the Company shall not and shall cause each Offshore Subsidiary not to grant any security interest over any such New Offshore Bank Account in favor of any other Person.

(b)            Solely upon the occurrence and continuation of an Event of Default, the payment of the Restructuring Fees, if paid from any bank account outside the PRC, shall be paid solely from the EFG JPL Account by the Scheme Supervisors from the Excluded Amount; provided, however, that in the event that the Restructuring Fees payable to the Trustee and the Common Security Agent remain outstanding for in excess of 45 days, such outstanding amounts shall be promptly paid by the Scheme Supervisors from the Excluded Amount.

(c)            (i) Upon an Event of Default, the Scheme Supervisors will determine the Excluded Amount as of such Event of Default, and (1) promptly notify the Trustee and the Common Security Agent of the Excluded Amount and the calculations thereof pursuant to the Scheme Supervisor Protocol (such notice, the “Excluded Amount Notice”), and (2) if there’s a Deficiency, in accordance with the Scheme Supervisor Protocol, determine the amount of the Deficiency and promptly notify the Trustee and the Common Security Agent of such Deficiency. Further, the Scheme Supervisors shall (A) maintain a record of all deposits and withdraws related to the Excluded Amount that shall include (x) any and all Deficiency Funds deposited into, and (y) any and all funds representing the Excluded Amount withdrawn by the Scheme Supervisors from, the EFG JPL Account and (B) promptly update the Company, Trustee and Common Security Agent in writing of any such deposits and withdraws, and the outstanding Excluded Amount, including a calculation of the remaining unfunded Deficiency (if any).

(ii)        Upon an Event of Default, the Scheme Supervisors shall have sole control of all cash in the EFG JPL Account up to the Excluded Amount and the Common Security Agent shall have, for the benefit of the Secured Parties, sole control of, and its security shall be enforceable against, all cash in the EFG JPL Account in excess of the Excluded Amount.

(iii)        If, at the time of the Event of Default, the Excluded Amount, as then calculated at such time, is greater than the amount of cash held in the EFG JPL Account (such difference, a “Deficiency”), any Offshore Subsidiary may fund up to the amount of the Deficiency by the repayment of Offshore Intercompany Claims owed by it to the Company, solely from funds held onshore in the PRC by such Offshore Subsidiary immediately prior to such repayment. The Company or any Offshore Subsidiary shall deposit any such funds with respect to the Deficiency (the “Deficiency Funds”) directly into the EFG JPL Account and the Deficiency Funds shall be controlled solely by the Scheme Supervisors as part of the Excluded Amount.

(iv)        The security granted in favor of the Common Security Agent for the benefit of the Secured Parties over the Offshore Intercompany Claims shall not apply to, or be enforceable against, the portion of the Offshore Intercompany Claims equal to any Deficiency Funds paid in accordance with this Section 4.18(c).

(v)        In the event that an Event of Default occurs at a time when the Scheme Supervisors are no longer in place, the Company shall cause the Scheme Supervisors to be reappointed in accordance with the Scheme Supervisor Protocol, and the Scheme Supervisors shall have control of all cash in the EFG JPL Account up to the Excluded Amount as set out in this Section 4.18(c).

(vi)        Notwithstanding anything to the contrary in this Indenture or the Security Documentation, each Party hereto, and each Holder, by its acceptance of its Notes, consents and acknowledges that upon an Event of Default, (i) the Trustee and the Common Security Agent shall not be directed to enforce security with respect to (x) the cash in the EFG JPL Account up to the Excluded Amount or (y) the portion of the Offshore Intercompany Claims equal to any Deficiency Funds which are deposited into the EFG JPL Account in accordance with the above paragraph (together with the cash described in (x), “Exclusions”); (ii) the Trustee and the Common Security Agent have no control over, or responsibility or liability whatsoever for, the Exclusions (including, without limitation, the valuation thereof or release thereof from this Indenture or the Security Documentation); and (iii) in no event shall the Trustee or the Common Security Agent or any of their respective Related Persons have any liability or obligation whatsoever (including, without limitation, any duty to monitor, determine, verify or inquire as to compliance by the Scheme Supervisors hereunder or with any of the Scheme Supervisor Protocol) related in any way to any action, obligation or duty of the Scheme Supervisors.

Section 4.19. Provision of Financial Statements and Reports and Conference Call with Holders. (a) So long as any of the Notes remain outstanding, regardless whether the Company is subject to any reporting requirement of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Trustee and (including, if the Company ceases to be subject to any reporting obligation of Section 13 or 15(d) of the Exchange Act) furnish to the Holders, the beneficial owners of Notes and any prospective investor in the Notes by posting the following on Intralinks or any comparable password protected online data system:

(i)            within the time periods specified in Section 13 or 15(d) of the Exchange Act (including any extension as would be permitted by Rule 12b-25 under the Exchange Act), copies of an annual report (on a consolidated basis and in the English language) of the Company for the most recent fiscal year, including a statement of income, balance sheet and cash flow statement, prepared in accordance with the Applicable Accounting Standards and audited by a member firm of independent accountants; and

(ii)            as soon as they are available, but in any event within 60 calendar days after the end of each of the first, second and third financial quarters of the Company, copies of the unaudited financial statements (on a consolidated basis and in the English language) of the Company, including a statement of income, balance sheet and cash flow statement, prepared on a basis consistent with the audited financial statements of the Company, together with a certificate signed by the person then authorized to sign financial statements on behalf of the Company to the effect that such financial statements are true in all material respects and present fairly the financial position of the Company as at the end of, and the results of its operations for, the relevant quarterly period;

provided that, if the Company publicly announces its appointment of a new independent accountant, with respect to any annual report to be audited by the Company’s certified independent accountant and due to be filed with the Trustee and furnish to the Holders and beneficial owners of Notes (including, if the Company ceases to be subject to any reporting obligation of Section 13 or 15(d) of the Exchange Act, by posting on Intralinks or any comparable password protected online data system) within 180 days of such public announcement, the Company shall have an extra 90 days to file and furnish such annual report.

(b)            For so long as any Note of any series thereof remains outstanding, promptly after the annual financial statements or quarterly financial results are provided to the Trustee, Holders and beneficial owners of, and prospective investors in, the Notes in accordance with Section 4.19(a), the Company shall hold an earnings call open to the public at such time and in such manner that the Board of Directors deems reasonable, provided that the Company may choose not to have a Q&A session based on advice of counsel. If the Company is then subject to any reporting requirement of Section 13 or 15(d) of the Exchange Act, no later than two (2) Business Days prior to the date of each conference call required to be held in accordance with this clause (b), the Company shall issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the Holders and beneficial owners of, and prospective investors in, the Notes to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the reports specified in Section 4.19(a) and information on how to access such conference call. If the Company is then not subject to any reporting requirement of Section 13 or 15(d) of the Exchange Act, the Company shall notify the Holders and the beneficial owners of the Notes of the time and date of such conference call in a manner consistent with the market practice.

(c)            The Trustee will mail to each Holder, a brief report, if required by Section 313(a) of the Trust Indenture Act on or before [January 15] in each year following the date hereof, so long as any Notes are outstanding hereunder, and shall be dated as of a date convenient to the Trustee no more than 60 nor less than 45 days prior thereto, and brief reports, if required by Section 313(b) of the Trust Indenture Act, within the times specified therein, and each in a manner as provided in Section 313(c) of the Trust Indenture Act. The Trustee shall also file such reports with each stock exchange, if any, on which the Notes are listed and with the Commission as required by Section 313(d) of the Trust Indenture Act. The Company shall promptly notify the Trustee of the listing or delisting of the Notes on or from any stock exchange.

(d)            All obligors on the Notes will comply with Section 314(a) of the Trust Indenture Act. It is expressly understood that materials transmitted electronically by the Company to the Trustee or filed pursuant to the SEC’s EDGAR system (or any successor electronic filing system) shall be deemed filed with the Trustee and transmitted to Holders for purposes of this Section 4.19(d).

(e)            The Company covenants and agrees that it shall furnish or cause to be furnished to the Trustee:

(i)                        semi-annually, within 15 calendar days after each Interest Record Date, but in any event not less frequently than semi-annually, a list in such form as the Trustee may reasonably require of the names and addresses of the Holders of Notes to which such Interest Record Date applies, as of such Interest Record Date, and

(ii)                        at such other times as the Trustee may request in writing, within 30 calendar days after receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 calendar days prior to the time such list is furnished;

provided, however, that so long as the Trustee shall be the Registrar, such lists shall not be required to be furnished.

Section 4.20. Liquidity Maintenance. For so long as the aggregate outstanding principal amount of the Specified Notes exceeds US$50,000,000, the Company shall not permit the amount of its consolidated cash, cash equivalent and marketable securities (“Consolidated Liquidity”), as of the last day of each fiscal quarter, to be less than an amount equal to the lesser of (i) US$100,000,000 plus 25% of the net proceeds from the Scheme Consideration Equity Financing and (ii) US$200,000,000, provided that if the Company redeems, repurchases or repays any Notes, the amount of such redemption, repurchase or repayment shall be added to increase the Consolidated Liquidity for the purpose of determining compliance with this Section 4.20 in the two consecutive fiscal quarters immediately following such redemption, repurchase or repayment.

Section 4.21. No Payments for Consents. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or any Subsidiary Guarantee unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to such consent, waiver or amendment.

Notwithstanding the foregoing, subject to applicable law, in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes of any series in connection with an exchange or tender offer, the Company and any Restricted Subsidiary may exclude Holders in any jurisdiction where the inclusion of such Holders would require the Company or any Restricted Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders in such jurisdiction would be unlawful, in each case as determined by the Company in its sole discretion.

Section 4.22. Independent Directors. For so long as any Note of any series remains outstanding, the Company shall maintain at least two independent directors (as such term as defined under Nasdaq Stock Market Rule 5605(a)(2)) on its Board of Directors.

Section 4.23. Letter of Resignation upon a Deposit Default. Promptly upon any Deposit Default, (i) each director of the Board of Directors shall deliver to the Trustee an undated letter of resignation signed by such member substantially in the form of Exhibit D hereto (each, a “Letter of Resignation,” collectively, “Letters of Resignation”) and (ii) the Board of Directors shall deliver to the Scheme Supervisors a signed but undated resolution of the Board of Directors that appoints the Scheme Supervisors as sole voting members of the Board of Directors (the “Appointment Resolution” ) substantially in the form of Exhibit E hereto, provided that neither the Letters of Resignation nor the Appointment Resolution shall be effective unless a Repayment Default occurs.

Section 4.24. Excluded Transactions. Notwithstanding anything to the contrary in this Indenture, (a) no restrictions or limitations contained in this Indenture shall be applied to the Company or any Restricted Subsidiaries in connection with any Excluded Transaction; and (b) no restrictions or limitations contained in this Indenture, other than those in Section 4.05 (Limitation on Indebtedness) and Section 4.07 (Limitation on Liens), shall be applied to any transaction or series of transactions contained in any Shareholder Litigation Settlement.

Article 5
Consolidation, Merger and Sale of Assets

Section 5.01. Consolidation, Merger and Sale of Assets.

(a)            The Company shall not, in one or more related transactions, consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) unless each of the following conditions is satisfied:

(i)            the Company shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger, or with or into which the Company consolidated or merged, or that acquired or leased such property and assets (the “Surviving Person”) shall be a corporation organized and validly existing under the laws of the United States of America, Bermuda, British Virgin Islands, the Cayman Islands or Hong Kong and shall expressly assume, (x) by a supplemental indenture to this Indenture, executed and delivered to the Trustee, all the obligations of the Company under this Indenture, the Notes, and (y) to the extent applicable and required by the Security Documentation, all obligations of the Company under the Security Documentation, and (A) this Indenture, the Notes, the Security Documentation, as the case may be, shall remain in full force and effect;

(ii)            immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii)            immediately after giving effect to such transaction on a pro forma basis, the Company or the Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(iv)            immediately after giving effect to such transaction on a pro forma basis, the Fixed Charge Coverage Ratio of the Company would not be less than 2.0 to 1.0;

(v)            the Company shall deliver to the Trustee (x) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with Section 5.01(a)(iii) and Section 5.01(a)(iv)) and (y) an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and the relevant supplemental indenture complies with this Section 5.01(a) and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with; and

(vi)            each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction described under this Article 5, shall execute and deliver a supplemental indenture to this Indenture confirming that its Subsidiary Guarantee shall apply to the obligations of the Company or the Surviving Person, as the case may be, in accordance with the Notes and this Indenture.

(b)            No Subsidiary Guarantor shall, in one or more related transactions, consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Subsidiary Guarantor and its Restricted Subsidiaries (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) to another Person (other than the Company or another Subsidiary Guarantor) unless each of the following conditions is met:

(i)            such Subsidiary Guarantor shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger, or with or into which the Subsidiary Guarantor consolidated or merged, or that acquired or leased such property and assets shall be the Company, another Subsidiary Guarantor or shall become a Subsidiary Guarantor concurrently with the transaction in accordance with this Indenture;

(ii)            immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii)            immediately after giving effect to such transaction on a pro forma basis, the Company shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(iv)            immediately after giving effect to such transaction on a pro forma basis, the Fixed Charge Coverage Ratio of the Company would not be less than 2.0 to 1.0; and

(v)            the Company shall deliver to the Trustee (x) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with Section 5.01(b)(iii) and Section 5.01(b)(iv)) and (y) an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and the relevant supplemental indenture complies with this provision and that all conditions precedent provided for in this Indenture relating to such transaction have been complied with;

provided that this Section 5.01(b) shall not apply to (A) any sale or other disposition that complies with Section 4.13 or any Subsidiary Guarantor whose Subsidiary Guarantee is unconditionally released in accordance with Section 11.11 and (B) a consolidation or merger of any Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor, so long as the Company or such Subsidiary Guarantor survives such consolidation or merger.

Article 6
Default and Remedies

Section 6.01. Events of Default. Wherever used herein with respect to Notes of any series, each of the following events is an “Event of Default”:

(a)            default in the payment of principal of (or premium, if any, on) the Notes of such series when the same becomes due and payable at maturity, upon acceleration, redemption, required repurchase upon a Change of Control or otherwise;

(b)            default in the payment of interest (if any) on Notes of such series when the same becomes due and payable, and such default (a “Payment Default”) continues for a period of 30 consecutive days;

(c)            default in the performance or breach of the provisions of Article 5, the failure by the Company to make or consummate an Offer to Purchase in the manner described under Section 4.12 or Section 4.13, the failure by the Company to create, or cause the Subsidiary Guarantor Pledgors to create, a First Priority Lien on the Collateral (subject to any Permitted Liens) in accordance with Section 12.01, or default in the performance or breach of the provisions of Section 4.20;

(d)            the Company or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in this Indenture, the supplemental indenture or any Security Documentation in respect of such series (other than a default specified in Section 6.01(a), (b) or (c)) and such default or breach continues for a period of 60 consecutive days, provided that the failure by the Company to reappoint the Scheme Supervisors under Section 4.18(c) shall not constitute a Default or Event of Default if any Default or Event of Default the occurrence of which gives rise to the Company’s such obligation of reappointment has been duly waived or cured in accordance with this Indenture.

(e)            there occurs with respect to any Indebtedness of the Company or any Significant Restricted Subsidiary having an outstanding principal amount of US$40.0 million (or the Dollar Equivalent thereof) or more in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness now exists or shall hereafter be created, an event of default that has caused the holder thereof to declare or otherwise caused such Indebtedness to be due and payable prior to its Stated Maturity, and such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such event of default shall not have been cured or waived, or such Indebtedness shall not have been paid or discharged, as the case may be, within 30 consecutive days;

(f)            one or more final judgments or orders for the payment of money are rendered against the Company or any Restricted Subsidiary and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed US$40.0 million (or the Dollar Equivalent thereof) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g)            an involuntary case or other proceeding is commenced against the Company or any Significant Restricted Subsidiary with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or for any substantial part of the property and assets of the Company or any Significant Restricted Subsidiary and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company or any Significant Restricted Subsidiary under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(h)            the Company or any Significant Restricted Subsidiary, (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary) or for all or substantially all of the property and assets of the Company or any Significant Restricted Subsidiary or (iii) effects any general assignment for the benefit of creditors (other than, in each case under (ii), any of the foregoing that arises from any solvent liquidation or restructuring of a Significant Restricted Subsidiary in the ordinary course of business that shall result in the net assets of such Significant Restricted Subsidiary being transferred to or otherwise vested in the Company or any Restricted Subsidiary on a pro rata basis or on a basis more favorable to the Company);

(i)            any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee or gives notice to such effect or, except as permitted by this Indenture, any Subsidiary Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect or declared null and void;

(j)            any default by the Company or any Subsidiary Guarantor in the performance of any of its obligations under the Security Documentation, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral, taken as a whole, in any material respect;

(k)            the Company or any Subsidiary Guarantor denies or disaffirms its obligations under any Security Documentation or, other than in accordance with this Indenture, the Notes and the Security Documentation, any Security Documentation ceases to be or is not in full force and effect or the Trustee ceases to have a First Priority Lien on the Collateral (subject to any Permitted Liens);

(l)            there occurs a Repayment Default;

(m)            there occurs a Deposit Default and either (x) any member of the Board of Directors fails to timely comply with its obligation to deliver the Letter of Resignation to the Trustee or (y) the Board of Directors fails to timely comply with its obligation to deliver the Appointment Resolution to the Scheme Supervisors; or

(n)            any other Event of Default provided in any supplemental indenture with respect to Notes of such series.

For the avoidance of doubt, a Deposit Default in itself shall not constitute an Event of Default with respect to any series of Notes.

Section 6.02. Acceleration. If an Event of Default with respect to the Notes of any series at the time outstanding (other than a Bankruptcy Default) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes of such series then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee, at the written direction of such Holders shall, subject to receiving indemnity and/or security and/or pre-funding to its satisfaction, declare the principal of, premium, if any, and accrued and unpaid interest (if any) on the Notes of such series to be immediately due and payable. Upon a declaration of acceleration by any of the foregoing, such principal of, premium, if any, and accrued and unpaid interest (if any) on the Notes shall be immediately due and payable. If a Bankruptcy Default occurs with respect to the Company or any Significant Restricted Subsidiary, the principal of, premium, if any, and accrued and unpaid interest (if any) on the Notes of all series then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Section 6.03. Additional Interest; Other Remedies.

(a)            If an Event of Default with respect to the Notes of any series at the time outstanding occurs and is continuing, additional interest (“Additional Interest”) shall start accruing on the Notes of such series at a rate equal to 3.00% per annum of the aggregate principal amount outstanding Notes of such series from the date immediately after the expiration of the cure period (if any) with respect to such Event of Default, except that if such Event of Default is a Payment Default, from the date of occurrence of such Payment Default. Such Additional Interest payable pursuant to this Section 6.03 shall be in addition to, not in lieu of, any regular interest (if any) payable on such Notes.

(b)            Additional Interest, if any, will be payable in arrears on each Interest Payment Date (or such other time as provided in this Indenture or the Notes) following accrual in the same manner as regular interest.

Section 6.04. Waiver of Past Defaults. If an Event of Default with respect to Notes of any series occurs and is continuing, the Holders of more than 50% of the principal amount of the outstanding Notes of such series by written notice to the Company and to the Trustee may, on behalf of all the Holders, waive all past defaults and rescind and annul a declaration of acceleration and its consequences if: (a) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest, if any, on the Notes of such series that have become due solely by such declaration of acceleration, have been cured or waived, and (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon such waiver, the Default with respect to Notes of such series shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority. The Holders of more than 50% of the aggregate principal amount of the outstanding Notes of any series with respect to which an Event of Default occurs and is continuing may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that would involve the Trustee in personal liability, or if it is not provided with security and/or indemnity and/or pre-funding to its satisfaction, or that the Trustee reasonably determines in good faith is unduly prejudicial to the rights of any other Holder. In addition, the Trustee will not be required to expend its own funds under any circumstances. Prior to taking any action under this Indenture, the Trustee will be entitled to security and/or indemnification against all losses and expenses caused by taking or not taking such action.

Section 6.06. Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy under this Indenture unless:

(a)            the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to Notes of such series;

(b)            the Holders of at least 25% in aggregate principal amount of all outstanding Notes of such series make a written request to the Trustee to pursue the remedy;

(c)            such Holders shall have offered the Trustee indemnity and/or security and/or pre-funding against any costs, liability or expense, to be incurred in compliance with such written request;

(d)            the Trustee for 60 days after its receipt of such notice, request and offer of security and/or indemnity and/or pre-funding, shall have neglected or refused to institute any such action, suit or proceeding; and

(e)            no written direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Controlling Noteholders within such 60-day period, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein), it being understood that the Trustee shall have no obligation to determine whether any action or inaction would prejudice the rights of any Holder. For the protection and enforcement of this Section 6.06, each and every Holder and the Trustee shall be entitled to such relief as can be given at law or in equity.

Section 6.07. Rights of Holders to Receive Payment. Notwithstanding anything to the contrary in this Article 6 but subject to the Security Documentation, the right of any Holder to receive payment of the principal of, premium, if any, or interest, if any (including interest on any of the foregoing that is overdue at the rate specified in such Note), on, such Note or any payment under any Subsidiary Guarantee, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes (including in connection with an Offer to Purchase), which right shall not be impaired or affected without the consent of such Holder.

Section 6.08. Compliance Certificate; Notice of Default.

(a)            The Company shall submit an Officers’ Certificate to the Trustee, in substantially the form attached hereto as Exhibit C, on or before a date not more than 120 days after the end of each fiscal year of the Company (which currently ends on December 31) ending after the Original Issue Date and within 15 Business Days after written request from the Trustee, that a review has been conducted under the supervision of the signing Officers of the activities of the Company and the Restricted Subsidiaries and the Company’s and the Restricted Subsidiaries’ performance under this Indenture and the Security Documentation during the preceding fiscal year and that the Company and each Restricted Subsidiary have fulfilled all of their respective obligations hereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default, the nature and status thereof.

(b)            For so long as any Note of any series hereof remains outstanding, the Company shall provide to a Responsible Officer of the Trustee, as soon as possible and in any event within 15 Business Days after the Company becomes aware or should reasonably become aware of the occurrence of a Default (or within 15 days of a written request from the Trustee), an Officers’ Certificate setting forth the details of the Default or any default or defaults in the performance of any covenants or agreements under the Security Documentation.

Section 6.09. Collection Suit by Trustee. If an Event of Default in payment specified in Section 6.01(a) or Section 6.01(b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount remaining unpaid, together with interest (if any) (including interest on any overdue principal or premium and, to the extent lawful, overdue installments of interest (if any)), in each case at the rate specified in the Notes, and such further amount as is sufficient to cover the costs and expenses of collection, including the properly incurred compensation, expenses, disbursements and advances of the Trustee, the Common Security Agent and their respective agents and counsel and any other amounts due the Trustee and Agents hereunder.

Section 6.10. Trustee May File Proofs of Claim.

(a)            In the event there shall be a Bankruptcy Default, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand) shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, properly incurred expenses, properly incurred disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for reasonable compensation, properly incurred expenses, advances and properly incurred disbursements, including agents and counsel fees and expenses, as shall be agreed in writing between the Company and the Trustee, and including any other amounts due to the Trustee under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, properly incurred expenses, advances and properly incurred disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

(b)            Nothing in this Indenture shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment, scheme or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

(c)            All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, properly incurred expenses, properly incurred disbursements and advances of the Trustee, the Common Security Agent and their respective agents and counsel, be for the ratable benefit of the Holders of the Notes.

(d)            In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

Section 6.11. Priorities.

(a)            At any time during which the Security Documentation is in force, any money collected upon enforcement of the Security Documentation shall be distributed in accordance with Section 12.06 as applicable.

(b)            Any money collected by the Trustee pursuant to this Article 6 other than upon enforcement of the Security Documentation as described in clause (a) above, shall be paid out in the following order at the date or dates fixed by the Trustee for distribution of such monies:

First, to the Trustee and the Agents to the extent necessary to reimburse each of the Trustee and the Agents for any unpaid fees and expenses (including legal fees and expenses) incurred by any of them in connection with the collection or distribution of such amounts and in connection with the performance of its obligations under this Indenture, the Security Documentation (if applicable) and the Notes of the relevant series and all amounts for which each of the Trustee and the Agents is entitled to indemnification under this Indenture, the Security Documentation (as applicable) and the Notes;

Second, to Holders for amounts then due and unpaid for principal of, or premium, if any, or interest (if any) on, the Notes of the relevant series, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium (if any) and interest (if any) (including interest on overdue principal or premium and, to the extent lawful, overdue installments of interest (if any), in each case at the rate specified in the Notes); and

Third, any surplus remaining after such payments will be paid to the Company, the Subsidiary Guarantors (if any) or to whomever may be lawfully entitled thereto.

For the avoidance of doubt, to the extent this Section 6.11 conflicts with any of the terms of the Security Documentation (if applicable), the Security Documentation shall prevail.

The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.

Section 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, any Subsidiary Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, any Subsidiary Guarantors, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.13 does not apply to a suit by a Holder to enforce payment of principal of or interest (if any) on any Note on the respective due dates, or a suit by Holders of more than 10% in principal amount of the outstanding Notes of a series.

Section 6.14. Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.15. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.16. Waiver of Stay, Extension or Usury Laws. Each of the Company and Subsidiary Guarantors covenants, to the extent that it may lawfully do so, that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or such Subsidiary Guarantor, as the case may be, from paying all or any portion of the principal of, or premium or interest (if any) on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture. Each of the Company and Subsidiary Guarantors hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 6.17. No Duty of Agents to Ascertain Default. None of the Trustee or any Agent is obligated to monitor or ascertain whether any Event of Default or Default has occurred or is continuing and will not be responsible to Holders or any other person for any loss arising from any failure by it to do so, and each of the Trustee and the Agents may assume that no such event has occurred (except when there is a default in payment of principal of, or interest (if any) on, any Notes, provided that in the case of the Trustee where the Trustee or its Affiliate is acting as the Paying Agent) and that the Company and the Subsidiary Guarantors are performing all of their obligations under this Indenture and the Notes, unless a Responsible Officer of the Trustee or the Common Security Agent has received written notice of the occurrence of such event or facts establishing that a Default or an Event of Default has occurred or that the Company and the Subsidiary Guarantors are not performing all of their obligations under this Indenture and/or the Notes. The Trustee is not obligated to notify the Common Security Agent of any Default or Event of Default under the Security Documentation, unless the Holders have instructed the Trustee in writing and have offered to the Trustee indemnity and/or security and/or pre-funding to its satisfaction against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Article 7
The Trustee

Section 7.01. General. The duties and responsibilities of the Trustee are as set forth herein, subject to Sections 315(a) through (d) of the Trust Indenture Act. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article 7.

(a)            Prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred:

(i)            the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)            in the absence of gross negligence or willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts, statements, opinions or conclusions stated therein);

(b)            In case an Event of Default, of which the Trustee has actual written notice, has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided, to the Trustee indemnity and/or security and/or pre-funding satisfactory to it against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(c)            No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or fraud, except that

(i)            the Trustee shall not be liable for any error in judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(ii)            the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Indenture from Holders including in accordance with Sections 6.02 or  6.05 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee.

(d)            Unless the Trustee receives prior written notice from the Company, the Trustee shall be entitled to assume, without any further inquiry, that the Company and the Subsidiary Guarantors have duly performed all of their respective obligations in accordance with this Indenture, including each of the exhibits attached hereto.

(e)            The Trustee shall not be responsible for the recitals, statements, warranties or representations of any party contained in this Indenture, the Security Documentation or any other agreement or other document entered into in connection herewith or therewith, and shall not be responsible for the execution, legality, effectiveness, adequacy, genuineness, validity or enforceability or admissibility in evidence of any such agreement or other document or any trust or security thereby constituted or evidenced. Further, the Trustee may accept without enquiry, requisition or objection such title as the Company and the Subsidiary Guarantors may have to the property charged or assigned pursuant to any security documents or any part thereof from time to time and shall not be bound to investigate or make any enquiry into the title of the Company and the Subsidiary Guarantors to such property or any part thereof from time to time. Each Holder shall be solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, condition, affairs, status and nature of the Company and any Subsidiary Guarantor, and the Trustee shall not at any time have any responsibility for the same and each Holder shall not rely on the Trustee in respect thereof.

Section 7.02. Certain Rights of Trustee and Other Agents. Subject to Section 7.01:

(a)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any of the provisions in this Indenture (including each of the exhibits attached hereto) or the financial performance of the Company and the Subsidiary Guarantors, and shall be entitled to assume that the Company and the Subsidiary Guarantors are in compliance with all the provisions of this Indenture (including each of the exhibits attached hereto) unless notified to the contrary in writing.

(b)            The Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or electronic form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Trustee pursuant to any provision hereof, the Trustee shall examine the document to determine whether it conforms to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit and shall incur no liability of any kind by reason of such inquiry or investigation.

(c)            Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel conforming to Sections 13.03 and 13.04 or both, and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(d)            The Trustee may appoint and act through its delegates, attorneys and agents and shall not be responsible for their acts, omissions, misconduct or negligence or for the supervision or monitoring of any such delegate, attorney or agent appointed with due care by it hereunder. To the extent an agent has been named by the Trustee in connection with this Indenture, the parties hereto shall cooperate to ensure that such agent can perform the duties for which it was appointed.

(e)            The permissive rights of the Trustee enumerated herein shall not be construed as duties. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Security Documentation (if applicable) at the written request or direction of any of the Holders, unless such Holders have offered to the Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expenses that might reasonably be suffered or incurred by it in compliance with such request or direction.

(f)            The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture or the Security Documentation.

(g)            The Trustee may consult with counsel, independent accountants and other professional advisors and the written advice of such counsel, independent accountants and other professional advisors or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(h)            No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any financial liability. The Trustee will not be under any obligation to exercise any of its rights and powers under this Indenture, the Notes or the Security Documentation at the request or direction of any Holders, unless such Holder has offered to the Trustee security and/or indemnity and/or pre-funding satisfactory to it against any loss, liability or expense.

(i)            If any Subsidiary Guarantor makes payments pursuant to Article 11, the Company shall promptly notify the Paying Agent, the Trustee, the Depositary and the Participants through which the Notes are traded of such payments.

(j)            The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Notes or the Security Documentation, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate.

(k)            Under no circumstance will the Trustee be responsible or liable for any special, indirect, punitive consequential loss or damage of any kind whatsoever (inter alia, being loss of business, goodwill, opportunity or profit), whether or not foreseeable, even if the Trustee is actually aware of or has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)            Notwithstanding anything else herein contained, the Trustee and each Agent may refrain from doing anything that would or might in its opinion based upon legal advice in the relevant jurisdiction be contrary to any law of any state or jurisdiction (including but not limited to the United States of America or the Cayman Islands) or any directive or regulation of any agency of any such state or jurisdiction and may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation. The Trustee shall not be deemed to have or be charged with knowledge of any Default or Event of Default under this Indenture, the Security Documentation or with respect to the Notes unless written notice of such Default or Event of Default shall have been given to a Responsible Officer of the Trustee by the Company or any other obligor on such Notes or by a Holder of not less than 25% in aggregate principal amount of such Notes, and such notice refers to the Notes and this Indenture and states that such notice is a notice of Default or Event of Default.

(m)            The Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Company. Money received by the Trustee shall held in trust for the purposes for which it was received by the Trustee, and need not be segregated from other funds except to the extent required by law.

(n)            No delay or omission of the Trustee to exercise any right or remedy shall impair any such right or remedy or constitute a waiver or any acquiescence therein.

(o)            Delivery of reports and information under Section 4.14(a)(ii), Section 4.17, Section 4.19 (including the conference call described in Section 4.19(c)) and Section 4.23 is for informational purposes only and the Trustee’s receipt of them will not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). For the avoidance of doubt, the Trustee has no responsibility, duty, obligation or liability whatsoever to any Person with respect to the provision of such reports and information under aforementioned sections (including the conference call described in Section 4.19(c)).

(p)            The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture, the Notes and the Security Documentation and delivered using Electronic Means; provided, however, that the Company and/or the Subsidiary Guarantors, as applicable, shall provide to the Trustee an incumbency certificate (if such certificate is not previously provided or outdated) listing officers with the authority to provide such Instructions (“Instructing Officers”) and containing specimen signatures of such Instructing Officers, which incumbency certificate shall be amended by the Company and/or the Subsidiary Guarantors, as applicable, whenever a person is to be added or deleted from the listing. If the Company and/or the Subsidiary Guarantors, as applicable, elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company and the Subsidiary Guarantors understand and agree that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Instructing Officer listed on the incumbency certificate provided to the Trustee have been sent by such Instructing Officer. The Company and the Subsidiary Guarantors shall be responsible for ensuring that only Instructing Officers transmit such Instructions to the Trustee and that the Company, the Subsidiary Guarantors and all Instructing Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company and/or the Subsidiary Guarantors, as applicable. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company and the Subsidiary Guarantors agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company and/or the Subsidiary Guarantors, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

(q)            The rights, privileges, protections, immunities and benefits given to the Trustee, including the Trustee’s right to be indemnified, are extended to, and shall be enforceable by, the Agents in each of their capacities hereunder. All such rights, privileges, protections, immunities and benefits shall survive the payment of the Notes, the termination or expiry of the Indenture or the Security Documentation and the resignation or removal of the Trustee and Agents.

Section 7.03. Individual Rights of Trustee and Agents; Conflicts.

(a)            Subject to Section 310(b) and 311 of the Trust Indenture Act, the Trustee, in its individual or any other capacity, may become the owner or pledgee of the Notes and may engage in business or contractual relationships with or otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee and nothing herein shall obligate the Trustee to account for any profits earned from any business or transactional relationship. Any Agent may do the same with like rights. However, if the Trustee has or shall acquire a conflicting interest within the meaning of Section 310(b) of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture.

(b)            Each of the Company and the Subsidiary Guarantors acknowledges that the Trustee and the Agents and their respective affiliates (together, the “Agent Parties”) may have interests in, or may be providing or may in the future provide financial or other services to, other parties with interests which each of the Company and the Subsidiary Guarantors may regard as conflicting with its interests, and may possess information (whether or not material to the Company and the Subsidiary Guarantors) other than as a result of the Trustee and/or the Agents acting as the Trustee and/or the Agents hereunder that the Trustee and/or the Agents may not be entitled to share with the Company and/or the Subsidiary Guarantors. The Agent Parties will not disclose confidential information obtained from the Company and the Subsidiary Guarantors (without their written consent) to any of the Trustee and/or the Agent’s such other customers or affiliates, nor will they use on the Company and/or any Subsidiary Guarantor’s behalf any confidential information obtained from any such other customer. Without prejudice to the foregoing, each of the Company and the Subsidiary Guarantors agrees that the Agent Parties may deal (whether their its own or their customers’ account) in, or advise on, securities of such other customers and that such dealing or giving of advice will not constitute a conflict of interest for the purposes of the Notes, the Subsidiary Guarantees or this Indenture. Each of the Company and the Subsidiary Guarantors hereby consent (unless such consent is prohibited by law) to the transfer and disclosure by the Trustee of any information relating to it provided hereunder to and between branches, subsidiaries, representative offices, affiliates and agents of the Trustee only to the extent necessary for the discharge of the Trustee’s trusts, powers, authorities, duties and obligations under this Indenture. The Trustee and any such branch, subsidiary, representative office, affiliate, or agent may, with prior written notice to the Company, transfer and disclose any such information if and only to the extent required by any applicable law, regulatory authority or legal process.

Section 7.04. Trustee’s Disclaimer. The Trustee (a) makes no representation as to the validity, adequacy or sufficiency of this Indenture, the Notes, the Security Documentation or the Subsidiary Guarantee of any Subsidiary Guarantor, (b) is not accountable for the Company’s use or application of the proceeds from the Notes, (c) is not responsible for any statement in the Notes other than its certificate of authentication and (d) shall not have any responsibility for the Company’s or any Holder’s compliance with any law in connection with the Notes.

Section 7.05. Notice of Default. If a Responsible Officer of the Trustee is notified of a Default or Event of Default in accordance with Section 6.08 and Section 7.02(m) which is continuing, then the Trustee shall send notice of such event to each Holder within 30 days after receipt of notice of such Default or Event of Default, unless the Default or Event of Default has been cured or waived pursuant to this Indenture; provided, that, except in the case of a default in the payment of the principal of or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the Trustee in good faith determine that withholding the notice is in the interest of the Holders. None of the Trustee or any Agent is obligated to do anything to ascertain whether any Event of Default or Default has occurred or is continuing and will not be responsible to Holders or any other person for any loss arising from any failure by it to do so, and each of the Trustee and the Agents may assume that no such event has occurred (except when there is a default in payment of principal or interest on any Note or failure by the Company to provide its annual compliance certificate to the Trustee) and that the Company and the Subsidiary Guarantors are performing all of their obligations under this Indenture, and the Notes unless the Trustee, or the Agent, as the case may be, has received written notice of the occurrence of such event or facts establishing that a Default or an Event of Default has occurred or that the Company and the Subsidiary Guarantors are not performing all of their obligations under this Indenture and/or the Notes. The Trustee is entitled to rely on any Opinion of Counsel or Officers' Certificate regarding whether an Event of Default has occurred.

Section 7.06. Compensation and Indemnity. (a) Each of the Company and the Subsidiary Guarantors agrees to be jointly and severally responsible for and shall pay the Trustee and the Agents all compensation as agreed upon in writing for its services which sum shall be paid free and clear of deduction and withholding on account of taxation, set off and counterclaim. The compensation of the Trustee is not limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and any Agent upon request for all properly incurred out-of-pocket expenses, disbursements and advances (including costs of collection) made by the Trustee or any Agent in accordance with any of the provisions of this Indenture in any capacity thereunder, including the properly incurred compensation, expenses and disbursements of their respective agents, attorneys and counsel and other Persons not regularly within its employ.

(b)            Each of the Company and the Subsidiary Guarantors agrees to be jointly and severally responsible for and shall indemnify the Trustee (or any predecessor Trustee), any Agent (or predecessor Agent) and their respective agents, employees, officers and directors (collectively, the “Indemnified Parties”) for, and hold the Indemnified Parties harmless against, any loss, liability or expense incurred by it without gross negligence or willful misconduct or fraud on its part arising out of or in connection with the acceptance or administration of this Indenture, the Notes, the Security Documentation and the Subsidiary Guarantees, and their respective duties under this Indenture, the Notes, the Security Documentation and the Subsidiary Guarantees, as the case may be, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture, the Notes, the Security Documentation and the Subsidiary Guarantees and (ii) the compensation, expenses and disbursements of the Trustee’s or the Common Security Agent’s agents and counsel and other Persons not regularly within such Indemnified Party’s employ. The indemnity under this Section 7.06(b) is payable upon demand by an Indemnified Party.

(c)            If a default or an Event of Default shall have occurred, the Company and the Subsidiary Guarantors (if any) shall pay to the Trustee additional remuneration calculated in accordance with time cost spent by the Trustee in undertaking its duties at the Trustee's standard rate or in the event of an amendment, consent or waiver in connection with the Notes or this Indenture at the request of the Company, or an event where the Trustee finds it expedient or necessary, or is requested by the Company to undertake duties which are of an otherwise exceptional nature, the Company will pay such additional remuneration as agreed in writing by the Company and the Trustee.

(d)            To secure all of the Company’s obligations in this Section 7.06, the Trustee and the Agents will have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, or the Common Security Agent, except money or property held in trust to pay principal of, and interest (if any) on particular Notes. The Trustee’s and the Agents’ right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company. Such lien shall survive the satisfaction and discharge of this Indenture.

(e)            All compensation and indemnity payments made by the Company and/or the Subsidiary Guarantors to the Trustee for the sole account of the Trustee under this Indenture shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature (including related penalties, interest and other liabilities) (hereinafter, “Taxes”) imposed or levied by or on behalf of the government of the Relevant Jurisdiction or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company or each Subsidiary Guarantor is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made. If the Company or any Subsidiary Guarantor is so required by law or by regulation or governmental policy having the force of law to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to such payments to the Trustee, the Company shall pay such additional amounts as may be necessary so that the net amount received by the Trustee (including such additional amounts) after such withholding or deduction will not be less than the amount the Trustee would have received if such Taxes had not been withheld or deducted.

(f)            This Section 7.06 shall survive the payment, redemption or maturity of the Notes, the termination or discharge of this Indenture or the Security Documentation, and the resignation, replacement or removal of the Trustee or any Agent.

Section 7.07. Replacement of Trustee. (a) The Trustee may resign at any time by providing 45 days’ prior written notice to the Company and by delivering notice thereof to the Holders. Upon receiving such notice of resignation, the Company shall promptly appoint a successor trustee by written instrument (which complies with the requirements of this Section 7.07), in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 45 days after the delivery of such notice of resignation to the Company, the resigning Trustee may (i) appoint a successor trustee on behalf of and at the expense of the Company, and such appointment shall be binding on the Company and the Holders, or (ii) it may at the expense of the Company petition any court of competent jurisdiction for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the Original Issue Date) may, subject to the provisions of this Indenture, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(b)            In addition, the Trustee may be removed as follows:

(i)            The Controlling Noteholders may remove the Trustee by providing 20 days’ prior written notice to the Trustee.

(ii)            The Company may remove the Trustee if: (A) the Trustee (or holding company thereof) is adjudged a bankrupt or an insolvent; (B) a receiver or other public officer takes charge of the Trustee (or holding company thereof) or its property; or (C) the Trustee (or holding company thereof) becomes incapable of acting.

(c)            If the Trustee has been removed by the Holders, the Holders of a majority in principal amount of all the series of the outstanding Notes may appoint a successor Trustee and such appointment shall be binding on the Company and all Holders. If the Trustee is otherwise removed, or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. If the successor Trustee does not deliver its written acceptance within 45 days after the retiring Trustee is removed, (i) the retiring Trustee (at the expense of the Company) may appoint a successor Trustee, and such appointment shall be binding on the Company and the Holders, or (ii) the retiring Trustee, the Company or the Holders of a majority in the aggregate principal amount of all the series of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)            A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Company, (i) the retiring Trustee shall, at the Company’s expense and upon payment of any amounts then due to the Trustee pursuant to Section 7.06, transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06, and (ii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. Upon request of any successor Trustee, the Company shall execute any and all instruments for fully vesting in and confirming to the successor Trustee all such rights, powers and trusts. The Company shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.

(e)            Notwithstanding replacement of the Trustee pursuant to this Section 7.07 and for the avoidance of doubt, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08. Successor Trustee by Consolidation, Merger, Conversion or Transfer. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Indenture) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture, provided that such Person shall be qualified and eligible under this Article 7.

Section 7.09. Communications by Holders with Other Holders. Holders of Notes may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act with respect to such communications.Section 7.10. Appointment of Certain Agents. The Company hereby appoints The Bank of New York Mellon, as the Paying Agent, Registrar and Transfer Agent with respect to the Notes, and The Bank of New York Mellon hereby accepts such appointment. By accepting such appointment, The Bank of New York Mellon agrees to be bound by and to perform the services with respect to themselves set forth in the terms and conditions set forth in this Indenture and the Notes. Under all circumstances the Paying Agent shall maintain a Principal Office located in the United States of America or the Cayman Islands.

Section 7.11. Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities. The Trustee shall at all times satisfy the requirements of Section 310(a) of the Trust Indenture Act. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.11, it shall resign immediately in the manner and with the effect specified in this Article.

Article 8
Defeasance and Discharge

Section 8.01. Defeasance and Discharge of Indenture. (a) The Company shall be deemed to have paid, and shall be discharged from any and all obligations in respect of the Notes of corresponding series, on the 183rd day after the irrevocable deposit referred to in Section 8.01(a)(i) has been made, and the provisions of this Indenture shall no longer be in effect with respect to the Notes of such series (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except as to (1) rights of registration of transfer and exchange; (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes of such series; (3) obligations to maintain paying agencies; (4) the rights of the Holders as beneficiaries hereof with respect to the monies so deposited with the Trustee payable to all or any of them; and (5) the provisions of this Section 8.01; provided that the following conditions shall have been satisfied:

(i)            the Company (A) has irrevocably deposited with the Trustee, in trust, cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest (if any) and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest (if any) on the Notes of such series on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes of such series and (B) has delivered to the Trustee an Opinion of Counsel or a certificate of an internationally recognized firm of independent accountants to the effect that the amount deposited by the Company is sufficient to provide payment for the principal of, premium, if any, and accrued interest (if any) on, the Notes of such series on the Stated Maturity of such payment in accordance with the terms of this Indenture;

(ii)            the Company has delivered to the Trustee an Opinion of Counsel of recognized standing to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

(iii)            immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 183rd day after the date of such deposit, and such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of the Restricted Subsidiaries is a party or by which the Company or any of the Restricted Subsidiaries is bound.

(b)            In the case of either discharge or defeasance of the Notes of certain series, each of the Subsidiary Guarantees to such series of Notes shall terminate.

Section 8.02. Covenant Defeasance. (i) The Company may omit to comply with any term, provision or condition set forth in, and this Indenture shall no longer be in effect with respect to, Section 4.05, Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.13, Section 4.14, Section 4.15, Section 4.17,Section 4.18, Section 4.20, Section 4.23, Section 5.01(a)(iii), Section 5.01(a)(iv), Section 5.01(b)(iii), Section 5.01(b)(iv), and (ii) Section 6.01(c) with respect to Section 5.01(a)(iii), Section 5.01(a)(iv), Section 5.01(b)(iii) and Section 5.01(b)(iv) and with respect to such other events set forth in clause (i) above, Section 6.01(d) with respect to such other covenants set forth in clause (i) above and Section 6.01(e), Section 6.01(f), Section 6.01(g) and Section 6.01(h) shall be deemed not to be Events of Default; provided the following conditions have been satisfied:

(a)            The Company has irrevocably deposited with the Trustee (or its agent), in trust, of cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest (if any) and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest, if any, on all series of the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes; and

(b)            The Company has delivered to the Trustee an Opinion of Counsel of recognized standing to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law.

Section 8.03. Application of Trust Money. Subject to Section 8.04, the Trustee shall hold in trust, the money or, U.S. Government Obligations (including the proceeds thereof) deposited with it pursuant to Section 8.01 or 8.02, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and premium or interest (if any) on the Notes in accordance with the Notes and this Indenture. Such money and U.S. Government Obligations shall be segregated from other funds.

Section 8.04. Repayment to Company. Subject to Sections 7.06, 8.01 and 8.02, the Trustee shall promptly pay to the Company upon written request by the Company in the form of an Officers’ Certificate any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money. The Trustee shall pay to the Company upon written request by the Company in the form of an Officers’ Certificate any money held for payment with respect to the Notes that remains unclaimed for two years, provided that before making such payment the Trustee may at the expense of the Company publish once in a newspaper of general circulation in the New York City or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money shall be repaid to the Company. After payment to the Company, Holders entitled to such money must look solely to the Company for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money shall cease.

Section 8.05. Reinstatement. If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Sections 8.01 or 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations and the Subsidiary Guarantors’ obligations under this Indenture and the Notes, together with all grants, pledges and obligations of the Company and the Restricted Subsidiaries under the Security Documentation, including the security interests granted therein, shall be revived and reinstated as though no such deposit in trust had been made. If the Company makes any payment of principal of or interest (if any) on any Notes because of the reinstatement of its obligations, it shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust.

Article 9
Satisfaction and Discharge

Section 9.01 Satisfaction and Discharge. This Indenture shall upon request of the Company contained in an Officers’ Certificate cease to be of further effect, and the Trustee and the Common Security Agent, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when (a) (i) all Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.08 and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company with the Trustee or any Paying Agent and thereafter repaid to the Company or discharged from such trust, as provided in this Indenture) have been delivered to the Trustee or the Registrar for cancellation; or (ii) the Company has irrevocably deposited with the Paying Agent or delivered to Holders, as applicable, after the Notes have become due and payable on the Final Maturity Date or such earlier date as provided herein, cash in U.S. dollars sufficient to pay all of the outstanding Notes and all other sums due and payable under this Indenture by the Company; and (b) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive.

Article 10
Amendments, Supplements and Waivers

Section 10.01. Amendments without Consent of Holders. (a) The Company, the Subsidiary Guarantors and the Trustee, at the Company’s expense and direction, may amend or supplement this Indenture, the Notes, the Subsidiary Guarantees or any Security Documentation or enter into supplemental indenture without the consent of any Holder, to:

(i)            cure any ambiguity, defect, omission or inconsistency in this Indenture, the Notes, the Subsidiary Guarantees or any Security Documentation;

(ii)            to provide for the assumption by a Surviving Person of the obligations of the Company under this Indenture, the Notes and/or the Security Documentation to comply with Article 5;

(iii)            evidence and provide for the acceptance of appointment by a successor Trustee;

(iv)            to establish the form or terms of Notes of any series as permitted by Section 2.04 and provide for the issuance of such Notes in accordance with the limitations set forth in this Indenture;

(v)            effect any change to this Indenture in a manner necessary to comply with the procedures of the Depositary;

(vi)            in any other case where a supplemental indenture to this Indenture is required or permitted to be entered into pursuant to the provisions of this Indenture without the consent of any Holder;

(vii)            add any Subsidiary Guarantor or any Subsidiary Guarantee or release any Subsidiary Guarantor from any Subsidiary Guarantee as provided or permitted by the terms of this Indenture;

(viii)            add any additional Liens to secure the Notes or a Subsidiary Guarantee and create or to enter into any intercreditor agreement or any additional security agreement or amendments or supplements thereto;

(ix)            conform the text of this Indenture, the Notes, the Security Documentation or the Subsidiary Guarantees in accordance with the Noteholder Scheme of Arrangement;

(x)            make any other change that does not adversely affect the rights of any Holder; and

(xi)            to make any amendment to this Indenture necessary to qualify this Indenture under the Trust Indenture Act.

Section 10.02. Amendments with Consent of Holders. (a) The Company, the Subsidiary Guarantors and the Trustee, with the consent of the Holders of more than 50% of the aggregate principal amount of the outstanding Notes of each series affected by such modification, amendment or supplemental indenture, may amend this Indenture, any supplemental indenture hereto, the Notes, the Subsidiary Guarantees or the Security Documentation and the Holders of more than 50% of the aggregate principal amount of outstanding Notes of such series may waive future compliance by the Company and the Subsidiary Guarantors with any provision of this Indenture, the Notes, the Subsidiary Guarantees or the Security Documentation; provided, however, that no such modification, amendment or waiver may, without the consent of each Holder of the series of Notes affected thereby:

(i)            change the Stated Maturity of the principal of, or any installment of interest (if any) on, such series of Notes;

(ii)            reduce the principal amount of, or premium, if any, or interest (if any) on, such series of Notes;

(iii)            change the place, currency or time of payment of principal of, or premium, if any, or interest (if any) on, the Notes of such series;

(iv)            impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of the Note of such series;

(v)            reduce the above-stated percentage of outstanding Notes of such series the consent of whose Holders is necessary to modify or amend this Indenture;

(vi)            waive a default in the payment of principal of, premium, if any, or interest, if any, on such series of Notes;

(vii)            reduce the percentage or aggregate principal amount of the outstanding Notes of such series the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults;

(viii)            release any Subsidiary Guarantor from its Subsidiary Guarantee, except as provided in this Indenture;

(ix)            amend, change or modify any Subsidiary Guarantee in a manner that adversely affects the Holders of such series of Notes;

(x)            reduce the amount payable upon a Change of Control Offer or an Offer to Purchase with the applicable percentage of Net Cash Proceeds from an Asset Sale or change the time or manner by which a Change of Control Offer or an Offer to Purchase with the applicable percentage of Net Cash Proceeds from an Asset Sale may be made or by which the Notes of such series must be repurchased pursuant to a Change of Control Offer or an Offer to Purchase with the applicable percentage of Net Cash Proceeds from an Asset Sale, whether through an amendment or waiver of provision in the covenants, definitions or otherwise, unless such amendment, waiver or modification shall be in effect prior to the occurrence of a Change of Control or the event giving rise to the repurchase of the Notes of such series under Section 4.13;

(xi)            change the redemption date or the redemption price of the Notes of such series from that stated in Section 3.02;

(xii)            amend, change or modify any provision of this Indenture or the related definition affecting the ranking of the Notes of such series or any Subsidiary Guarantee in a manner which adversely affects the Holders or change or alter the priority of the security interests in the Collateral; or

(xiii)            make any change in these amendment and waiver provisions.

(b)            It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Section 10.03. Effect of Amendment, Supplement or Waiver; Notice. (a) After an amendment, supplement or waiver becomes effective pursuant to this Article 10, it shall bind every Holder. An amendment, supplement or waiver which requires Holder consent becomes effective once the requisite number of consents are received by the Company or the Trustee and any other conditions to effectiveness of such consent specified in the amendment, supplement or waiver are satisfied.

(a)            Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of the Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

(b)            After an amendment, supplement or waiver under this Article 10 becomes effective, the Company shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company shall send supplemental indentures to Holders upon request. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplemental indenture or waiver.

Section 10.04. Trustee’s and Agent’s Rights and Obligations. In addition to the documents required by Section 13.03 and Section 13.04, the Trustee and each Agent is entitled to receive as conclusive evidence, and shall be fully protected in relying upon, (a) an Opinion of Counsel stating that the execution of any amendment, supplement or waiver pursuant to this Article and, if applicable, the Security Documentation is authorized or permitted by this Indenture, that such amendment, supplement or waiver constitutes the legal, valid and binding obligations of the party or parties executing such amendment, supplement or waiver, and all conditions precedent have been complied with, and (b) an Officers’ Certificate stating that the execution of any amendment, supplement or waiver pursuant to this Article 10 and, if applicable, the Security Documentation is authorized or permitted by this Indenture and all conditions precedent have been complied with. Upon the written request of the Company, and receipt of an Opinion of Counsel and Officers’ Certificate as described in the preceding sentence, the Trustee and any requested Agent shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Agents, as the case may be, under this Indenture or otherwise, in which case the Trustee or and such Agent may in its discretion, but shall not be obligated to, enter into such amendment, supplement or waiver.

Section 10.05. Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Trustee or the Company, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated by the Trustee in accordance with Section 2.01, Section 2.02 and Section 2.03 and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Notes as provided herein.

Article 11
Subsidiary Guarantees

Section 11.01. The Subsidiary Guarantees. Subject to the provisions of this Article 11, each of the Subsidiary Guarantors (whether originally a signatory hereto or added pursuant to a supplemental indenture) hereby, jointly and severally, unconditionally and irrevocably Guarantees as principal obligor to each Holder of a Note authenticated by the Trustee or the Authenticating Agent and to the Trustee and its successors and assigns, the due and punctual payment of the principal of, premium, if any, and interest (if any) on, and all other amounts payable under, the Notes and this Indenture (including any interest on overdue principal, any premium and any interest on the Notes), whether at maturity, by acceleration, redemption or otherwise. Each Subsidiary Guarantor hereby waives, presentment, demand of payment any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Section 11.02. Guarantee Unconditional. The obligations of each Subsidiary Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)            any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under this Indenture or any Note, by operation of law or otherwise;

(b)            any modification or amendment of or supplement to this Indenture or any Note;

(c)            any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in this Indenture or any Note;

(d)            the existence of any claim, set-off or other rights which the Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)            any invalidity, irregularity, or unenforceability relating to or against the Company or any other Subsidiary Guarantor for any reason of this Indenture or any Note;

(f)            any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 11.02, constitute a legal or equitable discharge of or defense to such Subsidiary Guarantor’s obligations hereunder;

(g)            any failure of any Holder, the Trustee or the Common Security Agent to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes, the Security Documentation or any other agreement or otherwise; and

(h)            any release of any Collateral under any Security Documentation.

Section 11.03. Discharge; Reinstatement. Each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until the principal of, premium, if any, and interest (if any) on the Notes and all other amounts payable by the Company under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest (if any) on any Note or any other amount payable by the Company (including interest on overdue principal of and interest on the Notes under this Indenture) is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, each Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be revived and reinstated as though such payment had been due but not made at such time. All payments under the Subsidiary Guarantees shall be made in U.S. dollars.

Section 11.04. Waiver by Each Subsidiary Guarantor. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person. In particular, each Subsidiary Guarantor irrevocably waives its right to require the Trustee to pursue or exhaust the Trustee’s legal or equitable remedies against the Company prior to exercising the Trustee’s rights under the Subsidiary Guarantee.

Section 11.05. Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article 11, the Subsidiary Guarantor making such payment shall be subrogated to the rights of the payee against the Company with respect to such obligation; provided that the Subsidiary Guarantor may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Subsidiary Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

Section 11.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Subsidiary Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 11.07. Limitation on Amount of Subsidiary Guarantee. Notwithstanding anything to the contrary in this Article 11, each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable law of any other jurisdiction. To effectuate that intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 11.08. Ranking of Subsidiary Guarantees. The Subsidiary Guarantee of each Subsidiary Guarantor: (a) is a general obligation of such Subsidiary Guarantor; (b) is senior in right of payment to all future obligations of such Subsidiary Guarantor expressly subordinated in right of payment to the Subsidiary Guarantee; (c) ranks and will rank pari passu among the different series of Notes and other than the Collateral securing the Notes, at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of such Subsidiary Guarantor (subject to any priority rights of such unsubordinated Indebtedness pursuant to applicable law); (d) is effectively subordinated to secured obligations (if any, other than the Collateral securing the Notes) of such Subsidiary Guarantor, to the extent of the value of the assets serving as security therefor; and (e) effectively subordinated to all existing and future obligations of the Non-Guarantor Subsidiaries.

Section 11.09. Further Subsidiary Guarantors. (a) The Company shall, for the benefit of the Holders of the Notes of any series, cause each of its future Restricted Subsidiaries (other than the Restricted Subsidiaries organized under the laws of the PRC (the “PRC Non-Guarantor Subsidiaries”)) after the Original Issue Date, as soon as practicable and in any event within 30 days after it becomes a Restricted Subsidiary or ceases to be an Exempted Subsidiary, to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such future Restricted Subsidiary shall Guarantee the payment of the Notes.

(b)            Each Restricted Subsidiary that Guarantees the Notes after the Original Issue Date is referred to as a “Future Subsidiary Guarantor” and, upon execution of the applicable supplemental indenture to this Indenture, shall be a “Subsidiary Guarantor.”

Section 11.10. Execution and Delivery of Subsidiary Guarantee. The execution by each Subsidiary Guarantor of this Indenture (or a supplemental indenture in the form of Exhibit B or a supplemental indenture entered pursuant to Section 2.04) evidences the Subsidiary Guarantee of such Subsidiary Guarantor, whether or not the person signing as an officer of the Subsidiary Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of each Subsidiary Guarantor.

Section 11.11. Release of the Subsidiary Guarantees. (a) A Subsidiary Guarantee given by a Subsidiary Guarantor shall be released upon:

(i)            repayment in full of the Notes of all series;

(ii)            a defeasance or discharge as provided in Section 8.01;

(iii)            the designation by the Company of a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture;

(iv)            the sale, disposition or merger of a Subsidiary Guarantor in compliance with the terms of this Indenture (including Sections 4.09, 4.13 and 5.01) resulting in such Subsidiary Guarantor no longer being a Restricted Subsidiary, so long as (A) such Subsidiary Guarantor is simultaneously released from its obligations in respect of any of the Company’s other Indebtedness or any Indebtedness of any other Restricted Subsidiary and (B) the proceeds from such sale, disposition or merger are used for the purposes permitted or required by this Indenture;

(v)            in the case of a Subsidiary Guarantor that becomes a Non-Guarantor Subsidiary or an Unrestricted Subsidiary, in compliance with the terms of the Indenture; or

(vi)            in whole or in part, with the consent of Holders of more than 50% of the aggregate principal amount of the then outstanding Notes of each series affected in accordance with the provisions described under Article 10.

(b)            No release and discharge of the Subsidiary Guarantor from its Subsidiary Guarantee shall be effective against the Trustee, any Agent or the Holders of Notes of any series (i) if a Default or Event of Default shall have occurred and be continuing under this Indenture as of the time of such proposed release and discharge until such time as such Default or Event of Default is cured or waived and (ii) until the Company shall have delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate stating that all conditions precedent provided for in this Indenture relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Indenture. Following receipt of such opinion and certificate, upon the request of the Company and at the Company’s expense, the Trustee shall execute and deliver an instrument evidencing such release and discharge and do all such other acts and things necessary to release the Subsidiary Guarantor from its obligations hereunder.

(c)            Any Subsidiary Guarantor not released from its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Subsidiary Guarantor under its Subsidiary Guarantee.

(d)            If the Subsidiary Guarantee of any Subsidiary Guarantor is released, the Company shall provide notice promptly to the Trustee of such release; provided, however, that the failure to provide such notice shall not impair any release under this Indenture.

Article 12
Security

Section 12.01. Security. (a) The Company has agreed, for the benefit of the Secured Parties, to pledge, and to cause each initial Subsidiary Guarantor to pledge, all of the Collateral on the Original Issue Date pursuant to the relevant Security Documentation, in order to secure the due and punctual performance and payment of all obligations of the Company under the Notes and this Indenture and of such initial Subsidiary Guarantor Pledgors under their respective Subsidiary Guarantees, and the Company shall, and shall cause each Subsidiary Guarantor to do the same with respect to any future Collateral. The Company and each Subsidiary Guarantor Pledgor shall take any and all actions required under applicable law or reasonably requested by the Common Security Agent (as directed by the requisite Holders hereunder) to cause the Security Documentation to create and maintain, as security for the obligations under the Notes, a valid and enforceable perfected Lien in and on all the Collateral in favor of the Secured Parties, to the extent required by, and with the Lien priority required under, the Security Documentation.

(b)            The Company and the initial Subsidiary Guarantor Pledgors shall, on the Original Issue Date:

(i)            execute one or more Security Documentation granting to the Secured Parties, first priority Liens (subject to any Permitted Liens) (collectively, the “First Priority Lien”) on relevant Collateral (subject to any Permitted Liens);

(ii)            take all requisite steps under applicable laws and undertake other required procedures in connection with the granting and perfection (if relevant) of the First Priority Lien on relevant Collateral (subject to any Permitted Liens);

(iii)            deliver to the Trustee and the Common Security Agent an Officers’ Certificate stating that entry into the Security Documentation has been duly and validly authorized and (y) one or more Opinions of Counsel in connection with the Security Documentation in form(s) reasonably satisfactory to the Trustee and the Common Security Agent, which shall state that the Security Documentation have been duly authorized, executed and delivered by, and constitute the valid, binding and enforceable obligations of, the Company and the Subsidiary Guarantors and shall address perfection of the Liens contemplated by this Indenture and the Security Documentation and such other customary matters, and such Opinion of Counsel may be subject to customary exceptions; and

(iv)            promptly after the Original Issue Date, deliver to the Trustee and the Common Security Agent, an Officers’ Certificate stating that such action has been taken with respect to the recording, registering and filing of or with respect to this Indenture and the Security Documentation and all other instruments of further assurance as is necessary to make effective the First Priority Lien (subject to Permitted Liens) created by the Security Documentation in the Collateral referenced in this clause (b).

(c)            The Company shall, (x) within thirty (30) days (or such later date set forth in the applicable Security Documentation) after the acquisition or receipt by the Company or any of the Subsidiary Guarantor Pledgor of property and assets required to be pledged as Collateral under this Indenture or any Security Documentation, other than Offshore Accounts, (i) enter into all supplemental indentures, if any, required pursuant to the terms of this Indenture and all such amendments or supplements to the Security Documentations as shall be necessary in order to grant and create a valid first priority Lien on and security interest in such Collateral, (ii) cause appropriate financing statements and other papers to be filed in such governmental offices as shall be necessary in order to perfect any Lien in such Collateral as to which a Lien may, under the Uniform Commercial Code or any other law of the applicable jurisdiction, be perfected by filing, and (iii) if any such Collateral consists of stock certificates as to which, under the relevant Uniform Commercial Code or other law, a Lien may be perfected by possession or control, deliver or cause to be delivered such certificates, together with stock powers or assignments duly endorsed in blank, to the Common Security Agent or take such other steps as may from time to time be necessary or desirable to grant the Common Security Agent control over such Collateral and (y) within sixty 60 days (or such later date set forth in the applicable Security Documentation) after the Company or any of the Subsidiary Guarantor Pledgors becomes owner of a new Offshore Account, (i) enter into all supplemental indentures, if any, required pursuant to the terms of this Indenture and all such amendments or supplements to the Security Documentations as shall be necessary in order to grant and create a valid first priority Lien on and security interest in such Offshore Account and (ii) to the extent reasonably requested by the Common Security Agent, take such steps as may from time to time be necessary or desirable to grant the Common Security Agent control over such Offshore Accounts.

(d)            The Subsidiary Guarantor Pledgors are listed on Schedule II hereto.

(e)            So long as no Event of Default has occurred and is continuing, and subject to the terms of the Security Documentation and this Indenture, the Company and any Subsidiary Guarantor Pledgors, as the case may be, will be entitled to exercise any and all voting rights and to receive, retain and use any and all cash dividends, stock dividends, liquidating dividends, non-cash dividends, shares or stock resulting from stock splits or reclassifications, rights issues, warrants, options and other distributions (whether similar or dissimilar to the foregoing) in respect of Capital Stock constituting the Collateral.

(f)            Notwithstanding (i) anything to the contrary contained in this Indenture, the Security Documentation, the Notes or any other instrument governing, evidencing or relating to any Indebtedness, (ii) the time, order or method of attachment of any Liens, (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (iv) the time of taking possession or control over any Collateral or (v) the rules for determining priority under the Uniform Commercial Code or any other law of any relevant jurisdiction governing relative priorities of secured creditors, the Company and the Subsidiary Guarantor Pledgors will ensure that:

(A)             the Liens granted pursuant to the Security Documentation will rank at least equally and ratably with all other valid, enforceable and perfected Liens, whenever granted upon any present or future Collateral, but only to the extent such other Liens are permitted under this Indenture (i) to exist and (ii) to rank equally and ratably with the Notes and the Subsidiary Guarantees; and

(B)            all proceeds of the Collateral applied under the Security Documentation shall be allocated and distributed as set forth in Section 6.11.

Section 12.02. The Common Security Agent.

(a)            The Bank of New York Mellon shall initially act as Common Security Agent and shall be authorized to appoint co-common security agent as necessary in its sole discretion. None of the Common Security Agent, its Affiliates and their respective officers, directors, employees, agents, advisors and attorneys-in-fact (a “Related Person”) shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Documentation or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to the Trustee, any Holder or any other Person for (1) any recital, statement, representation, warranty, covenant or agreement contained in this Indenture or the Security Documentation, or in any certificate, report, statement or other document referred to or provided for in, or received by the Common Security Agent under or in connection with, this Indenture or the Security Documentation, (2) the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Notes or the Security Documentation, (3) for any failure or delay in the performance or any breach by the Company or any Subsidiary Guarantor or any other party to this Indenture or the Security Documentation to perform its obligations hereunder or thereunder, (4) the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor, or (5) for any failure of any obligor to perform its obligations under this Indenture and the Security Documentation. None of the Common Security Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Security Documentation or to inspect the properties, books, or records of the Company or any Subsidiary Guarantor or any of their respective Affiliates. Except as otherwise explicitly provided herein or in the Security Documentation, neither the Common Security Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

(b)            Each of the Holders by acceptance of the Notes hereby designates and appoints the Common Security Agent as its agent under this Indenture and the Security Documentation, and each of the Holders by acceptance of the Notes hereby irrevocably authorizes and directs the Common Security Agent to take such action on its behalf under the provisions of this Indenture and the Security Documentation and to exercise such powers and perform such duties as are expressly delegated to the Common Security Agent by the terms of this Indenture and the Security Documentation. The Common Security Agent agrees to act as such on the express conditions contained in this Section 12.02. Each Holder agrees that any action taken by the Common Security Agent in accordance with the provisions of this Indenture and the Security Documentation, and the exercise by the Common Security Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. The Common Security Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Common Security Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documentation, the duties of the Common Security shall be ministerial and administrative in nature, and the Common Security Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documentation to which the Common Security Agent is a party, nor shall the Common Security Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or the Company or any Subsidiary Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documentation or otherwise exist against the Common Security Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Common Security Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. For the avoidance of doubt, the Common Security Agent shall have no discretion under this Indenture or the Common Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Controlling Noteholders or the Trustee, as applicable.

(c)            Each Holder, by its acceptance of its Notes,(1) consents and agrees to the terms of the Security Documentation (including, without limitation, the provisions providing for foreclosure and release of the Collateral) as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their terms, (2) acknowledges that the Collateral as now or hereafter constituted shall be held for the benefit of the Secured Parties under the Security Documentation, that the enforcement of the Collateral is subject to Section 4.18(c), and that the Lien is subject to and qualified and limited in all respects by the Security Documentation and actions that may be taken thereunder, (3) authorizes and directs the Trustee and the Common Security Agent to perform their respective obligations and exercise their respective rights thereunder in accordance therewith, and (4) authorizes and directs the Trustee and the Common Security Agent to effect any release of Liens or Collateral contemplated by Section 12.05 hereof or permitted by the terms of the Security Documentation.

(d)            The Common Security Agent is authorized and directed to (i) enter into the Security Documentation to which it is party, on or after the Original Issue Date, whether executed on or after the Original Issue Date, (ii) make the representations of the Holders, if any, set forth in the Security Documentation, (iii) bind the Holders on the terms as set forth in the Security Documentation and (iv) perform and observe its obligations under the Security Documentation. For the avoidance of doubt, the Common Security Agent shall not be held liable should any term of the Security Documentation not align with the interests of the Holders, including but not limited to that in relation to the enforcement of the Collateral. The Common Security Agent shall not, except as expressly set forth herein and in the Security Documentation, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its affiliates that is communicated to or obtained by the Person serving as the Common Security Agent or any of its affiliates in any capacity.

(e)            Upon the receipt by the Common Security Agent of a written request of the Company signed by two Officers (a “Collateral Document Order”), the Common Security Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any additional Security Documentation to be executed after the Original Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Common Security Agent pursuant to, and is a Collateral Document Order referred to in, this Section 12.02(e), and (ii) instruct the Common Security Agent to execute and enter into such additional Security Documentation. Any such execution of an additional Security Documentation shall be at the direction and expense of the Company, upon delivery to the Common Security Agent of an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the additional Security Documentation have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Common Security Agent to execute such additional Security Documentation. Notwithstanding anything to the contrary herein, in no event shall the Common Security Agent be obligated to enter into any Security Documentation after the Issue Date, including, without limitation, any additional Security Documentation which relates to Collateral located outside of the United States, provided that, to the extent practicable, the Common Security Agent shall have appointed a co-common security agent to enter into such Security Documentation.

(f)            Notwithstanding anything to the contrary in this Indenture or the Security Documentation, in no event shall the Common Security Agent, the Trustee or their respective officers, directors, employees, agents and attorneys be responsible for, or have any duty or obligation with respect to the legality, validity, enforceability, effectiveness or sufficiency of any security interest or the Collateral or any arrangement or agreement between the Company and the Subsidiary Guarantors and any person with respect thereto, or the creation, continuation, adequacy, sufficiency, protection, perfection or priority of any security interest or the Collateral created in any of the Security Documentation (including ensuring that any necessary registrations in relation to the Collateral are carried out) or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of any security interest or the Collateral following a Default or an Event of Default. None of the Common Security Agent, the Trustee or any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, enforceability, collectability, value, sufficient, location or protection of any Collateral securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documentation, for the creation, validity, effectiveness, enforceability, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or the Security Documentation or any delay in doing so, all of which shall be the responsibility of the Company and Subsidiary Guarantors. Neither the Common Security Agent nor Trustee shall be responsible or liable for preparation, filing or correctness of any financing statements or validity or perfection of any Lien or security interest all of which shall be the responsibility of the Company and Subsidiary Guarantors.

(g)            The Common Security Agent shall have no obligation whatsoever to the Trustee or any Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Common Security Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s or any Subsidiary Guarantor Pledgor’s property constituting Collateral intended to be subject to the Lien and Security Interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Common Security Agent pursuant to this Indenture or the Security Documentation other than pursuant to the instructions of the Trustee (acting at the direction of Holders) or the Controlling Noteholders, and in consultation with its counsel (the cost of which will be borne by the Company); it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Common Security Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(h)            The parties hereto and the Holders hereby agree and acknowledge that the Common Security Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Security Documentation or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Security Documentation, the Common Security Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Common Security Agent in the Collateral and that any such actions taken by the Common Security Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(i)            No provision of this Indenture or the Security Documentation shall require the Common Security Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee acting at the direction of Holders) unless it shall have received indemnity satisfactory to it against potential costs and liabilities incurred relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Security Documentation, in the event the Common Security Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Common Security Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Common Security Agent has determined that the Common Security Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Common Security Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Common Security Agent in its sole discretion, protecting the Common Security Agent from all such liability. The Common Security Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(j)            The Common Security Agent shall hold its security interests in the Collateral for the equal and ratable benefit of the Holders subject to and in accordance with the terms of the Security Documentation.

(k)            The Common Security Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture and the Security Documentation, or the satisfaction of any conditions precedent contained in this Indenture and any Security Documentation. After the occurrence of an Event of Default, the Trustee may direct the Common Security Agent in connection with any action required or permitted by this Indenture or the Security Documentation. The Trustee shall under no circumstances be required to provide any indemnity, security and/or prefunding to the Common Security Agent.

(l)            The Common Security Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Security Documentation unless expressly set forth hereunder or thereunder. With respect to the administration of this Indenture and the Security Documentation, in each case that the Common Security Agent may or is required to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under the Security Documentation, the Common Security Agent may seek direction from the Controlling Noteholders. The Common Security Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Controlling Noteholders. If the Common Security Agent shall request direction from the Controlling Noteholders with respect to any Action, the Common Security Agent shall be entitled to refrain from such Action unless and until the Common Security Agent shall have received direction from the Controlling Noteholders, and the Common Security Agent shall not incur liability to any Person by reason of so refraining.

(m)            Without affecting the Common Security Agent’s responsibilities and duties contained herein, the Common Security Agent shall be entitled to request information from the Trustee regarding the identity of any Holders purporting to be the Controlling Noteholders. The Common Security Agent shall be entitled to seek clarification with respect to any instruction given to it by the Holders (or the Trustee acting on the directions of the Holders) and shall be entitled to refrain from acting in the absence of any, or any clear, instruction.

(n)            Notwithstanding any other provision hereof, neither the Common Security Agent nor the Trustee shall have any duties or obligations hereunder or under the Security Documentation except those expressly set forth herein or therein. Without limiting the generality of the foregoing, in the event that the Common Security Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Common Security Agent’s or the Trustee’s sole discretion may cause it to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause it to incur liability under CERCLA or any other law, the Common Security Agent and the Trustee each reserves the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Common Security Agent nor the Trustee shall be liable to any person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Common Security Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for the Collateral to be possessed, owned, operated or managed by any person other than the Grantor, the Controlling Noteholders shall direct the Common Security Agent or Trustee, as applicable, to appoint an appropriately qualified person who they shall designate to possess, own, operate or manage, as the case may be, such Collateral.

(o)            The Common Security Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Common Security Agent. If the Common Security Agent resigns under this Indenture, the Company shall promptly appoint a successor common security agent. If no successor common security agent is appointed prior to the intended effective date of the resignation of the Common Security Agent (as stated in the notice of resignation), the Common Security Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor common security agent. If no successor common security agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Common Security Agent shall be entitled to petition a court of competent jurisdiction, at the expense of the Company, to appoint a successor. Upon the acceptance of its appointment as successor common security agent hereunder, such successor common security agent shall succeed to all the rights, powers and duties of the retiring Common Security Agent, and the term “Common Security Agent” shall mean such successor common security agent, and the retiring Common Security Agent’s appointment, powers and duties as the Common Security Agent shall be terminated. After the retiring Common Security Agent’s resignation hereunder, the provisions of this Section 12.02 (together with Sections 7.02 and 7.06) shall continue to inure to its benefit and the retiring Common Security Agent shall not solely by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Common Security Agent under this Indenture.

(p)            Neither the Common Security Agent nor the Trustee shall be responsible for, nor shall have any liability with respect to, any loss, diminution in value or theft of all or any part of the Collateral (including, without limitation, any documents constituting, comprising, evidencing, representing and/or transferring any rights, benefits, and/or obligations thereunder) and shall not be obliged to monitor the value of the Collateral or to insure or to procure the insurance or to monitor the adequacy of any insurance arrangements in respect of all or any part of the Collateral (including any such documents) and shall have no responsibility whatsoever to any Holder of the Notes as regards any deficiency which might arise because the Common Security Agent or the Trustee is subject to any tax in respect of the Collateral or any part thereof or any income therefrom or any proceeds thereof or is required by law to make any withholding or deduction from any payment to any Holder of the Notes and shall have no responsibility or liability arising from the fact that all or any part of the Collateral (including any such documents) is registered in the name of the Common Security Agent or held by it or on its behalf or in an account with any clearing system or is otherwise held in safe custody by any bank or other custodian whether or not selected by the Common Security Agent or the Trustee. The Trustee and Common Security Agent are not responsible for making any deductions or withholding in respect of taxes or other governmental charges in respect of any amounts paid by them from the proceeds of any enforcement of security.

(q)            Without limiting the generality of the foregoing, the duties and obligations of the Common Security Agent in this Indenture are subject to the limitation provided in Section 4.18(c)(vi).

Section 12.03. Certificates of the Company and Each of the Subsidiary Guarantor Pledgors. The Company shall furnish to the Trustee and the Common Security Agent on or prior to any proposed release of Collateral by the Company or any Subsidiary Guarantor Pledgor an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture and the Security Documentations to such release have been met and such release is permitted under this Indenture and the Security Documentations.

Section 12.04. Authorization of Actions to be Taken by the Common Security Agent Under the Security Documentation.

(a)            The Common Security Agent shall be the representative on behalf of the Holders and, subject to the terms of the Security Documentation, shall (subject to receipt of indemnity and/or security and/or prefunding to its satisfaction) act upon the written direction of the Controlling Noteholders to instruct the Common Security Agent with regard to all voting, consent and other rights granted to the Holders of the Notes under the Security Documentation (unless a different percentage is specified under the Security Documentation).

(b)            In addition (and not in limitation of anything provided in Section 12.04(a)), upon any Event of Default, the Common Security Agent shall act or refrain from acting with respect to any Collateral as directed by the Trustee or the Controlling Noteholders. If an Event of Default has occurred and is continuing and (i) the Common Security Agent (at the instruction of the Trustee or the Controlling Noteholders) takes any action to enforce rights or exercise remedies in respect of any Collateral, (ii) any distribution is made in respect of any Collateral in any bankruptcy or insolvency proceeding or similar proceeding of the Issuer or any Restricted Subsidiary or (iii) the Common Security Agent receives any payment with respect to any Collateral, then the proceeds of any sale, collection or other liquidation of any Collateral obtained by the Common Security Agent on account of such enforcement of rights or exercise of remedies, and any such distributions or payments received by the Common Security Agent, shall be applied pro rata to the payment of all obligations owed to all the series of the Notes then outstanding, including the payment of principal of, premium, if any, and accrued interest (if any) (including interest on any of the foregoing that is overdue at the rate specified in such Note), until discharged in full in accordance with this Indenture.

(c)            Subject to the terms of the Security Documentation, the Trustee may, and shall (subject to receipt of indemnity and/or security and/or pre-funding to the satisfaction of the Trustee and the Common Security Agent) upon request of the Holders, direct the Common Security Agent to take all actions it deems necessary or appropriate in order to (x) enforce any of its rights or any of the rights of the Holders under the Security Documentation, as directed by the Holders, and (y) receive any and all amounts payable from the Collateral in respect of the obligations of the Company and the Subsidiary Guarantors hereunder.

(d)            Subject to the terms of the Security Documentation, the Trustee, acting upon directions from the Controlling Noteholders, shall have the power to instruct the Common Security Agent to institute and to maintain such suits and proceedings, as deemed expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documentation or this Indenture, and such suits and proceedings as deemed expedient to preserve or protect its interest and the interests of the Holders, the Trustee and the Common Security Agent in the Collateral (including power to instruct the Common Security Agent to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders, the Trustee or the Common Security Agent). Neither the Trustee not the Common Security Agent shall be deemed to have knowledge of any acts that may be unlawful or in violation of the Security Documentation or this Indenture unless and until a Responsible Officer receives express written notice of such unlawful acts or violation through written notification describing the circumstances of such, and identifying the circumstances constituting such unlawful acts or violation.

Section 12.05. Authorization of Receipt of Funds by the Common Security Agent Under the Security Documentation. The Common Security Agent is authorized to receive and distribute any funds for the benefit of itself, the Holders and the Trustee in accordance with Section 12.05, for turnover to the Trustee to make further distributions of such funds to the Holders, the Common Security Agent and the Trustee according to the provisions of this Indenture.

Section 12.06. Relative Priorities. (a) The Secured Parties agree that, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien on any Collateral securing any series of Notes, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, any other applicable law or the Indenture, or any other circumstance whatsoever (but, in each case, subject to Section 12.08), if an Event of Default has occurred and is continuing and (i) the Common Security Agent (as directed under this Indenture) takes any action to enforce rights or exercise remedies in respect of any Collateral, (ii) any distribution is made in respect of any Collateral in any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company, any other Subsidiary Guarantor Pledgor or their respective assets or (iii) the Common Security Agent receives any payment with respect to any Collateral pursuant to any intercreditor agreement or other agreement (other than this Indenture), then the proceeds of any sale, collection or other liquidation of any Collateral obtained by the Common Security Agent on account of such enforcement of rights or exercise of remedies, and any such distributions or payments received by the Common Security Agent (all such proceeds, distributions and payments being collectively referred to as “Proceeds”), shall be applied as follows:

(i)       FIRST, to the Trustee and the Agents to the extent necessary to reimburse each of the Trustee and the Agents for any unpaid fees and expenses (including legal fees and expenses) incurred by any of them in connection with the collection or distribution of such amounts and in connection with the performance of its obligations under this Indenture, the Security Documentation (if applicable) and the Notes of the relevant series and all amounts for which the Trustee and each Agent is entitled to indemnification under this Indenture, the Security Documentation (as applicable) and the Notes;

(ii)       SECOND, to the payment in full of all obligations of the Company under the Notes secured by a Lien on such Collateral at the time due and payable (the amounts so applied to be distributed, as among the Notes, ratably in accordance with the amounts of the obligations of each series of Notes on the date of such application pursuant to the order set forth in the Indenture); and

(iii)       THIRD, after payment in full of all the obligations pursuant to the preceding paragraph (ii), to the Company and the other Subsidiary Grantor Pledgors or their successors or assigns, as their interests may appear, or as a court of competent jurisdiction may direct.

(b)       For the avoidance of doubt, any amounts to be distributed pursuant to this Section 12.06 to the Holders shall be distributed by the Common Security Agent to the Trustee, for further distribution to the Holders as provided in this Section 12.06.

It is acknowledged that the obligations of any series of Notes may, subject to the limitations set forth in this Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in this Section 12.06 or any other provisions of this Indenture defining the relative rights of the Secured Parties.

Section 12.07. Release of Security. (a) The security created in respect of the Collateral granted under the Security Documentation may be released in certain circumstances, including:

(i)            upon repayment in full of the Notes;

(ii)            upon defeasance and discharge of the Notes as provided above under Section 8.01;

(iii)            upon certain dispositions of the Collateral to a Person that is not the Company or a Restricted Subsidiary in compliance with the terms of this Indenture, but only in respect of the Collateral so sold or disposed of;

(iv)            with respect to security granted by a Subsidiary Guarantor Pledgor, upon the release of the Subsidiary Guarantee of such Subsidiary Guarantor Pledgor in accordance with the terms of this Indenture;

(v)            with respect to Capital Stock of a Subsidiary Guarantor or any Offshore Intercompany Claim constituting the Collateral, upon the transfer of all such Capital Stock or Offshore Intercompany Claim to the Company or any other Subsidiary Guarantor (or a Restricted Subsidiary that becomes a Subsidiary Guarantor concurrently with the transaction), provided that such transfer is permitted under this Indenture and concurrently or immediately subsequent to such transfer, the transferee creates a First Priority Lien on such Capital Stock or Offshore Intercompany Claim (subject to Permitted Liens) for the benefit of the Holders; or

(vi)            in whole or in part, with the consent of the Holders of more than 50% of the aggregate principal amount of the outstanding Notes of each series affected in accordance with the provisions described under Article 10.

(b)            In connection with any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property permitted by this Indenture, the Company shall be entitled to instruct the Common Security Agent, subject to the conditions in Section 12.03, the Security Documentation (without notice to, or vote or consent of, any Holder) to take such actions as shall be required to release its security interest in any Collateral being disposed in such disposition, to the extent necessary to permit consummation of such disposition in accordance with this Indenture and the Security Documentation and the Trustee and the Common Security Agent shall receive full payment therefor from the Company for any costs incurred thereby.

(c)            Any release of the Collateral made in compliance with this Section 12.06 shall not be deemed to impair the Lien under the Security Documentation or the Collateral thereunder in contravention of the provisions of this Indenture or the Security Documentation.

(d)            No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee to instruct the Common Security Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company and the Subsidiary Guarantors be under any obligation to ascertain or inquire into the authority of the Company or any Subsidiary Guarantor to make such sale or other disposition.

Section 12.08. Exculpatory Provisions. Without limitation of Section 12.06 hereof, none of the Secured Parties shall be liable for any action taken or omitted to be taken by any other such party with respect to any Collateral in accordance with the provisions of this Indenture.

Article 13
Miscellaneous

Section 13.01. Ranking. The Notes are (a) general obligations of the Company, (b) senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes; (c) rank pari passu among themselves and at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of the Company (subject to any priority rights of such unsubordinated Indebtedness pursuant to applicable law); (d) guaranteed by the Subsidiary Guarantors on a senior basis, subject to the limitations set forth in Article 11; (e) effectively subordinated to the secured obligations (other than to the extent of the Collateral securing the Notes) of the Company and the Subsidiary Guarantors, to the extent of the value of the assets serving as security therefor; and (f) effectively subordinated to all existing and future obligations of the Non-Guarantor Subsidiaries. Pursuant to the pledge of the Collateral by the Company and certain Subsidiary Guarantor Pledgor as set forth in Schedule II hereto and subject to the limitations described therein, the Notes (i) are entitled to a First Priority Lien on the Collateral (subject to any Permitted Liens); and (ii) rank effectively senior in right of payment to unsecured obligations of the Company with respect to the value of the Collateral pledged by the Company securing the Notes (subject to any priority rights of such unsecured obligations pursuant to applicable law)

Section 13.02. Notices. (a) All notices or demands required or permitted by the terms of the Notes or this Indenture to be given to or by the Holders are required to be in writing and may be given or served by being sent by prepaid courier or by being deposited, first-class postage prepaid, in the United States mails, if intended for the Company or any Subsidiary Guarantor, mailed or otherwise delivered to Luckin Coffee Inc., at the offices of Conyers Trust Company (Cayman) Limited at Cricket Square, Hutchins Drive, George Town, Grand Cayman, Cayman Islands, email: reinout.schakel@luckincoffee.com, or if intended for the Trustee, the Common Security Agent, the Paying Agent, the Registrar or the Transfer Agent mailed or otherwise delivered to such party at the Corporate Trust Office; and, if intended for any Holder, addressed to such Holder at such Holder’s last address as it appears in the Note register or otherwise delivered to such Holder in accordance with Applicable Procedure. In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(b)            Copies of any notice or communication to a Holder, if given by the Company, will be delivered to the Trustee at the same time. Defect in delivering a notice or communication to any particular Holder shall not affect its sufficiency with respect to other Holders. Any notice to the Trustee shall be effective only upon receipt.

(c)            Notwithstanding the foregoing, with respect to Global Notes, any notice or demand shall be deemed to have been sufficiently given or served when so sent or deposited and, if to the Holders, when delivered in accordance with the Applicable Procedures. Any such notice shall be deemed to have been delivered on the day such notice is delivered to the Depositary or if by mail, when so sent or deposited.

(d)            Where this Indenture provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver shall be the equivalent of the notice. Waivers of notice by Holders must be filed with the Trustee, but such filing is not a condition precedent to the validity of any action taken in reliance upon such waivers.

(e)            All notices and other communications under this Indenture shall be in writing in English.

Section 13.03. Certificate and Opinion as to Conditions Precedent. (a) Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee at the Trustee’s request:

(i)            an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with;

(ii)            an Opinion of Counsel stating that all such conditions precedent have been complied with; and

(iii)            an incumbency certificate giving the names and specimen signatures of Authorized Officers for any such Authorized Officers who have not previously provided specimen signatures to the Trustee.

(b)            In any case where several matters are required to be certified by, or covered by an Opinion of Counsel of, any specified Person, it is not necessary that all such matters be certified by, or covered by the Opinion of Counsel of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an Opinion of Counsel with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an Opinion of Counsel as to such matters in one or several documents.

(c)            Any certificate of an Officer of the Company or any Subsidiary Guarantor may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which his certificate is based are erroneous. Any Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate of, or representations by, an officer or officers of the Company or a Subsidiary Guarantor stating that the information with respect to such factual matters is in the possession of the Company or such Subsidiary Guarantor, as the case may be, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

(d)            Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 13.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a)            a statement that each person signing the certificate or opinion has read the covenant or condition and the related definitions;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in the certificate or opinion is based;

(c)            a statement that, in the opinion of each such person, that person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)            a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with, provided that an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

Section 13.05. Payment Date Other Than a Business Day. If any payment with respect to a payment of any principal of, premium, if any, or interest (if any) on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next succeeding Business Day, with the same force and effect as if made on such date, and no interest will accrue for the intervening period if payment is made on such next succeeding Business Day.

Section 13.06. Governing Law, Consent to Jurisdiction; Waiver of Immunities. (a) Each of the Notes, the Subsidiary Guarantees and this Indenture shall be governed by, and construed in accordance with, the laws of the State of New York (including the statute of limitations thereunder).

(b)            The Company and each of the Subsidiary Guarantors hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York state or United States federal court located in the Borough of Manhattan, The City of New York, New York, in connection with any suit, action or proceeding arising out of or relating to this Indenture, any Note or any Subsidiary Guarantee or any transaction contemplated hereby or thereby. The Company and each of the Subsidiary Guarantors irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Company or any Subsidiary Guarantor, as the case may be, has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company or such Subsidiary Guarantor, as the case may be, irrevocably waives such immunity in respect of its obligations hereunder or under any Note or any Subsidiary Guarantee, as applicable. The Company and each of the Subsidiary Guarantors agree that final judgment in any such suit, action or proceeding, brought in such a court shall be conclusive and binding upon the Company or the Subsidiary Guarantor, as the case may be, and, to the extent permitted by applicable law, may be enforced in any court to the jurisdiction of which the Company or any of the Subsidiary Guarantors, as the case may be, is subject by a suit upon such judgment or in any manner provided by law, provided that service of process is effected upon the Company or any of the Subsidiary Guarantors, as the case may be, in the manner specified in the following subsection or as otherwise permitted by applicable law.

(c)            As long as any Note remains outstanding, the Company and each of the Subsidiary Guarantors shall at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Indenture, any Note or any Subsidiary Guarantee. Service of process upon such agent and written notice of such service mailed or delivered to the Company or any Subsidiary Guarantor, as the case may be, shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Company or such Subsidiary Guarantor, as the case may be, in any such legal action or proceeding. The Company and each of the Subsidiary Guarantors hereby appoints Cogency Global Inc. as its agent for such purpose, and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 122 East 42nd Street, 18th Floor, New York, NY 10168, as its authorized agent in the Borough of Manhattan in The City of New York. Notwithstanding the foregoing, the Company or any Subsidiary Guarantor may, with prior written notice to the Trustee, terminate the appointment of Cogency Global Inc. and appoint another agent for the above purposes so that the Company and the Subsidiary Guarantors shall at all times have an agent for the above purposes in the City of New York. The Company and each of the Subsidiary Guarantors hereby agree to take any and all action as may be necessary to maintain the designation and appointment of an agent in full force and effect until the Final Maturity Date (or earlier, if the Notes are prepaid in full).

(d)            The Company and each of the Subsidiary Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any suit, action or proceeding (including appeals) arising out of or relating to this Indenture or any Note or any Subsidiary Guarantee, the posting of any bond or the furnishing, directly or indirectly, of any other security.

Section 13.07. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any Subsidiary of the Company, and no such indenture or loan or debt agreement may be used to interpret this Indenture.

Section 13.08. Successors. All agreements of the Company and any Subsidiary Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 13.09. Execution; Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in relating to this Indenture, the Notes or any document to be signed in connection with this Indenture, including by the Trustee, shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by Electronic Means. Delivery of an executed counterpart signature page of this Indenture by electronic transmission shall be effective as delivery of a manually executed counterpart of this Indenture and shall have the same legal validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law. Any electronically signed document delivered via e-mail from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable person and will be binding on all parties hereto to the same extent as if it were manually executed. The Company, the Trustee and the Agents shall not have any duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 13.10. Separability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.11. Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and in no way modify or restrict any of the terms and provisions of this Indenture.

Section 13.12. No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees. No recourse for the payment of the principal of, premium, if any, or interest (if any) on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in this Indenture, or in any of the Notes or the Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. For the sake of clarity, nothing in this Section 13.12 shall be a waiver or release of any liability of the Company or any Restricted Subsidiary. The waiver and release are part of the consideration for the issuance of the Notes and the Subsidiary Guarantees. The waiver may not be effective to waive liabilities under the United States of America securities laws.

The Trustee is hereby authorized to enter into and to perform its duties and obligations under the Security Documentation.

Section 13.13. Force Majeure. Notwithstanding anything to the contrary in this Indenture or in any other transaction document, neither the Trustee nor any Agent shall be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond its control, including, but not limited to, any existing or future law or regulation, any existing or future act of governmental authority, “Act of God,” flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any event where performance of any duty or obligation under or pursuant to this Indenture would or may be illegal or would result in the Trustee or any Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Trustee or Agent is subject.

Section 13.14. Calculations. Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Notes, and in no instance shall the Trustee or the Agents be responsible for making such calculations. The Company shall make all calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders, the Trustee and the Paying Agent. The Company shall provide a schedule of its calculations to the Trustee and each Agent, and the Trustee and each Agent is entitled to rely conclusively and without liability upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any Holder of Notes upon the written request of that Holder at the sole cost and expense of the Company.

Section 13.15. Waiver of Jury Trial. Each of the Company, the Subsidiary Guarantors, the Trustee (solely in its capacity as trustee), each Holder by its acceptance of the Notes and each Agent hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes, the Security Documentation or the transaction contemplated hereby or thereby.Section 13.16. Payment Subject to SAFE Approval. If any payments or use of proceeds as required by this Indenture (including but not limited to the use of proceeds under Section 4.05(b)(xiv), Section 4.09 and Section 4.13) is subject to any approval, authorization, consent or permit by SAFE or other government authorities, the Company and its Restricted Subsidiaries shall have right to make the required payment until such authorization, consent or permit is obtained, provided that the Company shall cause such affected proceeds to be retained in separate custody account for the benefit of the Holders until such authorization, consent or permit is obtained.

Section 13.16. Payment Subject to SAFE Approval. If any payments or use of proceeds as required by this Indenture (including but not limited to the use of proceeds under Section 4.05(b)(xiv), Section 4.09 and Section 4.13) is subject to any approval, authorization, consent or permit by SAFE or other government authorities, the Company and its Restricted Subsidiaries shall have right to make the required payment until such authorization, consent or permit is obtained, provided that the Company shall cause such affected proceeds to be retained in separate custody account for the benefit of the Holders until such authorization, consent or permit is obtained.

Section 13.17. Sanctions.

(a)            Each of the Company and the Subsidiary Guarantors covenants and represents that neither they nor any of their Subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively “Sanctions”).

(b)            Each of the Company and the Subsidiary Guarantors covenants and represents that neither they nor any of their Subsidiaries, directors or officers will use any payments made pursuant to this Indenture, the Notes or the Security Documentation, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

Section 13.18. Material Assets. Each of the Company and the Subsidiary Guarantors represents that as of the date of this Indenture, all material assets of the Company and each of its Subsidiaries which individually exceeds US$1.0 million which are necessary for the operation by the Company or any of its Restricted Subsidiary of the Permitted Business (other than any cash deposited in the account no. 676124 1219 held at EFG Bank AG, Cayman Branch, the EFG JPL Account and the Pledged Account as of the Original Issue Date) are located in the PRC.

Section 13.19. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with a provision included in this Indenture which is required to be included in this Indenture by any of the provisions of Sections 310 to 318, inclusive, of, the Trust Indenture Act, such imposed duties or incorporated provision shall control. Every supplemental indenture executed pursuant to the provisions of this Indenture shall conform to the requirements of the Trust Indenture Act as then in effect.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

Luckin Coffee Inc. (as Issuer)

By:
Name:
Title:

[Signature Page to the Indenture]

Luckin Coffee Investment Inc. (as Subsidiary Guarantor)

By:
Name:
Title:

[Signature Page to the Indenture]

Luckin Coffee Roasting (Hong Kong) Limited (as Subsidiary Guarantor)

By:
Name:
Title:

[Signature Page to the Indenture]

Luckin Coffee (Hong Kong) Limited (as Subsidiary Guarantor)

By:
Name:
Title:

[Signature Page to the Indenture]

Luckin Coffee Roastery (Hong Kong) Limited (as Subsidiary Guarantor)

By:
Name:
Title:

[Signature Page to the Indenture]

LUCKIN COFFEE USA HOLDINGS INC., as Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to the Indenture]

LUCKIN COFFEE INTERNATIONAL HOLDINGS INC., as Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to the Indenture]

LUCKIN COFFEE (USA) INC., as Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to the Indenture]

LUCKIN COFFEE INTERNATIONAL (HONG KONG) LIMITED, as Subsidiary Guarantor

By:
Name:
Title:

[Signature Page to the Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

[Signature Page to the Indenture]

THE BANK OF NEW YORK MELLON, as Common Security Agent, Paying Agent, Registrar and Transfer Agent

By:
Name:
Title:

[Signature Page to the Indenture]

SCHEDULE I

List of Initial Subsidiary Guarantors

Name of Subsidiary Guarantor	Jurisdiction of Incorporation
Luckin Coffee Investment Inc.	British Virgin Islands
Luckin Coffee USA Holdings Inc.	British Virgin Islands
Luckin Coffee International Holdings Inc.	British Virgin Islands
Luckin Coffee (USA) Inc.	Delaware
Luckin Coffee Roasting (Hong Kong) Limited	Hong Kong
Luckin Coffee (Hong Kong) Limited	Hong Kong
Luckin Coffee Roastery (Hong Kong) Limited	Hong Kong
Luckin Coffee International (Hong Kong) Limited	Hong Kong

Sch-I-1

SCHEDULE II

List of Subsidiary Guarantor Pledgors

Name of Subsidiary Guarantor	Jurisdiction of Incorporation
Luckin Coffee Investment Inc.	British Virgin Islands
Luckin Coffee USA Holdings Inc.	British Virgin Islands
Luckin Coffee International Holdings Inc.	British Virgin Islands

Sch-I-2

EXHIBIT A-1

FORM OF COMPANY AUTHORIZATION CERTIFICATE

I, [Name], [Title], acting on behalf of Luckin Coffee Inc., hereby certify that:

(A) the persons listed below are (i) Authorized Officers of the Company for purposes of the senior secured indenture dated as of [ ], 2022 (as amended, modified or supplemented from time to time, the “Indenture”) among Luckin Coffee Inc., an exempted company incorporated under the laws of Cayman Islands (the “Company”), certain entities listed on Schedule I thereto (the “Subsidiary Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”), the common security agent (the “Common Security Agent”), the paying agent (the “Paying Agent”), the registrar (the “Registrar”) and the transfer agent (the “Transfer Agent”); and (ii) the duly authorized person who executed or will execute the Indenture and the Notes (as defined in the Indenture) by his manual or electronic signature or signature in scanned format delivered through e-mail was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his name;

(B) each signature appearing on Schedule 1 attached hereto is the person’s genuine signature; and

(C) attached hereto as Schedule II is a true, correct and complete specimen of the certificates representing the Notes (with the Subsidiary Guarantees endorsed thereon).

Authorized Officers:

Name	Title	Signature

IN WITNESS WHEREOF, I have hereunto signed my name.

Date:

LUCKIN COFFEE INC.

By:
Name:
Title:

A-1-1

EXHIBIT A-2

FORM OF SUBSIDIARY GUARANTOR AUTHORIZATION CERTIFICATE

I, [Name], [Title], of , acting on behalf of [Name of Subsidiary Guarantor], a Subsidiary Guarantor listed in Schedule I to the Indenture (as defined below) (the “Subsidiary Guarantor”), hereby certify that:

(A)       the persons listed below are (i) Authorized Officers of the Subsidiary Guarantor for purposes of the senior secured indenture dated as of [ ], 2022 (as amended, modified or supplemented from time to time, the “Indenture”) among Luckin Coffee Inc., an exempted company incorporated under the laws of Cayman Islands (the “Company”), the entities listed on Schedule I thereto (the “Subsidiary Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”), the common security agent (the “Common Security Agent”), the paying agent (the “Paying Agent”), the registrar (the “Registrar”) and the transfer agent (the “Transfer Agent”).; and (ii) the duly authorized person who executed or will execute the Indenture and the Subsidiary Guarantee (as defined under the Indenture) endorsed on the Notes (as defined under the Indenture) by his manual or electronic signature or signature in scanned format delivered through e-mail was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his name;

(B)       each signature appearing below is the person’s genuine signature; and

(C)       attached hereto as Schedule II is a true, correct and complete specimen of the certificates representing the Notes (with the Subsidiary Guarantees endorsed thereon).

Authorized Officers:

Name	Company	Title	Signature

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:

[Name of Subsidiary Guarantor]

By:
Name:
Title:

A-2-1

EXHIBIT B

SUPPLEMENTAL INDENTURE

dated as of __________, ____

among

LUCKIN COFFEE INC.
as the Company

and

The entities listed on Schedule I hereto

as the Subsidiary Guarantors

and

THE BANK OF NEW YORK MELLON
as Trustee, Common Security Agent, Paying Agent, Registrar and Paying Agent

[ ]% Series [ ] Senior Notes Due 202[ ]

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of __________, ____, among Luckin Coffee Inc., an exempted company incorporated under the laws of Cayman Islands (the “Company”), the Subsidiary Guarantors listed on Schedule I hereto (the “Subsidiary Guarantors”) and [insert each new Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and The Bank of New York Mellon, as trustee (the “Trustee”), the common security agent (the “Common Security Agent”), the paying agent (the “Paying Agent”), the registrar (the “Registrar”) and the transfer agent (the “Transfer Agent”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture (as defined below).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee, the Common Security Agent, the Paying Agent, the Registrar and the Transfer Agent entered into the senior secured indenture, dated as of [ ], 2022 (as amended or supplemented to the date hereof, the “Indenture”), as supplemented by the [ ]% Series [ ] Senior Supplemental Indenture dated as of [ ], by and between the Company, Subsidiary Guarantors and the Trustee (the “Series [ ] Supplemental Indenture”) relating to the Company’s [ ] % Series [ ] Senior Notes Due 202[ ] (the “Notes”).

WHEREAS, pursuant to Sections 11.09 and 11.10 of the Indenture each new Subsidiary Guarantor is required to enter into a supplemental indenture which supplemental indenture may be entered into without the consent of the Holders pursuant to Section 10.01(a)(vii).

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any future Restricted Subsidiaries (other than those organized under the laws of the PRC) to provide Subsidiary Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each of the Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by all the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 11 thereof.

Section 3. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4. This Supplemental Indenture may be manually or electronically signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. Neither the Trustee nor the Common Security Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the Subsidiary Guarantors and the Undersigned.

Section 7. Notwithstanding anything contained herein, nothing in this Supplemental Indenture shall relieve the Company, the Subsidiary Guarantors or the Trustee of any of their obligations under the Indenture, as amended and supplemented by this Supplemental Indenture, and the Notes. The Trustee shall not be responsible and shall have no liability for the validity or efficiency of this Supplemental Indenture. The Company and the Subsidiary Guarantors acknowledge and agree that the indemnification and other provisions of Section 7.06 of the Indenture shall apply to this Supplemental Indenture and the transactions contemplated therein as if set forth herein.

Section 8. The Indenture, as supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LUCKIN COFFEE INC.

By:
Name:
Title:

LUCKIN COFFEE INVESTMENT INC.

LUCKIN COFFEE ROASTING (HONG KONG) LIMITED

LUCKIN COFFEE (HONG KONG) LIMITED

LUCKIN COFFEE ROASTERY (HONG KONG) LIMITED

LUCKIN COFFEE USA HOLDINGS INC.

LUCKIN COFFEE INTERNATIONAL HOLDINGS INC.

LUCKIN COFFEE (USA) INC.

LUCKIN COFFEE INTERNATIONAL (HONG KONG) LIMITED

(each as a Subsidiary Guarantor)

By:
Name: [●]
Title: Authorized Signatory

[New Guarantor]

By:
Name:
Title:

Very Truly Yours,

THE BANK OF NEW YORK MELLON, as Trustee

Name:
Title:

THE BANK OF NEW YORK MELLON, as Common Security Agent, Paying Agent, Registrar and Transfer Agent

By:
Name:
Title:

SCHEDULE I
TO EXHIBIT B

LIST OF SUBSIDIARY GUARANTORS*

1.       LUCKIN COFFEE INVESTMENT INC.

2.       LUCKIN COFFEE ROASTING (HONG KONG) LIMITED

3.       LUCKIN COFFEE (HONG KONG) LIMITED

4.       LUCKIN COFFEE ROASTERY (HONG KONG) LIMITED

5.       LUCKIN COFFEE USA HOLDINGS INC.

6.       LUCKIN COFFEE INTERNATIONAL HOLDINGS INC.

7.       LUCKIN COFFEE (USA) INC.

8.       LUCKIN COFFEE INTERNATIONAL (HONG KONG) LIMITED

__________________

* To be updated as of the date of any Supplemental Indenture.

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.08 of the senior secured indenture, dated as of [ ], 2022, as amended, supplemented or modified from time to time (the “Indenture”), among Luckin Coffee Inc., an exempted company incorporated under the laws of Cayman Islands (the “Company”), the entities listed on Schedule I thereto (the “Subsidiary Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”), the common security agent (the “Common Security Agent”), the paying agent (the “Paying Agent”), the registrar (the “Registrar”) and the transfer agent (the “Transfer Agent”).

Terms defined in the Indenture are used herein as therein defined.

Each of the undersigned hereby certifies to the Trustee as follows:

1.       I am the duly elected, qualified and acting [title] or [title], as the case may be, of the Company.

2.       I have reviewed and am familiar with the contents of this Compliance Certificate.

3.       I have reviewed the terms of the Indenture and the Security Documentation and have made or caused to be made under my supervision, a review in reasonable detail of the Collateral and the condition of the Collateral. Such review did not disclose the existence during or at the end of the annual period covered by this Compliance Certificate, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which would impair the perfected security interest created by the Indenture and the Security Documentation with at least the priority of such security interest on the Closing Date[, except as set forth below]

4.       Since the [Original Issue Date/[insert date of previous compliance certificate]]:

5.       That a review has been conducted of the activities of the Company and the Restricted Subsidiaries and the Company’s and the Restricted Subsidiaries’ performance under the Indenture, in each case since the Original Issue Date, [and that the Company and each Restricted Subsidiary have been since the Original Issue Date and are in compliance with of their respective all obligations under the Indenture]/[if there has been a default in the fulfillment of any obligation under the Indenture, specifying each such default and the nature and status thereof].

[Signature page follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

LUCKIN COFFEE INC.

By:
Name:
Title:

Date: ____________, 20__

C-2

EXHIBIT D

FORM OF DIRECTORS’ LETTER OF RESIGNATION

____________________, 20_____

Luckin Coffee Inc.
Conyers Trust Company (Cayman) Limited,
P. O. Box 2681, Cricket Square,
Hutchins Drive, George Town Grand Cayman

Cayman Islands

Dear Sir or Madam

Resignation as a director of Luckin Coffee Inc. (the Company)

I hereby tender my resignation as a director of the Company.

I confirm that I have no claim against the Company for loss of office, but to the extent that I may do so I hereby irrevocably waive the same and release each such person from any liability in respect of it.

This resignation has immediate effect.

This letter is governed by Cayman Islands law.

Yours sincerely

Name:

D-1

EXHIBIT E

FORM OF APPOINTMENT RESOLUTION

Luckin Coffee Inc.
(the Company)

Written resolutions of the directors of the Company

1       INTERPRETATION

Capitalised terms that are not defined in these resolutions have the meanings given to them in the articles of association of the Company (the Articles).

2       RESIGNATION AND APPOINTMENT OF DIRECTORS

2.1       It is noted that:

(a)	each of the directors has intimated an intention to resign as a director of the Company, and intends to deliver or has delivered a letter of resignation to the Company, such resignation with immediate effect (the Resignations); and

(b)	the directors wish to appoint each of the following proposed director(s) as a director of the Company with immediate effect and that each such proposed director has indicated his/her/its willingness to hold such office (the Appointment(s)):

Name(s) of proposed director(s)

2.2       It is resolved that:

(a)	Director’s Resignation: each Director's Resignation be noted;

(b)	Director’s Appointment(s): each/the Director's Appointment(s) be and is hereby approved with immediate effect;

(c)	Register of Directors: any one director be authorised to instruct the registered office provider of the Company be instructed to update the Register of Directors of the Company and to make the necessary filings with the Registrar of Companies to reflect the Resignations and the Appointment(s);

3       ANCILLARY DOCUMENTS AND ACTIONS

3.1       It is resolved that:

(a)	the Company gives, makes, signs, executes and delivers all such agreements, letters, notices, certificates, acknowledgements, instructions and other documents (whether of a like nature or not) (the Ancillary Documents) as may be considered necessary or desirable by any director for the purpose of compliance with any condition precedent or the coming into effect of or otherwise giving effect to, consummating or completing or procuring the performance and completion of all or any of the matters described in these resolutions;

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(b)	the Ancillary Documents be in the form as any director may approve;

(c)	any director be authorised to sign any Ancillary Document on behalf of the Company (as a deed or under seal if required) together with such amendments to those Ancillary Documents as that director considers necessary or desirable (the signature of any director on any Ancillary Document being conclusive evidence of that director’s approval of the Ancillary Document on behalf of the Company);

(d)	all of the Ancillary Documents be valid, conclusive, binding on and enforceable against the Company when approved, executed and delivered in the manner set out in these resolutions; and

(e)	any director be authorised to do any other acts or things that the director considers necessary or desirable in order to implement the matters referred to in these resolutions (the Ancillary Actions).

4       RATIFICATION

The execution of any Ancillary Documents prior to the date of these resolutions on behalf of the Company and any Ancillary Actions or other matters that have been done on or before the date of these resolutions be adopted, ratified, confirmed and approved on behalf of the Company in all respects.

[signatures follow on next page]

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